    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1999
                                                       REGISTRATION NO 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                      FORM S-4
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933


                           COMPASS AEROSPACE CORPORATION
               (Exact name of Registrant as specified in its charter)

         Delaware                      3728                   95-4659126
(State of jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number) Identification No.)


                             1501 Hughes Way, Suite 400
                           Long Beach, California  90815
                                   (310) 522-0600


                                   N. Paul Brost
               Vice President, Chief Financial Officer and Treasurer
                           Compass Aerospace Corporation
                             1501 Hughes Way, Suite 400
                           Long Beach, California  90815
                                   (310) 522-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)


                                     Copies to:
                               Peter P. Wallace, Esq.
                            Morgan, Lewis & Bockius LLP
                         300 South Grand Avenue, 22nd Floor
                        Los Angeles, California  90071-3132


                                      Jurisdiction      Primary Standard              IRS
        Name of Additional                 of              Industrial              Employee
           Registrants*               Incorporation    Classification       Identification Numbers
                                                             Number
 Aeromil Engineering Company            Delaware              3728                95-4659131

 Barnes Machine, Inc.                  Washington             3728                91-1195226

 Brittain Machine, Inc.                  Kansas               3728                48-0816118

 Modern Manufacturing, Inc.             Delaware              3728                91-1413338

 Pacific Hills Manufacturing Co.       California             3469                95-4446681

 Sea-Lect Products, Inc.                Delaware              3728                95-4682821

 Western Methods Machinery             California             3728                95-3195940
   Corporation

 Wichita Manufacturing, Inc.           California             3728                33-0536613


* Address and telephone number of the principal executive offices of the additional registrants are the same as those of Compass Aerospace Corporation.


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                              CALCULATION OF REGISTRATION FEE

  Title Of Each Class of Securities     Amount To Be       Proposed Maximum        Proposed Maximum Aggregate       Amount Of
           To Be Registered              Registered     Offering Price Per Unit        Offering Price (1)        Registration Fee
 10 1/8% Series B Senior Subordinated
 Notes due 2005                         $110,000,000             100%                     $110,000,000               $30,580

 Guarantees of the 10 1/8% Series B
 Senior Subordinated Notes due 2005
 by Registrants other than Compass
 Aerospace Corporation                  $110,000,000              (2)                          (2)                     (2)

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457(n), no separate registration fee is required with respect to the guarantees.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                      SUBJECT TO COMPLETION DATED APRIL 2, 1999

                            COMPASS AEROSPACE CORPORATION


                               Offer to Exchange its
                 10 1/8% Series B Senior Subordinated Notes due 2005
                         for any and all of its outstanding
                     10 1/8% Senior Subordinated Notes due 2005
               ($110,000,000 aggregate principal amount outstanding)


                  Guaranteed by Aeromil Engineering Company, Barnes
              Machine, Inc., Brittain Machine, Inc., Modern Manufacturing, Inc.,
              Pacific Hills Manufacturing Co., Sea-Lect Products, Inc.,
                      Western Methods Machinery Corporation and
             Wichita Manufacturing, Inc. (collectively, the "Guarantors")


                        ---------------------------------------


                              TERMS OF EXCHANGE OFFER



     -    Expires at 5:00 p.m., New York City time, on             , 1999,
          unless extended

     - Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission

     - Tenders of outstanding 10 1/8% Senior Subordinated Notes due 2005 (the "Outstanding Notes") may be withdrawn any time before 5:00 p.m. on the business day prior to expiration of the Exchange Offer

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes

     -    We will not receive any proceeds from the Exchange Offer

     - The terms of the notes to be issued are identical in all material respects to the Outstanding Notes, except they lack certain transfer restrictions and registration rights relating to the Outstanding Notes


                        ---------------------------------------


     See "Risk Factors" beginning on page 15 for a discussion of certain matters that should be considered by prospective investors.


                        ---------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                        ---------------------------------------


The date of this Prospectus is                      , 1999

                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Unaudited Pro Forma Financial Data . . . . . . . . . . . . . . . . . . . . . . . . 22
Selected Historical Consolidated Financial Data. . . . . . . . . . . . . . . . . . 24
Management's Discussion and Analysis of Consolidated Financial Condition
  and Consolidated Results of Operations . . . . . . . . . . . . . . . . . . . . . 26
The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
Description of Credit Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 55
Description of the New Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
Certain United States Federal Income Tax Consequences. . . . . . . . . . . . . . . 82
Certain United States Federal Income Tax Consequences to Non-U.S. Holders. . . . . 82
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

                              FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

     -    Our anticipated growth strategies,

     -    Our expected internal growth,

     -    Our intention to produce integrated parts,

     -    Technological advances in our industry,

     -    Anticipated trends and conditions in our industry,

     -    Our ability to integrate acquired businesses,

     -    Our future capital needs,

     -    Our ability to compete, including internationally, and

     -    Our ability to implement a Year 2000 readiness program.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. As such we make in this Prospectus reference to the Registration Statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules thereto. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     Upon the effectiveness of the Registration Statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we will file periodic reports and other information with the Commission. The Registration Statement, reports and other information filed by us with the Commission will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material will also be available at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also be able to access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web site contains reports and other information regarding registrants such as ourselves that have filed electronically with the Commission.

     The indenture governing the notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, and at our cost, copies of such reports to prospective purchasers of the notes.

                   -----------------------------------------

     This Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the Securities or Blue Sky Laws of such jurisdiction.

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ
THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL DATA AND RELATED
NOTES AND THE SECTION ENTITLED "RISK FACTORS," BEFORE MAKING A DECISION ABOUT WHETHER TO EXCHANGE THE OUTSTANDING NOTES YOU HOLD FOR 10 1/8% SERIES B
SENIOR SUBORDINATED NOTES DUE 2005 (THE "NEW NOTES").  THE TERMS "COMPASS,"
THE "COMPANY," "OUR" AND "WE" AS USED IN THIS PROSPECTUS REFER TO COMPASS AEROSPACE CORPORATION AND ITS SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS CLEAR THAT SUCH TERM MEANS ONLY THE PARENT COMPANY. COMPASS' SUBSIDIARIES ARE: AEROMIL ENGINEERING COMPANY ("AEROMIL"), BARNES MACHINE,
INC. ("BARNES MACHINE"), BRITTAIN MACHINE, INC. ("BRITTAIN MACHINE"), MODERN MANUFACTURING, INC. ("MODERN"), PACIFIC HILLS MANUFACTURING CO. (FORMERLY LAMSCO WEST, INC., "PACIFIC HILLS"), SEA-LECT PRODUCTS, INC. (TOGETHER WITH ITS FORMER SUBSIDIARY J&J LEASING, INC., "SEA-LECT"), WESTERN METHODS MACHINERY CORPORATION ("WESTERN METHODS") AND WICHITA MANUFACTURING, INC. ("WICHITA").

THE EXCHANGE OFFER

On April 21, 1998 we completed the private offering of $110.0 million of Outstanding Notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this Prospectus and to complete the Exchange Offer within 330 days of the issuance of the Outstanding Notes. You are entitled to exchange in the Exchange Offer your Outstanding Notes for registered notes with terms which are identical in all material respects to the Outstanding Notes, except for certain transfer restrictions and registration rights. If a registration statement was not filed within 240 days, or was not declared effective within 300 days, of the issuance date of the Outstanding Notes, or the Exchange Offer is not completed within 30 days after a registration statement is declared effective, or a Shelf Registration Statement is not declared effective on or prior to the 60th day after the obligation to file a Shelf Registration Statement arises, we agreed to pay certain additional interest on the Outstanding Notes until the Exchange Offer is completed. Increased interest is currently accruing. You should read the discussion under the headings "Summary Description of the New Notes--Exchange Offer; Registration Rights" and "The Exchange Offer--Certain Conditions of the Exchange Offer" for further information regarding the registration rights agreement.

We believe that the New Notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of the New Notes.

COMPASS

Compass was founded in October 1997 to become a major supplier of precision machined individual metal parts and of higher value-added sub-assemblies, manufacturing kits and structural components ("Integrated Products") used by aerospace manufacturers in structural frames and other metal aircraft components. We intend to capitalize on the trends among aircraft manufacturers which seek to increase outsourcing, concentrate supplier relationships and encourage suppliers of individual parts to manage the supply chain and produce more value-added Integrated Products.

Compass commenced operations in November 1997 with the simultaneous acquisitions of two established precision machining subcontractors. In 1998 we acquired six additional operating companies. See "Management's Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations-- Consolidated Results of Operations" and "The Business--Compass." These companies have precision machining and tooling capabilities which provide Compass with a diverse and flexible manufacturing capability. We intend to leverage our subsidiaries' consolidated capabilities, focus on supply chain management and just-in-time delivery, expand our production of Integrated Products and acquire businesses with complementary capabilities.

At present, we primarily manufacture individual parts for aircraft to precise specifications from metals including aluminum, titanium and steel through the use of precision computer numerically-controlled ("CNC") machine tools. We use a variety of advanced techniques and machinery including horizontal and vertical machining centers and state-of-the-art, high-speed precision machining equipment, as well as three-spindle five-axis gantry mills. We believe that Compass' machining capabilities are among the broadest, and that we have among the largest number of three-spindle five-axis gantry mills of all aerospace suppliers in the United States. We currently produce parts as original equipment for:

-    all of the commercial jet models (717, 737, 747, 757, 767, 777, MD-11,
     MD-80 and MD-90) produced by The Boeing Company through its various divisions (collectively, "Boeing"),

- certain other commercial aircraft manufacturers, including certain models (A320, A330, A340) produced by Airbus Industrie ("Airbus")

-    and for several United States military programs.

We believe that the long-standing relationships that management has established with our key customers, the strong name recognition of our subsidiaries, our subsidiaries' established track records of quality manufacturing and their consistent histories of timely deliveries are among the key factors in our success. For the year ended December 31, 1998 we generated combined pro forma revenues and EBITDA of approximately $183.4 million and $52.6 million, respectively. At December 31, 1998 we had a total revenue backlog of approximately $145.0 million, of which approximately $90.0 million is deliverable in 1999.

INDUSTRY OVERVIEW

Commercial aircraft manufacturers are experiencing a sustained period of historically high demand for new aircraft. According to the Aerospace Industries Association of America, the annual worldwide market for aircraft was approximately $78.0 billion in 1998. Manufacturing U.S.A., Sixth Edition, estimates the value of aircraft equipment shipped in 1998 was approximately $20.4 billion. In response to the increased demand for aircraft, the major aircraft manufacturers are dramatically changing their manufacturing and purchasing practices to increase production rates and reduce costs. More specifically, aircraft manufacturers are increasing outsourcing and imposing increased responsibilities, such as the production of more Integrated Products, just-in-time deliveries and quality control inspections before shipping, on a smaller number of qualified suppliers. Outsourcing also reduces costs because subcontractors can produce parts at a fraction of the cost of in-house manufacturing. At present, the aerospace supplier industry is highly fragmented, consisting of a limited number of well-capitalized companies which offer a broad range of products and services, and a large number of smaller, specialized companies. As a result of the aircraft manufacturers' new manufacturing and purchasing practices, the supplier industry has been consolidating at an increasing pace in recent years and we believe that such consolidation will continue.

STRATEGY

Our principal strategic objective is to increase revenues and profits by managing the supply chain for our customers. We also seek to increase our operating efficiencies and to reduce our customer concentration by diversifying our revenue mix among aerospace customers. To reach our objectives we intend to:

-    consolidate our acquired businesses;

- increase operating efficiencies and asset utilization by implementing lean manufacturing practices and through strategic coordination of production among our manufacturing facilities to increase production runs, reduce set-up times and utilize the most appropriate machinery for each production job;

- maximize the production volume of our manufacturing facilities, some of which are under-utilized;

- increase our production of Integrated Products by more effective use of our broad, flexible manufacturing capabilities while continuing to produce individual parts;

- continue to centralize certain administrative functions at the corporate level including finance, accounting, purchasing, tax, sales and marketing, payroll, employee benefits and insurance and other administrative activities to generate economies of scale and minimize costs;

- continue to update and consolidate our management information systems to improve internal controls and coordinate operations;

- consolidate certain of the engineering functions currently spread across our manufacturing facilities;

- improve marketing by proactively marketing our broad, flexible manufacturing capabilities to secure additional long-term production contracts from existing customers;

- target customers that our subsidiaries could not significantly penetrate individually, including Airbus, which represented less than one percent of our 1998 consolidated revenues;

- increase outsourcing of certain production functions to small machine shops to increase manufacturing efficiencies and capacity;

- diversify our revenue mix among aerospace customers by targeting the Airbus and the business jet markets, and United States military programs beyond our current participation in the C-17 transport and F-18 fighter aircraft programs; and

- acquire additional businesses with complementary manufacturing capabilities that will enhance our ability to produce Integrated Products, increase our operating efficiencies and/or diversify our revenue mix.

                   -----------------------------------------

Compass' principal executive offices are located at 1501 Hughes Way, Suite 400, Long Beach, California 90815 and our telephone number is (310) 522-0600.

            SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $110.0 million aggregate principal amount of Outstanding Notes for an equal aggregate principal amount of New Notes. The New Notes will be obligations of Compass entitled to the benefits of the indenture governing the Outstanding Notes and will be irrevocably and unconditionally guaranteed by each of Compass' subsidiaries. The form and terms of the New Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that the New Notes have been registered under the Securities Act and therefore are not entitled to the benefits of the registrations rights granted under the registration rights agreement, executed as part of the offering of the Outstanding Notes, dated April 21, 1998 by and among Compass and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), BancBoston Securities Inc. ("BSI") and Libra Investments, Inc. ("Libra") as the initial purchasers of the Outstanding Notes.


Termination of Certain Rights. . .      You are entitled to exchange your notes
                                        for registered notes that are identical
                                        in all material respects to the form and
                                        terms of the Outstanding Notes, except
                                        for certain transfer restrictions and
                                        registration rights.  The Exchange Offer
                                        is intended to satisfy these rights.
                                        After the Exchange Offer is complete,
                                        you will no longer be entitled to any
                                        exchange or registration rights with
                                        respect to your notes.

The Exchange Offer . . . . . . . .      We are offering to exchange $1,000
                                        principal amount of New Notes which have
                                        been registered under the Securities Act
                                        for each $1,000 principal amount of
                                        Outstanding Notes which we issued in
                                        April 1998 in a private offering.  In
                                        order to be exchanged, an Outstanding
                                        Note must be properly tendered and
                                        accepted.  All Outstanding Notes that
                                        are validly tendered, and not validly
                                        withdrawn, will be exchanged.

                                        At this date there is $110.0 million
                                        principal amount of notes outstanding.

                                        We will issue registered notes on or
                                        promptly after the expiration of the
                                        Exchange Offer.

Resale of the New Notes. . . . . .      Based on an interpretation of the staff
                                        of the Commission set forth in no-action
                                        letters issued to third parties,
                                        including "Exxon Capital Holdings
                                        Corporation" (available May 13, 1988),
                                        "Morgan Stanley & Co. Incorporated"
                                        (available June 5, 1991), "Mary Kay
                                        Cosmetics, Inc." (available June 5,
                                        1991) and "Warnaco, Inc." (available
                                        October 11, 1991), we believe that the
                                        notes issued in the exchange offer may
                                        be offered for resale, resold and
                                        otherwise transferred by you without
                                        compliance with the registration and
                                        prospectus delivery provisions of the
                                        Securities Act  provided that:

                                        -    the notes issued in the Exchange
                                             Offer are being acquired in the
                                             ordinary course of business;

                                        -    you are not participating, do not
                                             intend to participate, and have no
                                             arrangement or understanding with
                                             any person to participate, in the
                                             distribution of the notes issued to
                                             you in the Exchange Offer;


                                        -    you are not a broker-dealer who
                                             purchased such notes directly from
                                             us for resale pursuant to Rule 144A
                                             or any other available exemption
                                             under the Securities Act; and

                                        -    you are not an "affiliate" of ours.


                                        If our belief is inaccurate and you
                                        transfer any note issued to you in the
                                        Exchange Offer without delivering a
                                        prospectus meeting the requirements of
                                        the Securities Act or without an
                                        exemption from registration of your
                                        notes from such requirements, you may
                                        incur liability under the Securities
                                        Act.  We do not assume or indemnify you
                                        against such liability.

Expiration Date. . . . . . . . . .      The Exchange Offer will expire at 5:00
                                        p.m., New York City time, on
                                                   , 1999, or, at our option, at
                                        the time that 100% of the Outstanding
                                        Notes have been validly tendered and not
                                        withdrawn, unless we decide to extend
                                        the expiration date.

Accrued Interest on the New
Notes and Outstanding Notes. . . .      The New Notes will bear interest from
                                        their date of issuance.  Holders of
                                        Outstanding Notes whose notes are
                                        accepted for exchange will be deemed
                                        to have waived the right to receive any
                                        payment of interest on such Outstanding
                                        Notes accrued on and after the date
                                        of issuance of the New Notes.
                                        Consequently, holders who exchange their
                                        Outstanding Notes for New Notes will
                                        receive the same interest payment on
                                        October 15, 1999 (the third interest
                                        payment date with respect to the
                                        Outstanding Notes and the first interest
                                        payment date with respect to the New
                                        Notes to be issued in the Exchange
                                        Offer) that they would have received had
                                        they not accepted the Exchange Offer.

Termination of the
Exchange Offer . . . . . . . . . .      We may terminate the Exchange Offer if
                                        we determine that our ability to proceed
                                        with the Exchange Offer could be
                                        materially impaired due to any legal or
                                        governmental action, new law, statute,
                                        rule or regulation or any interpretation
                                        of the staff of the Commission of any
                                        existing law, statute, rule or
                                        regulation.  We do not expect any of the
                                        foregoing conditions to occur, although
                                        there can be no assurance that such
                                        conditions will not occur.  Holders of
                                        Outstanding Notes will have certain
                                        rights against our Company under the
                                        registration rights agreement executed
                                        as part of the offering of the
                                        Outstanding Notes should we fail to
                                        consummate the Exchange Offer.

Procedures for Tendering
Outstanding Notes. . . . . . . . .      If you are a holder of a note and you
                                        wish to tender your note for exchange
                                        pursuant to the  Exchange Offer you must
                                        transmit to IBJ Whitehall Bank & Trust
                                        Company, as Exchange Agent, on or prior
                                        to the Expiration Date:


                                             either:

                                        -    a  properly completed and duly
                                             executed Letter of  Transmittal,
                                             which accompanies this Prospectus,
                                             or a facsimile of the Letter of
                                             Transmittal, the certificates for
                                             the Outstanding Notes being
                                             tendered, and all other documents
                                             required  by the Letter of
                                             Transmittal, to the Exchange Agent
                                             at the address set forth on the
                                             cover page of the Letter of
                                             Transmittal; or

                                        -    a computer-generated message
                                             transmitted to  The Depository
                                             Trust Company  ("DTC") by means of
                                             the Automated Tender Offer Program
                                             ("ATOP") system and received by the
                                             Exchange Agent and forming a part
                                             of a confirmation of book entry
                                             transfer in which you acknowledge
                                             and agree to be bound by the terms
                                             of the Letter of Transmittal;

                                             and, either

                                        -    a timely confirmation of book-entry
                                             transfer of your Outstanding Notes
                                             into the Exchange Agent's account
                                             at DTC pursuant to the procedure
                                             for book-entry transfers described
                                             in this Prospectus under the
                                             headings "The Exchange
                                             Offer--Procedures for Tendering
                                             Outstanding Notes," and "The
                                             Exchange Offer--Book-Entry
                                             Transfer;" or

                                        -    the documents necessary for
                                             compliance with the guaranteed
                                             delivery procedures described
                                             below, must be received by the
                                             Exchange Agent on or prior to the
                                             Expiration Date.

                                        By executing the Letter of Transmittal,
                                        each holder will represent to us that,
                                        among other things, (i) the notes to be
                                        issued in the Exchange Offer are being
                                        obtained in the ordinary course of
                                        business of the person receiving such
                                        notes whether or not such person is the
                                        holder, (ii) neither the holder nor any
                                        such other person has an arrangement or
                                        understanding with any person to
                                        participate in the distribution of such
                                        notes and (iii) neither the holder nor
                                        any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Compass.

Special Procedures
for Beneficial Owners. . . . . . .      If you are the beneficial owner of
                                        Outstanding Notes and your name does not
                                        appear on a security position listing of
                                        DTC as the holder of such notes or if
                                        you are a beneficial owner of
                                        Outstanding Notes that are registered in
                                        the name of a broker, dealer, commercial
                                        bank, trust company or other nominee and
                                        you wish to tender such notes in the
                                        Exchange Offer, you should contact such
                                        person in whose name your notes are
                                        registered promptly and instruct such
                                        person to tender on your behalf.  If you
                                        are a beneficial owner and you


                                        wish to tender your Outstanding Notes on your own behalf you must, prior to completing and executing the Letter of Transmittal and delivering your
                                        Outstanding Notes, either make
                                        appropriate arrangements to register
                                        ownership of the Outstanding Notes in
                                        your name or obtain a properly
                                        completed bond power from the
                                        registered holder.  The transfer
                                        of record ownership may take
                                        considerable time.

Guaranteed Delivery
Procedures . . . . . . . . . . . .      If you wish to tender your notes and
                                        time will not permit your required
                                        documents to  reach the Exchange Agent
                                        by the Expiration Date, or the procedure
                                        for  book-entry transfer cannot be
                                        completed on time or certificates for
                                        Outstanding Notes cannot be delivered on
                                        time, you may tender your notes pursuant
                                        to the procedures set forth under the
                                        heading "The Exchange Offer-- Guaranteed
                                        Delivery Procedures."

Withdrawal of Tenders. . . . . . .      You may withdraw the tender of your
                                        notes at any time before 5:00 p.m., New
                                        York City time, on                     ,
                                        1999, one business day prior to the
                                        Expiration Date, unless your notes were
                                        previously accepted for exchange.

Acceptance of Outstanding Notes and
Delivery of New Notes . . . . . .       Subject to certain conditions (as
                                        summarized above in "Termination of the
                                        Exchange Offer" and described more fully
                                        under the heading "The Exchange Offer
                                        --Termination"), we will accept for
                                        exchange any and all Outstanding Notes
                                        which are properly tendered in the
                                        Exchange Offer prior to 5:00 p.m., New
                                        York City time, on the Expiration Date.
                                        The notes issued pursuant to the
                                        Exchange Offer will be delivered
                                        promptly following the Expiration Date.

Certain Federal Income
Tax Consequences . . . . . . . . .      We believe the exchange of the New Notes
                                        for the Outstanding Notes should not be
                                        a sale or exchange for United States
                                        federal income tax purposes and
                                        therefore, that you will not recognize
                                        any taxable gain or loss or any interest
                                        income as a result of such exchange.

Use of Proceeds. . . . . . . . . .      We will not receive any proceeds from
                                        the issuance of notes pursuant to the
                                        Exchange Offer.  We will pay all
                                        expenses incident to the Exchange Offer.


Exchange Agent . . . . . . . . . .      IBJ Whitehall Bank & Trust Company is
                                        serving as the exchange agent in
                                        connection with the Exchange Offer.  The
                                        Exchange Agent can be reached at P.O.
                                        Box 84, Bowling Green Station, New York,
                                        New York, 10274-0084.  For more
                                        information with respect to the Exchange
                                        Offer, the telephone number for the
                                        Exchange Agent is (212) 858-2103 and the
                                        facsimile for the Exchange Agent is
                                        (212) 858-2611.

                         SUMMARY DESCRIPTION OF THE NEW NOTES

      The terms of the Outstanding Notes and the New Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Outstanding Notes.


Notes Offered. . . . . . . . . . .      $110.0 million aggregate principal
                                        amount of 101/8% Series B Senior
                                        Subordinated Notes due 2005.

Issuer . . . . . . . . . . . . . .      Compass Aerospace Corporation

Maturity Date. . . . . . . . . . .      April 15, 2005.

Interest Payment Dates . . . . . .      April 15 and October 15 of each year,
                                        commencing October 15, 1999.

Ranking. . . . . . . . . . . . . .      The New Notes will be unsecured senior
                                        subordinated obligations and will be
                                        subordinated to all our existing and
                                        future senior indebtedness.  The New
                                        Notes will rank senior to or equal to
                                        all our future subordinated
                                        indebtedness.  Because the New Notes are
                                        subordinated, in the event of
                                        bankruptcy, liquidation or dissolution,
                                        holders of the New Notes will not
                                        receive any payment until holders of
                                        senior indebtedness have been paid in
                                        full.  The terms "senior indebtedness"
                                        and "subordinated indebtedness" are
                                        defined in the "Description of the New
                                        Notes--Subordination" and "Description
                                        of the New Notes--Certain Definitions"
                                        sections of this Prospectus.

                                        At December 31, 1998, we had outstanding
                                        $81.0 million of senior indebtedness and $110.0 million of senior subordinated indebtedness.

Guarantees . . . . . . . . . . . .      The New Notes will be jointly and
                                        severally, irrevocably and
                                        unconditionally guaranteed on a senior
                                        subordinated basis by each of Compass'
                                        present and future subsidiaries.  The
                                        guarantees will be unsecured senior
                                        subordinated obligations of our
                                        subsidiaries and will be subordinated to
                                        all existing and future senior
                                        indebtedness of our subsidiaries.  At
                                        December 31, 1998 our subsidiaries had
                                        $6.0 million of indebtedness
                                        outstanding.

Optional Redemption. . . . . . . .      We may redeem the New Notes, in whole or
                                        in part, at any time on or after April
                                        15, 2002, at the redemption prices set
                                        forth in this Prospectus.

Public Equity Offering
Optional Redemption. . . . . . . .      Before April 15, 2001, we may redeem up
                                        to 35% of the aggregate principal amount
                                        of the notes originally outstanding with
                                        the net proceeds of a public equity
                                        offering at 110.125% of the principal
                                        amount thereof, plus accrued interest,
                                        if at least 65% of the aggregate
                                        principal amount of the notes originally
                                        issued remains outstanding after such
                                        redemption.  See "Description of the New
                                        Notes--Optional Redemption."


Change of Control. . . . . . . . .      Upon certain change of control events,
                                        each holder of New Notes may require us
                                        to repurchase all or a portion of its
                                        New Notes at a purchase price equal to
                                        101% of the principal amount thereof,
                                        plus accrued interest. See "Description
                                        of the New Notes--Certain Covenants"
                                        and "Description of the New Notes--
                                        Certain Definitions" for the definition
                                        of "Change of Control."

Certain Covenants. . . . . . . . .      The indenture governing the New Notes
                                        contains covenants that, among other
                                        things, will limit our ability and the
                                        ability of our restricted subsidiaries
                                        to:

                                        -    incur additional indebtedness,

                                        -    issue Disqualified Capital Stock,

                                        -    pay dividends or make other
                                             distributions with respect to our
                                             capital stock,

                                        -    create certain liens,

                                        -    sell certain assets,

                                        -    sell the capital stock of our
                                             subsidiaries,

                                        -    engage in certain transactions with
                                             affiliates, and

                                        -    effect certain consolidations or
                                             mergers.

                                        These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes" in this Prospectus.

Exchange Offer;
Registration Rights. . . . . . . .      Under a registration rights agreement
                                        executed as part of the offering of
                                        the Outstanding Notes, we have agreed to:

                                        -    file a registration statement
                                             within 240 days after the issue
                                             date of the Outstanding Notes
                                             enabling note holders to exchange
                                             the privately notes for publicly
                                             registered notes that are identical
                                             in all material respects to the
                                             form and terms of the Outstanding
                                             Notes;

                                        -    use our best efforts to cause the
                                             registration statement to become
                                             effective within 300 days after the
                                             issue date of the Outstanding
                                             Notes;

                                        -    consummate the Exchange Offer
                                             within 30 days of the effective
                                             date of our registration date; and

                                        -    use our best efforts to file a
                                             shelf registration statement for
                                             the resale of the notes if we
                                             cannot effect an Exchange Offer
                                             within the time periods listed
                                             above and in certain other
                                             circumstances.


                                        The interest rate on the Outstanding
                                        Notes has increased as a form of
                                        liquidated damages because we did not
                                        comply with our obligations under the
                                        registration rights agreement.  As a
                                        result of the registration statement not yet having been declared effective by the Commission, liquidated damages are currently accruing at the rate of $11,000 per week in the aggregate for the $110.0 million principal amount of Outstanding Notes. See "The Exchange
                                        Offer--Certain Conditions of the
                                        Exchange Offer."

Risk Factors . . . . . . . . . . .      See "Risk Factors" for a discussion of
                                        factors you should carefully consider
                                        before deciding to invest in the notes.

                    SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     In the table below, we provide you with summary historical consolidated financial data of Compass. We have prepared this information using the consolidated financial statements of Compass as of and for the period October 21, 1997 (date of incorporation) through December 31, 1997 and for the year ended December 31, 1998. Such financial statements have been audited by Ernst & Young LLP, independent auditors.

     When you read this summary historical consolidated financial data, it is important that you read along with it the historical consolidated financial statements and the related notes thereto, as well as the sections titled "Unaudited Pro Forma Financial Data," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.


                                                                         Compass
                                                             36 days               Year
                                                               Ended               Ended
                                                            December 31,        December 31,
                                                                1997                1998
                                                            ------------        ------------
(dollars in thousands)

Income Statement Data:
        Revenues .........................................  $   3,057           $  96,547
        Gross Profit .....................................        671              26,137
        Operating Income .................................        267              11,600

Other Data:
        Cash flow provided by (used in) operations .......  $     269           $  (6,677)
        EBITDA (1) .......................................        486              20,550
        EBITDA margin ....................................       15.9%               21.3%
        Depreciation and Amortization ....................  $     219           $   8,440
        Capital Expenditures .............................         25               5,701

Balance Sheet Data (at period end):
        Cash and Cash Equivalents ........................  $     443           $   7,871
        Total Assets .....................................     33,789             255,505
        Long Term Debt (including current portion) .......     20,585             196,968
        Stockholders' Equity .............................      9,074              29,955


(1) EBITDA is defined as operating income plus depreciation, goodwill amortization and management fees paid to an affiliate. EBITDA is not a defined term under generally accepted accounting principles ("GAAP") and should not be construed as an alternative to operating income or cash flows from operating activities as determined by GAAP. EBITDA is not indicative of Compass' operating performance, does not provide a measure of liquidity and does not represent available or discretionary funds of Compass.

                         RATIO OF EARNINGS TO FIXED CHARGES

     In the table below, we provide you with the ratio of earnings to fixed charges for Compass and its predecessor, Brittain Machine. See "Management's Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations--Consolidated Results of Operations."

                                                                Brittain Machine
                             Brittain Machine for the            for the period       Compass for the     Compass for the
                                    Years Ended                 from July 1, 1997      36 days Ended        Year Ended
                                     June 30,                   through April 21,      December 31,        December 31,
                       1994       1995      1996       1997            1998                1997                1998
                       ----       ----      ----       ----            ----                ----                ----
                                  (unaudited)
Ratio of earnings
to fixed charges(1)    10.4x      (0.2)x     10.7x      8.4x          20.5x                 1.5x                 1.3x


(1) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest expense and 33% of operating rental expense, which management believes is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges for the year ended June 30, 1995 by $757,000.

                                     RISK FACTORS

     You should carefully consider the following factors and other information in this Prospectus before deciding to invest in the notes.

WE HAVE A LIMITED COMBINED OPERATING HISTORY AND MAY NOT HAVE THE RESOURCES TO
  SUCCESSFULLY INTEGRATE AND MANAGE OUR COMBINED ENTITY

     We began operations in November 1997. Between November 1997 and January 1999, we acquired eight operating companies. Prior to our acquisition of our subsidiaries, each of our subsidiaries operated independently and we may not be able to integrate these businesses successfully. The combined financial results of Compass covers periods when all of our subsidiaries were not under the common control of our management and may not be indicative of our future financial or operating results. Our management group has been assembled only recently, including the recent additions of our Chief Financial Officer and Executive Vice President, Aircraft Structures North America, and our management control structure is still in its formative stages. Our ability to continue to achieve our goals will depend upon our ability to integrate effectively the recent and any future acquisitions and to achieve operating and cost efficiencies. Any failure by us to effectively oversee the combined entity could have a material adverse effect on our business, financial condition or results of operations.

WE ARE DEPENDENT ON A KEY CUSTOMER

     Our largest customer is Boeing, which directly accounted for approximately 72.0% of our combined pro forma revenues for the year ended December 31, 1998. In addition, approximately 13.0% of the remainder of our combined pro forma revenues for the year ended December 31, 1998 were derived from Boeing indirectly through sales to suppliers of Boeing. Most of our sales to Boeing are pursuant to contracts and purchase orders which may be terminated by Boeing at any time. Boeing has announced that it will stop producing the MD-80 and MD-90 in 2000 and the MD-11 in 2001, models for which we currently produce parts. In addition, under certain circumstances, Boeing may enforce alternative economic terms pursuant to such contracts in which case the contracts could become less commercially favorable to us or we may elect to terminate the applicable portion of such contracts. We cannot assure you that Boeing will not terminate its contracts with us, or that we will be able to maintain our current level of sales to Boeing and Boeing's suppliers. The loss of all or a substantial portion of our revenues from Boeing could have a material adverse effect on our business, financial condition or results of operations.

WE ARE DEPENDENT ON THE COMMERCIAL AIRCRAFT INDUSTRY WHICH HAS HISTORICALLY BEEN
  HIGHLY CYCLIC

     Our principal customers are commercial aircraft manufacturers. As a result, our business is closely related to the financial performance of the commercial airlines, which has historically been highly cyclical and competitive. Consequently, demand from the aircraft industry has historically been subject to cyclical fluctuations and has been adversely affected in the past by a number of factors, including, but not limited to, increased fuel and labor costs and intense price competition. Several domestic and foreign commercial airlines have in the past encountered significant financial difficulties, resulting in several airlines delaying aircraft orders, canceling their options to purchase aircraft, or seeking protection under bankruptcy laws. Deferrals or cancellations in aircraft orders could adversely affect the volume and price of orders placed for products used to manufacture commercial aircraft, including the individual parts and Integrated Products we manufacture. Changes in the rate of future aircraft deliveries, including cancellations or deferrals of scheduled deliveries, could have a material adverse effect on our business, financial condition or results of operations. See "Business--Industry Overview and Trends."

     In particular, Boeing has developed a large backlog of aircraft sales to customers in Asia. Recent financial turmoil in Asia, including currency devaluations affecting Boeing's Asian customers, has resulted in Boeing announcing that it will adjust its production schedule over the next several years to adjust for delays or cancellations of orders. One Boeing customer, the People's Republic of China, has announced that it will seek to postpone deliveries of approximately 25 aircraft from Boeing presently scheduled for delivery in 2000 and 2001. Boeing's changes in its production schedules may reduce

Boeing's demand for our products, and could thus have a material adverse effect on our business, financial condition or results of operations.

WE ARE DEPENDENT ON CUSTOMER CERTIFICATION OF OUR MANUFACTURING FACILITIES

     We manufacture parts to exact specifications provided by our aerospace customers in engineering drawings. See "Business--Operations--Certification" and "Business--Sales and Marketing." Our customers require us to perform quality standards testing and certification procedures on all manufactured parts and provide detailed records to ensure traceability of each part. Our customers typically certify our manufacturing facilities as meeting their quality standards. Such customer certification is necessary for us to manufacture parts for our aerospace customers. From time to time, other aerospace industry subcontractors have lost their customer certifications by reason of, among other things, problems with product quality, manufacturing processes or documentation. We have no reason to believe that any of our certified manufacturing facilities will lose any of their customer certifications, but we cannot assure you that such an event will not occur. If a significant customer were to terminate our facility certification at one or more of our facilities, it could have a material adverse effect on our business, financial condition or results of operations.

YOU MAY NOT BE ABLE TO RELY ON FORWARD LOOKING STATEMENTS

     This Prospectus contains forward looking statements which involve risks and uncertainties. Those statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations, including statements made with respect to future acquisitions, industry trends, the on-going needs of our existing customers, especially Boeing, our ability to integrate the operations of our subsidiaries and of future acquisitions, our ability to expand our customer base and our future operating performance. You should be aware that any such forward looking statements are not guarantees of future performance and that actual results may differ from those in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus identifies important factors that could cause such differences.

WE MAY NOT HAVE THE RESOURCES TO SUCCESSFULLY MANAGE ADDITIONAL GROWTH

     One of our key strategies is to grow by acquiring and integrating complementary businesses. If we are unable to find suitable companies for acquisition or adequate capital to complete our planned acquisitions, we may not be able to achieve our goals. In addition, growth by acquisition involves risks such as difficulties in integrating the operations and personnel of acquired companies and the potential loss of key employees of acquired companies. Any delays or unexpected costs incurred in connection with the integration of acquired companies could have a material adverse effect on our business, financial condition or results of operations.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND ON THE CONTINUING AVAILABILITY OF
  A SUPPLY OF QUALIFIED PERSONNEL

     Our success depends to an extent on our ability to retain and attract existing and new key personnel. We have entered into employment agreements with Alexander Hogg, Chief Executive Officer and President and certain other key personnel, but we cannot assure you that such individuals will remain with Compass throughout the terms of their agreements, or thereafter. Although we believe replacement personnel, including persons already employed by Compass, could be found, the loss of the services of one or more of these key employees before we are able to attract and retain qualified replacement personnel could have a material adverse effect on our business, financial condition or results of operations.

     Our ability to attract and retain skilled personnel is also important to our business. Competition for qualified personnel in the aerospace industry is intense. We may not be able to retain our existing staff or fill new positions or vacancies created by expansion or turnover.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT

     At December 31, 1998 we had approximately $197.0 million of consolidated indebtedness outstanding, approximately $7.9 million of cash, approximately $255.5 million of total assets, approximately $121.3 million of total tangible assets and approximately $30.0 million of stockholders' equity. On a pro forma combined basis, Compass' EBITDA for the year ended December 31, 1998 would have equaled 2.7 times pro forma net interest expense. On a pro forma combined basis at December 31, 1998, Compass would have had net debt (total debt less cash) equal to 3.6 times pro forma combined 1998 EBITDA. See "Capitalization," "Management's Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations" and "Unaudited Pro Forma Financial Data."

     Our high level of indebtedness could have important consequences to note holders such as:

     - limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and pay interest expense;

     - increasing our vulnerability to adverse economic and industry conditions; and

     - increasing our vulnerability to interest rate increases because borrowings under our bank credit facilities are at variable interest rates.

     Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

WE OPERATE IN A COMPETITIVE INDUSTRY

     We compete with a number of established companies that may have significantly greater financial, technological and marketing resources than we do. Our primary competitors in the parts manufacturing business for the structural frames of aircraft are Stellex Aerospace, Ducommun Incorporated and The Triumph Group, Inc., each of which has significantly greater financial and marketing resources than we do. Our ability to compete depends on our continued certification under customer quality assurance programs, such as Boeing's D1-9000 certification program, high product performance, timely deliveries, competitive prices and superior customer service and support. We cannot assure you that we will be able to compete successfully with respect to these or other factors. See "Business--Competition."

OUR CONTRACTS ASSOCIATED WITH OUR BACKLOG COULD BE TERMINATED

     Our backlog and bookings are subject to fluctuations and are not necessarily indicative of future revenues. Our contracts typically contain contingency provisions permitting termination by the customer at any time without penalty. We cannot assure you that backlog will be completed and booked as revenue. Cancellations of pending contracts or terminations or reductions of contracts in progress could have a material adverse effect on our business, financial condition or results of operations. See "Business--Backlog."

WE MAY BE EXPOSED TO ENVIRONMENTAL RISKS AT OUR MANUFACTURING FACILITIES AND ARE
  SUBJECT TO ENVIRONMENTAL REGULATION

     We are subject to federal, state, local and foreign laws, regulations and ordinances establishing health and environmental quality standards, and may be subject to liabilities or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We acquire, and expect to continue to acquire, pre-existing businesses that have historical and ongoing operations. We have and will have limited information about the past activities of those businesses and their operations on the acquired properties. We have acquired at least one leased property that is currently under investigation by governmental authorities for groundwater contamination and we have been asked to conduct certain additional investigations. We have also been named a defendant in an action filed by an owner of property adjacent to property we lease. At this time, we cannot determine, in either case, what cleanup activities, if any, will be required. Soil and groundwater contamination may also exist on our other properties as a result of current or former operations on our properties, or operations on other properties. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire. Such matters may have a material adverse effect on our business, financial condition or results of operations.

WE MAY SUFFER A LOSS IF AVIATION-RELATED OR PRODUCT LIABILITY CLAIMS EXCEED
  INSURANCE COVERAGE

     We currently carry aviation products insurance. To date, we have not experienced any significant uninsured or insured aviation-related claims or any material product liability claims. However, we cannot assure you that our existing insurance coverage will be adequate to cover future claims that may arise or we will be able to renew such coverage at commercially reasonable rates.

WE ARE DEPENDENT UPON THE AVAILABILITY OF RAW MATERIALS

     We utilize substantial amounts of aircraft-quality metals including aluminum and titanium. In the recent past, there have been significant increases in the price of titanium. We cannot assure you that we will be able to purchase such items at all times in sufficient quantities or on satisfactory terms and conditions.

FRAUDULENT TRANSFER STATUTES MAY LIMIT YOUR RIGHTS AS A NOTE HOLDER

     Each of our subsidiaries is a guarantor of the notes. In the event of the bankruptcy or other financial difficulty of a guarantor, the guarantees of the notes by the guarantors may be subject to review under state or federal fraudulent transfer laws. Under those laws a court could avoid a guarantor's guarantee and direct the return of any amounts paid under its guarantee to the
guarantor or to a fund for the benefit of the guarantor's creditors.   As a
result, such funds would not be available to repay the guarantor's obligations to the note holders. A court would consider factors such as whether a guarantor received less than fair consideration for incurring its obligations under its guarantee, and whether:

     - a guarantor was insolvent at the time it entered into the guarantee or was rendered insolvent by entering into the guarantee;

     - a guarantor's remaining unencumbered assets constituted sufficient capital for the conduct of the guarantor's business or operations; and

     - a guarantor intended to incur or believed it would incur debts beyond its ability to pay as such debts matured.

A court could also avoid a guarantor's guarantee if it found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

     If a guarantor's liability under its guarantee exceeds the amount the guarantor directly benefits from the proceeds of the notes, a court is likely to find that it did not receive fair consideration or reasonably equivalent value for its guarantee.

     A court will use a different measure of insolvency for purposes of the foregoing depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair market value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

THE NOTES WILL BE SUBORDINATED TO OUR OTHER DEBT AND OUR HOLDING COMPANY
  STRUCTURE MAY ADVERSELY AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES

     The notes are subordinate to all our senior indebtedness. In addition, the notes effectively rank junior to all liabilities of our subsidiaries. At December 31, 1998 we had outstanding $81.0 million of senior indebtedness and $110.0 million of senior subordinated indebtedness and our subsidiaries had $6.0 million in outstanding indebtedness. We may also incur additional senior indebtedness consistent with the terms of our debt agreements, such as borrowings in connection with future acquisitions.

     In the event of our default in any payment due on our senior indebtedness, or our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments had been made on our senior indebtedness. As a result, the lenders under our credit facility may receive more, ratably and note holders may receive less ratably, than our other creditors. See "Description of Notes--Subordination."

     We are a holding company whose material assets consist primarily of the capital stock of our subsidiaries. Consequently, we are dependent upon the legal and contractual ability of our subsidiaries to pay dividends in order to make payments on the notes and satisfy any repurchase obligations relating to the notes, as a result of a Change of Control or a sale or other disposition of certain assets. See "--Fraudulent Transfer Considerations" and "Description of the New Notes." We cannot assure you that our subsidiaries will make sufficient dividend payments to enable us to meet our obligations under the notes.

RESTRICTIVE COVENANTS IN OUR INDENTURE AND OUR CREDIT AGREEMENT MAY ADVERSELY
  AFFECT US

     The indenture governing the notes and our credit agreement contain restrictive covenants which, among other things, restrict us and our subsidiaries from:

     -    incurring additional indebtedness;

     -    incurring liens;

     -    paying dividends;

     -    making certain other restricted payments or investments;

     -    consummating certain asset sales;

     -    entering into certain transactions with affiliates;

     -    merging or consolidating with another entity;

     -    disposing of all or substantially all of our assets; and

     -    prepaying the notes, except in certain circumstances.

The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet such financial ratios and tests may be affected by events beyond our control. We cannot assure that we will meet such tests. A breach of any of these covenants could result in an event of default under the credit agreement. If such an event of default occurs, the lenders could accelerate our indebtedness to them under the credit agreement. We cannot assure you that our assets would be sufficient to repay our indebtedness in full, including the notes. See "Description of the Notes--Certain Covenants" and "Description of Credit Agreement."

NO PUBLIC TRADING MARKET FOR THE NOTES EXISTS

     There has not been an established trading market for the notes. Although the initial purchasers have told us they currently make a market in the Outstanding Notes, and, if issued, intend to make a market in the New Notes, which will replace the Outstanding Notes, they have no obligation to do so and may discontinue making a market at any time without notice.

     The notes are eligible for trading in the Private Offerings, Resale and Trading through the Automatic Linkage ("PORTAL") market. However, we do not intend to apply for listing of the Outstanding Notes, or, if issued, the New Notes, on any securities exchange or for quotation through the National Association of Securities Dealers' Automated Quotation System. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, prevailing interest rates, the market for similar securities, the interest of securities dealers in making a market for the notes and other factors. A liquid trading market may not develop for the notes. We cannot assure you that a liquid trading market will develop for the notes, or that holders of the notes will be able to sell the notes at an acceptable price, if at all.

OUTSTANDING NOTES THAT ARE NOT EXCHANGED WILL CONTINUE TO BE SUBJECT TO TRANSFER
  RESTRICTIONS

     Untendered Outstanding Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Outstanding Notes will continue to be subject to the following restrictions on transfer:

     - Outstanding Notes may be resold only if registered under the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law;

     - Outstanding Notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom;

     - a holder of Outstanding Notes who desires to sell or otherwise dispose of all or any part of its Outstanding Notes to an institutional accredited investor under an exemption from registration under the Securities Act, must deliver to the trustee a signed letter containing certain representations and agreements relating to the transfer of the Outstanding Notes and, if such transfer is for an aggregate principal amount of Outstanding Notes less than $250,000, must deliver to us, if we so request, an opinion of counsel acceptable to us that the transfer is in compliance with the Securities Act; and

     - a holder of Outstanding Notes who desires to sell or otherwise dispose of all or any part of its Outstanding Notes under certain exemptions to the Securities Act must deliver to us, upon our request, an opinion of counsel satisfactory to us that such exemption is available.

                                    CAPITALIZATION


     The following table sets forth the consolidated cash and consolidated capitalization of Compass at December 31, 1998. This table should be read in conjunction with the consolidated financial statements of Compass and our subsidiaries, including the notes thereto, included elsewhere in this Prospectus.

                                                               AT DECEMBER 31,
                                                                    1998
                                                               ---------------
(DOLLARS IN THOUSANDS)
CASH AND CASH EQUIVALENTS..................................      $     7,871
                                                               ---------------
                                                               ---------------
DEBT (INCLUDING CURRENT PORTION):
         Notes    .........................................      $   110,000
         Term Loan A.......................................           35,000
         Term Loan B.......................................           45,000
         Acquisition Line..................................            1,000
         Capital leases and other..........................            5,968
                                                               ---------------
                  TOTAL DEBT...............................      $   196,968
STOCKHOLDERS' EQUITY:
         Common stock......................................              248
         Additional paid-in capital........................           28,718
         Retained earnings.................................              989
                                                               ---------------
                  TOTAL STOCKHOLDERS' EQUITY...............           29,955
                                                               ---------------
                  TOTAL CAPITALIZATION.....................      $   226,923
                                                               ---------------
                                                               ---------------

                        UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data are derived by the application of pro forma adjustments to historical consolidated financial statements included elsewhere in this Prospectus. The unaudited pro forma income statement data for the year ended December 31, 1998 give effect to acquisitions as if such acquisitions were consummated as of January 1, 1998.
The unaudited pro forma financial data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated at January 1, 1998 and should not be construed as representative of Compass' future operating results or financial position. The unaudited pro forma financial data set forth below are derived in part from the historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

     The pro forma adjustments are applied to the historical consolidated financial statements to reflect and account for the acquisitions completed by Compass in 1998 as a purchase. Accordingly, the pro forma data reflect the preliminary allocations of purchase prices, based on estimated fair values of the tangible and intangible assets and liabilities of the acquired businesses. Management believes that the final allocations will not vary significantly from such preliminary allocations.

                                                                                                                       COMPANY
                                                                                                                      PRO FORMA
                                COMPANY                                           COMPANY                             YEAR ENDED
                               YEAR ENDED      1998 ACQUISITIONS FROM            COMBINED                            DECEMBER 31,
                              DECEMBER 31,     JANUARY 1, 1998 THROUGH             WITH            ADJUSTMENTS (4)     1998 (5)
(DOLLARS IN THOUSANDS)          1998 (1)     THE DATE OF ACQUISITION (2)   1998 ACQUISITIONS (3)     (UNAUDITED)     (UNAUDITED)
                              ------------   ---------------------------   ---------------------   ---------------   ------------
INCOME STATEMENT DATA:
Revenues....................    $ 96,547               $86,897                   $183,444              $     0         $183,444
Cost of goods sold..........      70,410                50,538                    120,948                  852          121,800
                              ------------             -------                   --------              -------       ------------
Gross profit................      26,137                36,359                     62,496                 (852)          61,644
Selling, general and
  administrative expenses...      14,537                17,216                     31.753               (7,042)          24,711
                              ------------             -------                   --------              -------       ------------
Operating income............      11,600                19,143                     30,743                6,190           36,933
Interest (income) expense,
  net.......................       8,493                   717                      9,210               10,151           19,361
Other (income) expense......         670                 1,212                      1,882                  (50)           1,832
                              ------------             -------                   --------              -------       ------------
Income (loss) before
  taxes.....................       2,437                17,214                     19,651               (3,911)          15,740
Income taxes................       1,522                 2,061                      3,583                3,969            7,552
                              ------------             -------                   --------              -------       ------------
Net income (loss)...........    $    915               $15,153                   $ 16,068              $(7,880)        $  8,188
                              ------------             -------                   --------              -------       ------------
                              ------------             -------                   --------              -------       ------------
OTHER DATA:
Net cash flow provided by
  (used in) operations......    $ (6,677)              $14,179                   $  7,502              $   760         $  8,262
EBITDA (6)..................      20,550                20,578                     41,128               11,430           52,558
EBITDA margin...............       21.3%                 23.7%                      22.4%                 6.2%            28.7%
Depreciation and
  amortization..............       8,440                 1,435                      9,875                4,772           14,647

BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash equivalents...    $  7,871                   N/A                   $  7,871                  N/A         $  7,871
Total assets................     255,505                                          255,505                               255,505
Total debt (including
  current portion)..........     196,968                                          196,968                               196,968
Stockholders' equity
  (deficit).................      29,955                                           29,955                                29,955

___________

(1) Reflects the results of operations of Brittain Machine, Wichita, Barnes Machine, Sea-Lect and Pacific Hills for the period from each of their dates of acquisition by Compass through December 31, 1998. Also reflects the operations of Compass, Aeromil and Western Methods for the year ended December 31, 1998.

(2) Reflects the results of operations of: (a) Brittain Machine, Wichita and Barnes Machine for the period from January 1, 1998 through April 21, 1998,
     (b) Sea-Lect for the period from January 1, 1998 through May 11, 1998, (c) Pacific Hills for the period from January 1, 1998 through November 20, 1998, and (d) Modern for the year ended December 31, 1998.
(3) Presents an aggregate of the first two columns reflecting historical data of results of operations for Compass combined with results of operations from pre-acquisition periods in 1998 of Brittain Machine, Wichita, Barnes Machine, Sea-Lect, and Pacific Hills.
(4) Includes positive and negative pro forma adjustments, as if each acquisition were consummated as of January 1, 1998, as follows:
     (a) Cost of Sales:
          - Additional depreciation expense of $1.1 million from step up of asset values related to acquisitions completed in 1998.
          - Reduced expense of $0.3 million to eliminate the costs associated with discontinued lease payments by the acquired business to an affiliate of the former owner(s) of the acquired business. Compass will not be continuing such payments.
     (b) Selling, General and Administrative Expenses:
          - Reduced expense of $6.9 million to eliminate compensation to former owners/executives of acquired companies under obligations that existed under the previous ownership and which Compass is not obligated to, and will not, continue. In each case the amounts involved relate to compensation to individuals that have no continuing association with Compass.
          - Increased expense of $3.6 million to reflect the amortization of goodwill related to acquired businesses.
          - Reduced expense of $0.2 million to eliminate the cost associated with discontinued lease payments by the acquired company to an affiliate of the former owner(s) of the acquired businesses.
          -    Reduced expense of $3.8 million related to one-time non-recurring bonus payments by the former owner(s) of acquired companies to employees of acquired businesses. Compass is under no obligation to make such payments in the future.
          - Increased expense of $0.5 million related to increased management fees associated with increased pro forma earnings.
     (c) Interest Expense:
          - Includes additional interest expense of $10.2 million based on actual debt incurred to complete 1998 acquisitions as if the acquisitions and additional borrowings had been completed/incurred as of January 1, 1998.
     (d) Income Taxes:
          -    Assumes a 48.0% income tax rate.
(5) Presents an aggregate of the third and fourth columns in order to present pro forma data for Compass for the year ended December 31, 1998.
(6) EBITDA is defined as operating income plus depreciation, goodwill amortization and management fees paid to an affiliate. EBITDA is not a defined term under GAAP and should not be construed as an alternative to operating income or cash flows from operating activities as determined by GAAP. EBITDA is not indicative of Compass' operating performance, does not provide a measure of liquidity and does not represent available or discretionary funds of Compass.

                   SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data are derived from consolidated financial statements of Compass and its predecessor, Brittain Machine. See "Management's Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations--Consolidated Results of Operations." The consolidated financial statements of Compass as of and for the period ended October 21, 1997 (date of incorporation) through December 31, 1997 and for the year ended December 31, 1998 have been audited by Ernst & Young, LLP, independent auditors, and are included elsewhere in this Prospectus. The consolidated financial statements of Brittain Machine as of and for the period from July 1, 1997 through April 21, 1998 and for the year ended June 30, 1997 have been audited by other independent auditors and are included elsewhere in this Prospectus. The consolidated financial statements of Brittain Machine for the year ended June 30, 1996 have been audited by Ernst & Young, LLP, independent auditors, and are included elsewhere in this Prospectus. The following selected historical consolidated financial data for Brittain Machine for the years ended June 30, 1994 and 1995 are derived from unaudited financial statements which are not included herein.

     The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.


                                                                                        BRITTAIN
                                                                                       MACHINE FOR      COMPASS
                                                                                        THE PERIOD      FOR THE       COMPASS
                                                                                       FROM JULY 1,     36 DAYS       FOR THE
                                        BRITTAIN MACHINE FOR THE YEARS                1997 THROUGH       ENDED       YEAR ENDED
                                                ENDED JUNE 30,                          APRIL 21,     DECEMBER 31,  DECEMBER 31,
                               1994          1995           1996          1997            1998           1997          1998
                               ----          ----           ----          ----            ----           ----          ----
                               (unaudited)
(DOLLARS IN THOUSANDS)
INCOME STATEMENT
DATA:

Revenues ................. $  20,788      $  19,244      $  26,892     $  35,481      $  49,682      $   3,057      $  96,547

Cost of goods sold .......    14,729         16,708         19,076        25,656         34,640          2,386         70,410
                           -----------------------------------------------------------------------------------------------------
Gross profit .............     6,059          2,536          7,816         9,825         15,042            671         26,137

Selling, general and
administrative expenses ..     2,156          2,654          2,353         2,770          6,798            404         14,537
                           -----------------------------------------------------------------------------------------------------
Operating income (loss) ..     3,903           (118)         5,463         7,055          8,244            267         11,600

Interest (income)
expense, net .............       293            301            403           398            386            166          8,493

Other (income) expense ...       456             (5)           677           162            (20)           (16)           670
                           -----------------------------------------------------------------------------------------------------
Income (loss) before
taxes ....................     3,154           (414)         4,383         6,114          7,878            117          2,437

Income taxes .............     1,282           (194)         1,637         2,208          2,901             43          1,522
                           -----------------------------------------------------------------------------------------------------
Net income (loss) ........ $   1,672      $    (220)     $   2,746     $   3,906      $   4,977      $      74      $     915
                           -----------------------------------------------------------------------------------------------------
                           -----------------------------------------------------------------------------------------------------

OTHER DATA:
Net cash flow provided
by (used in) operations .. $   2,858        $1,1027      $   2,381     $    (155)     $   7,978      $     269      $  (6,667)

EBITDA (1) ...............     4,999          1,185          6,855         8,724          9,755            486         20,550

EBITDA margin ............      24.0%           6.2%          25.5%         24.6%          19.6%          15.9%          21.3%

Depreciation and
amortization .............     1,096          1,303          1,392         1,669          1,511            219          8,440

Capital
expenditures .............     1,056          2,575          1,519         1,072           3559             25          5,701

BALANCE SHEET DATA (AT
PERIOD END):

Cash and cash
equivalents .............. $     589      $     164      $      91     $     455      $   1,683      $     443      $   7,871




                                       24

Total assets .............    15,110         17,290         22,095        28,602      $  32,776         33,789        255,505

Total debt (including
current portion) .........     3,957          5,131          4,495         3,950          3,775         20,585        196,968

Stockholders'
equity ...................     8,834          8,614         11,360        15,266         20,243          9,074         29,955


(1) EBITDA is defined as operating income plus depreciation, goodwill amortization and management fees paid to an affiliate. EBITDA is not a defined term under GAAP and should not be construed as an alternative to operating income or cash flows from operating activities as determined by GAAP. EBITDA is not indicative of Compass' operating performance, does not provide a measure of liquidity and does not represent available or discretionary funds of Compass.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                        CONSOLIDATED FINANCIAL CONDITION AND
                         CONSOLIDATED RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the "Selected Historical Consolidated Financial Data" and the consolidated financial statements and notes related thereto of Compass and its predecessor, Brittain Machine, appearing elsewhere in this Prospectus and other more detailed financial data appearing elsewhere herein.

GENERAL

     Compass began operations in November 1997 with the simultaneous acquisitions of Western Methods and Aeromil. In 1998 Compass completed the following acquisitions:

          April:         Brittain Machine, Wichita and Barnes Machine
          May:           Sea-Lect
          November:      Pacific Hills
          December:      Modern

Prior to their acquisition by Compass, each of Compass' subsidiaries had been operating independently and were not subject to common management. Compass intends to integrate its acquired businesses, their operations and their administrative functions.

CONSOLIDATED RESULTS OF OPERATIONS

     For accounting and financial reporting purposes, Brittain Machine is deemed to be the predecessor of Compass based on the relative significance of Brittain Machine's revenues, size and operating capacity. When Compass acquired Brittain Machine on April 21, 1998 Brittain Machine represented, on a historical basis, 68% of the revenues and 87% of the pre-tax income of the combined historical results of Aeromil, Western Methods and Brittain Machine prior to their acquisitions by Compass. The acquisition of Brittain Machine added additional operating capacity and manufacturing capabilities that significantly advanced Compass' goal of producing Integrated Products. The following discussion therefore includes the results of operations of Brittain Machine as a predecessor of Compass for the periods shown below.

COMPASS FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE 36 DAYS ENDED DECEMBER 31, 1997

     REVENUES. Revenues increased $93.5 million to $96.6 million for the year ended December 31, 1998 from $3.1 million for the 36 days ended December 31, 1997. The increase was attributable to an increase in net sales resulting from the acquisitions of Brittain Machine, Barnes Machine, Wichita, Sea-Lect and Pacific Hills, and a full year of operations of Aeromil and Western Methods in 1998.

     COST OF SALES. Cost of sales increased $68.0 million to $70.4 million for the year ended December 31, 1998 from $2.4 million for the 36 days ended December 31, 1997. The increase in cost of sales was primarily attributable to the acquisitions completed by Compass in 1998. Cost of sales as a percentage of revenues decreased to 72.9% for the year ended December 31, 1998 from 78.1% for the 36 days ended December 31, 1997. This percentage decrease was primarily attributable to the aforementioned acquisitions which provided a higher level of average margins.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $14.1 million to $14.5 million for the year ended December 31, 1998 from $0.4 million for the 36 days ended December 31, 1997. This increase in selling, general and administrative expenses was primarily attributable to the acquisitions completed by Compass in 1998. Selling, general and administrative expenses as a percentage of revenues increased to 15.1% for the year ended December 31, 1998 from 13.2% for the 36 days ended December 31, 1997. Excluding the effect of certain non-cash compensation and consulting fees related to stock grants, selling, general and administrative expenses as a percentage of revenues was 14.6% for the year ended December 31, 1998.

     OPERATING INCOME. Operating income increased $11.3 million to $11.6 million for the year ended December 31, 1998 from $0.3 million for the 36 days ended December 31, 1997. The increase in operating income was primarily attributable to the acquisitions completed by Compass in 1998. Operating income as a percentage of revenues increased to 12.0% for the year ended December 31, 1998 from 8.7% for the 36 days ended December 31, 1997.

     INTEREST EXPENSE. Interest expense increased $8.3 million to $8.5 million for the year ended December 31, 1998 from $0.2 million for the 36 days ended December 31, 1997. The increase in interest expense was primarily attributable to increased borrowings in connection with the acquisitions completed by Compass in 1998 and to a full year of borrowings in connection with the acquisitions completed by Compass in 1997].

     NET CASH FLOW PROVIDED BY (USED IN) OPERATIONS. Net cash from operations decreased $7.0 million to net cash used in operations of $6.7 million for the year ended December 31, 1998 from $0.3 million of net cash from operations for the 36 days ended December 31, 1997. The primary uses of cash during the year ended December 31, 1998 related to increased inventories, and increased accounts receivable and deferred loan fees partly offset by net income, non-cash charges to operations for depreciation and amortization, non-cash compensation and deferred taxes, and a net increase in accounts payable and accrued expenses.

     EBITDA. EBITDA increased $20.1 million to $20.6 million for the year ended December 31, 1998 from $0.5 million for the 36 days ended December 31, 1997 as a result of the factors discussed above. EBITDA as a percentage of revenues increased to 21.2% for the year ended December 31, 1998 from 15.9% for the 36 days ended December 31, 1997.

     PROVISION FOR INCOME TAXES. Compass' provision for income taxes differs from the federal statutory rate principally due to state income taxes (net of federal income tax benefit) and the amortization of goodwill attributable to certain acquisitions which is not deductible for tax purposes.

BRITTAIN MACHINE FOR THE PERIOD FROM JULY 1, 1997 THROUGH APRIL 21, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997.

     REVENUES. Revenues increased $14.2 million to $49.7 million for the period from July 1, 1997 through April 21, 1998 from $35.5 million for the year ended June 30, 1997. The increase was primarily attributable to a further increase in capacity by the addition of two high-speed, three-spindle five-axis gantry mills and two machining centers, as well as increased shipments to both Boeing and Northrop Grumman Corporation ("Northrop").

     COST OF SALES. Cost of sales increased $8.9 million to $34.6 million for the period from July 1, 1997 to April 21, 1998 from $25.7 million for the year ended June 30, 1997. Cost of sales increased primarily as a result of the increase in sales. Cost of sales as a percentage of revenues decreased to 69.7% for the period from July 1, 1997 to April 21, 1998 from 72.3% for the year ended June 30, 1997. This decrease was primarily attributable to a reduction in the level of start up costs encountered in the previous period as well as improved productivity gains.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.0 million to $6.8 million for the period from July 1, 1997 to April 21, 1998 from $2.8 million for the year ended June 30, 1997. Selling, general and administrative expenses for the period from July 1, 1997 to April 21, 1998 include $3.8 million of non-recurring management and employee bonuses paid in connection with the sale of Brittain Machine to Compass. Selling, general and administrative expenses as a percentage of revenues increased to 13.7% for the period from July 1, 1997 to April 21, 1998 from 7.8% for the year ended June 30, 1997. Excluding non-recurring bonuses, selling, general and administrative expenses as a percentage of revenues for the period from July 1, 1997 to April 21, 1998 was 6.0%.

     OPERATING INCOME. Operating income increased $1.1 million to $8.2 million for the period from July 1, 1997 through April 21, 1998 from $7.1 million for the year ended June 30, 1997 as a result of the factors discussed above. Operating income as a percentage of revenues decreased to 16.6% for the period from July 1, 1997 through April 21, 1998 from 19.9% for the year ended June 30, 1997.

     NET CASH FLOW PROVIDED BY (USED IN) OPERATIONS. Net cash flow from operations increased $8.2 million to $8.0 million for the period from July 1, 1997 through April 21, 1998 from net cash used in operations of $0.2 million for the year ended June 30, 1997. The primary sources of cash during the period from July 1, 1997 through April 21, 1998 related to increases in net income, accounts payable and accrued expenses, and a decrease in inventories.

     EBITDA. EBITDA increased $1.1 million to $9.8 million for the period from July 1, 1997 through April 21, 1998 from $8.7 million for the year ended June 30, 1997 as a result of the factors discussed above. EBITDA as a percentage of revenues decreased to 19.6% for the period from July 1, 1997 through April 21, 1998 from 24.6% for the year ended June 30, 1997, primarily as a result of increased selling, general and administrative expense related to the non-recurring bonuses mentioned above paid in connection with the sale of Brittain Machine to Compass.

BRITTAIN MACHINE FOR THE YEAR ENDED JUNE 30, 1997 COMPARED TO THE YEAR ENDED JUNE 30, 1996.

     REVENUES. Revenues increased $8.6 million to $35.5 million for the year ended June 30, 1997 from $26.9 million for the year ended June 30, 1996. The increase was primarily attributable to the addition of four high-speed, three-spindle five-axis gantry mills, increased sales of 747 parts to Northrop, increased sales to Boeing-Wichita under a series of contracts relating to the new generation 737 and increased sales of fabricated tooling and fixtures.

     COST OF SALES. Cost of sales increased $6.6 million to $25.7 million for the year ended June 30, 1997 from $19.1 million for the year ended June 30, 1996. Cost of sales as a percentage of revenues increased to 72.3% for the year ended June 30, 1997 from 70.9% for the year ended June 30, 1996. The increase in cost of sales was primarily attributable to the high percentage of new work undertaken during the year ended June 30, 1997, requiring higher start up costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.4 million to $2.8 million for the year ended June 30, 1997 from $2.4 million for the year ended June 30, 1996. Selling, general and administrative expense as a percentage of revenues decreased to 7.8% for the year ended June 30, 1997 from 8.7% for the year ended June 30, 1996. The increase in selling, general and administrative expense was primarily attributable to increased selling activity.

     OPERATING INCOME. Operating income increased $1.6 million to $7.1 million for the year ended June 30, 1997 from $5.5 million for the year ended June 30, 1996 as a result of the factors discussed above. Operating income as a percentage of revenues decreased to 19.9% for the year ended June 30, 1997 from 20.3% for the year ended June 30, 1996.

     NET CASH FLOW PROVIDED BY (USED IN) OPERATIONS. Net cash from operations decreased $2.6 million to net cash used in operations of $0.2 million for the year ended June 30, 1997 from $2.4 million of net cash from operations for the year ended June 30, 1996. The primary uses of cash during the year ended June 30, 1997 related to an increase in inventories partly offset by an increase in net income.

     EBITDA. EBITDA increased $1.8 million to $8.7 million for the year ended June 30, 1997 from $6.9 million for the year ended June 30, 1996 as a result of the factors discussed above. EBITDA as a percentage of revenues decreased to 24.6% for the year ended June 30, 1997 from 25.5% for the year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Compass' principal sources of liquidity have been borrowings, proceeds from the sale of stock and, to a lesser extent, cash flows from operating activities. At December 31, 1998 Compass had cash of approximately $7.9 million, working capital of approximately $38.1 million and total debt (including the current portion of long term debt) of approximately $197.0 million.

     On April 21, 1998, Compass completed the private offering of $110.0 million of Outstanding Notes. The net cash proceeds of $106.7 million (after fees and expenses of $3.3 million) from the issuance and sale of the Outstanding Notes were used to repay existing bank debt, to finance acquisitions and for general corporate purposes. In April and May 1998, Compass also issued additional shares of common stock for approximately $13.5 million in cash.

     Compass entered into a credit agreement dated November 20, 1998, as amended and restated on February 11, 1999 (the "Credit Agreement"), with BankBoston as Agent, NationsBank, N.A. as Co-Agent, the lenders named therein, including BankBoston as a lender, Royal Bank of Canada as Syndication Agent, General Electric Capital Corporation as Documentation Agent and BancBoston Robertson Stephens Inc. ("BRSI"), an affiliate of BankBoston, as arranger, providing for borrowing availability of up to $170.0 million. Compass' obligations under the Credit Agreement are guaranteed on a senior basis by Compass' direct and indirect subsidiaries, and secured by a security interest in substantially all of the assets of Compass and such subsidiaries. The Credit Agreement contains customary conditions to borrowing and contains customary restrictions and covenants. The Credit Agreement consists of a revolving credit facility of $25.0 million, a $35 million term loan ("Term Loan A"), a $45 million term loan ("Term Loan B") and a $65 million acquisition line (the "Acquisition Line"). At December 31, 1998 Compass had borrowed $81.0 million under the Credit Agreement, consisting of the full amount of the Term A Loan and the Term B Loan and $1.0 million of the Acquisition Line. An additional $34 million of the Acquisition Line is currently available and the remaining $30.0 million of the Acquisition Line will become available provided Compass raises one dollar of equity for every additional dollar of borrowings over the initial $35 million of availability. See "Description of Credit Agreement." The Credit Agreement replaced and terminated a $20.0 million senior secured revolving credit facility with BankBoston, N.A. ("BankBoston") as lender and administrative agent.

     The Outstanding Notes call for semi-annual interest payments on April 15 and October 15 of each year, beginning October 15, 1998. The Outstanding Notes are guaranteed by all of Compass' current subsidiaries, are subordinate to borrowings under the Credit Agreement and require Compass to meet certain financial ratios, and satisfy certain financial condition tests prior to incurring additional debt or making certain payments. The terms of the Notes and the Credit Agreement include restrictive covenants that restrict Compass' ability to pay dividends, sell certain assets and incur additional indebtedness. Compass' ability to pay principal and interest on its indebtedness, including the Notes, will depend upon the future operating performance of its subsidiaries and will require a substantial portion of Compass' cash flow from operations.

     The principal use of cash during the year ended December 31, 1998 was to fund the acquisitions Compass completed during 1998 and to repay indebtedness incurred to finance Compass' first two acquisitions in 1997. Net cash provided by financing activities was $186.2 million for the year ended December 31, 1998. Net cash used for investing activities was $172.1 million for the year ended December 31, 1998. Compass used $6.7 million in net cash for operating activities for the year ended December 31, 1998.

     Compass' capital expenditures for the year ended December 31, 1998 were approximately $5.7 million. These capital expenditures were primarily for high-speed manufacturing equipment. Compass believes that funds generated from operations and borrowing availability under the Credit Agreement will be sufficient to finance its current operations and planned capital expenditure requirements for the next 12 months.

     Compass intends to continue to actively pursue acquisition opportunities. Compass expects to fund future acquisitions through the issuance of additional equity securities, incurrence of additional indebtedness, including use of amounts available under the Credit Agreement, and cash flow from operations. To the extent Compass funds a significant portion of the consideration for future acquisitions with cash, it may have to increase the amount of the Credit Agreement or obtain other sources of financing. There can be no assurance that Compass will be able to obtain financing for potential acquisitions on satisfactory terms and conditions.

MARKET RISK AND RISK MANAGEMENT POLICIES

     Compass' results of operations are affected by numerous external factors such as general economic conditions, domestic and foreign competition, raw material availability and production delays by aerospace manufacturers. See "Risk Factors." Compass is also exposed to changes in interest rates primarily from its long term debt issued at a fixed rate. Under its current policies Compass does not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point decrease in interest rates along the entire interest rate yield curve would adversely affect the net fair value of all interest sensitive financial instruments by $1.2 million at December 31, 1998. Based on the current holdings of debt, Compass does not believe its exposure to interest rate risk is material. Fixed rate debt obligations currently issued by Compass are callable prior to maturity under certain circumstances. See "Description of the New Notes--Optional
Redemption."

INFLATION

     Compass believes that inflation has not had a material impact on its results of operations for the 36 days ended December 31, 1997 and the year ended December 31, 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

     Compass has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), effective January 1, 1998. This Statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There was no impact on the financial statements of Compass due to the adoption of SFAS No. 130.

     Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS" No. 131"), was also adopted on January 1, 1998. This statement requires Compass to report financial and descriptive information about its reportable operating segments. There was no impact on the financial statements of Compass due to the adoption of SFAS No. 131.

     Also effective January 1, 1998, Compass adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 supersedes the disclosure requirements in Statements of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," Statements of Financial Accounting Standards No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 132 is intended to improve and standardize disclosures regarding pensions and post-retirement benefits. There was no impact on the financial statements of Compass due to the adoption of SFAS No. 132.

     In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") was issued, effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Compass does not expect the impact of SFAS No. 133 to have a material effect on its financial reporting.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires capitalization and amortization of qualified computer software costs over their estimated useful life. Compass does not expect the adoption of SOP 98-1 to have a material impact on its financial statements.

     In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities, as defined in Statement SOP 98-5, to be expenses as incurred. Compass does not expect the adoption of SOP 98-5 to have a material impact on its financial statements.

YEAR 2000

     The Year 2000 issue concerns the inability of information systems to recognize properly and process date-sensitive information beyond January 1, 2000.

     As a result of its acquisition program, Compass has acquired and operates a number of stand-alone computer systems. Compass has completed an evaluation of its primary computer software programs and operating systems used for business processes to identify Year 2000 issues. Based upon this review,

Compass has determined that certain of its subsidiaries' primary systems are not Year 2000 compliant. These primary systems handle such functions as purchasing, sales order entry, warehouse inventory management, invoicing and accounts receivable, and accounts payable.

     Compass has developed plans to address the possible impact of the Year 2000 issue on its computer systems. In 1998 Compass decided to replace its Year 2000 non-compliant computer systems and install replacement systems. The installation of the replacement systems is currently underway and Compass believes it will complete its replacement program by September 30, 1999.

     Compass is currently developing a plan to evaluate Year 2000 compliance for all non-information technology systems such as telephone systems, fax machines and security systems. Compass expects to complete its evaluation and remediation of non-compliant non-information technology systems by September 30, 1999.

     The majority of the cost incurred by Compass to become Year 2000 compliant is related to the purchase and installation of the computer system upgrades and the new computer systems described above. Compass is expensing all costs except major software packages as the costs are incurred. The cost of major software packages will be amortized over a period of three to five years. Costs to remediate non-compliant non-information technology systems will be expensed as incurred. At December 31, 1998 Compass had spent an estimated $0.2 million on development and implementation of Year 2000 compliant computer systems. The remaining system replacement or upgrade costs, which Compass estimates at approximately $0.5 million will be incurred in 1999. Compass has not sought independent verification by third parties of its Year 2000 risk or cost estimates.

     Compass is developing a plan to identify third parties with which it has a significant business relationship and to survey such parties as to their Year 2000 compliance. Compass cannot ensure that all third parties significant to Compass' operations will be compliant by December 31, 1999. Compass believes a reasonably likely worst case scenario resulting from non-compliance by certain of Compass' major customers or critical vendors could include adverse effects on Compass' revenue collection, disbursements and communications, as well as the scheduling and delivery of inventory resulting in a material adverse effect on Compass' business, financial condition or results of operations. In addition, loss of utility service resulting from disruptions in power generation, transmission or distribution could adversely affect Compass' manufacturing facilities, leading to delays in or the inability to provide products to Compass' customers, resulting in a material adverse effect on Compass' business, financial condition or results of operations. If it appears likely that any major customer or critical vendor will not be compliant, Compass intends to develop contingency plans, if possible, to mitigate the impact of non-compliance.

     While Compass expects to resolve its Year 2000 risks without a material adverse effect on its business, financial condition or results of operations, there can be no assurance as to the ultimate success of Compass' Year 2000 compliance program. Uncertainties exist as to Compass' ability to detect all Year 2000 issues as well as its ability to achieve successful and timely resolution of all Year 2000 issues. Uncertainties also exist concerning the preparedness of Compass' major customers and critical vendors to avoid Year 2000 issue related service and delivery interruptions. Compass cannot predict the eventual outcome associated with the possible situations that could result from the impact of Year 2000 issues on its customers or vendors.

                          THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were sold by Compass on April 21, 1998 to DLJ, BSI and Libra (the "Initial Purchasers"), pursuant to a Purchase Agreement dated April 15, 1998 (the "Purchase Agreement") by and among Compass, Aeromil, Western Methods and the Initial Purchasers. The Initial Purchasers are qualified institutional buyers, as defined in Rule 144A under the Securities Act. As a condition to the Purchase Agreement, Compass and the Initial Purchasers entered into the Registration Rights Agreement on April 21, 1998. Pursuant to the Registration Rights Agreement, Compass agreed to (i) file with the Commission a registration statement under the Securities Act with respect to the New Notes within 240 days after the date of the original issuance of the Outstanding Notes (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement covering the Exchange Offer to become effective under the Securities Act within 300 days after the Issue Date, and (iii) use its best efforts to consummate the Exchange Offer within 30 days after the Registration Statement covering the Exchange Offer is declared effective. Compass did not file a registration statement within the required 240 days and increased interest is currently accruing on the Outstanding Notes. The Registration Statement of which this Prospectus is a part is intended to satisfy such obligations of Compass under the Registration Rights Agreement. See "--Certain Conditions of the Exchange Offer."

TERMS OF THE EXCHANGE OFFER

     Compass hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of the Outstanding Notes. New Notes will be issued only in integral multiples of $1,000 to each tendering holder whose Outstanding Notes are accepted in the Exchange Offer. Compass will accept any Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. Outstanding Notes that are not accepted for exchange will be returned as promptly as practicable after the Expiration Date. Registered holders of Outstanding Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the indenture governing the notes (each an "Eligible Holder") may tender all or a portion of the Outstanding Notes pursuant to the Exchange Offer.

     The form and terms of the New Notes under the Indenture will be identical in all material respects to the form and terms of the Outstanding Notes. The New Notes evidence the same debt as the Outstanding Notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the Outstanding Notes. The New Notes will bear interest from their date of issuance at the same rate and upon the same terms as the Outstanding Notes. See "Description of the New Notes." Accrued and unpaid interest on the Outstanding Notes accepted for exchange for the period to but not including the date of issuance of the New Notes (the "Exchange Date") will be paid to the registered holders of New Notes on the first interest payment date of the New Notes. Holders whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Outstanding Notes accrued on and after the Exchange Date.

     As of the date of this Prospectus, $110.0 million aggregate principal amount of the Outstanding Notes are outstanding and there are registered holders thereof.  Solely for reasons of administration (and for no
other purpose) Compass  has fixed the close of business of                 ,
1999, as the record date (the "Record Date") for the Exchange Offer for purposes of determining the holders of certificated Outstanding Notes to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

     Eligible Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing the notes in connection with the Exchange Offer.
Compass intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     Compass shall be deemed to have accepted validly tendered Outstanding Notes when, as, and if Compass has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purposes of receiving the New Notes from Compass.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Tendering Eligible Holders will not be required to pay broker commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes for New Notes pursuant to the Exchange Offer. Compass will pay all charges and expenses, other than certain taxes which may be levied in the event of any transfer of ownership, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
                        , 1999, or, at Compass' option, such earlier date upon which 100% of the Outstanding Notes shall have been validly tendered pursuant to the Exchange Offer and not withdrawn, unless Compass, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, Compass will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Compass reserves the right, in its sole discretion, (i) to delay accepting any Outstanding Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer if it is determined that the Exchange Offer does not meet the conditions set forth in "Certain Conditions of the Exchange Offer" below, in each case by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by Compass to constitute a material change, Compass will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Outstanding Notes, and Compass will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which Compass may choose to make a public announcement of the delay, extension, termination, or amendment of the Exchange Offer, Compass shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from their date of issuance. Holders of Outstanding Notes that are accepted for exchange will be entitled to receive, in cash, accrued and unpaid interest thereon to, but not including, the date of issuance of the New Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Outstanding Notes accrued from and after the date of issuance of the New Notes. Such accrued and unpaid interest on the Outstanding Notes will be paid to registered holders of the New Notes with the first interest payment on the New Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes.

     The New Notes bear interest (as do the Outstanding Notes) at a rate equal to 101/8% per annum. Interest on the New Notes is payable on each April 15 and October 15, commencing on October 15, 1999.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     The tender by an Eligible Holder as set forth below and the acceptance thereof by Compass will constitute a binding agreement between the tendering Eligible Holder and Compass upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Outstanding Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, the certificates for the Outstanding Notes being tendered, and all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to 5:00 p.m., New York City time, on the Expiration Date. Eligible Holders wishing to accept the Exchange Offer through the book-entry transfer procedure described below, if such procedure is available, may transfer the Outstanding Notes being tendered via ATOP. In tendering the Outstanding Notes via ATOP, such holder will expressly acknowledge the receipt, and agree to be bound by, the terms of the Letter of Transmittal (or, in the case of a tender by guaranteed delivery, that such holder has received and agrees to be bound by the Notice of Guaranteed Delivery). Book-Entry Confirmation must be received by the Exchange Agent by 5:00 p.m., New York City time, on the Expiration Date. Alternatively, an Eligible Holder may accept the Exchange Offer by complying with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange pursuant thereof are tendered (i) by a registered holder of the Outstanding Notes who has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the NASD, a commercial bank or trust company having an office or correspondent in the United States or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Outstanding Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Outstanding Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by Compass in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution along with any other documents required upon transfer. The term "registered holder" as used herein with respect to the Outstanding Notes means any person in whose name the Outstanding Notes are registered on the books of the registrar for the Outstanding Notes.

     Tenders may be made only in principal amounts of $1,000 and integral multiples thereof. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Outstanding Notes deposited with the Exchange Agent provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Outstanding Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of Outstanding Notes tendered for exchange will be determined by Compass in its sole, reasonable discretion, which determination shall be final and binding on all parties. Compass reserves the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to reject any particular Outstanding Notes whose acceptance might, in the judgment of Compass or its counsel, be unlawful. Compass also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Outstanding Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by Compass shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as Compass shall determine. Compass will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by Compass, proper evidence satisfactory to Compass of such person's authority to so act must be submitted.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender Outstanding Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and tendering Outstanding Notes, make appropriate arrangements to register ownership of the Outstanding Notes in such beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

     Each Eligible Holder accepting the Exchange Offer is required to make the representations to Compass described under "--Resales of the New Notes" below.

BOOK ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account at DTC in accordance
with DTC's procedures for transfer.   A holder tendering the Outstanding
Notes via ATOP will expressly acknowledge the receipt, and agree to be bound by, the terms of the Letter of Transmittal (or, in the case of a tender by guaranteed delivery, that such holder has received and agrees to be bound by the Notice of Guaranteed Delivery).

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of Outstanding Notes desires to tender such Outstanding Notes (other than through book-entry transfer procedures) and such Outstanding Notes are not immediately available, or if time will not permit such holder's Outstanding Notes or other required documents to reach the Exchange Agent on or prior to the Expiration Date, a tender may be effected if (i) the tender is made by or through an Eligible Institution,
(ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Compass (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Outstanding Notes, the certificate number or numbers of any Outstanding
Notes which will not be tendered by book-entry transfer and the amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, and any documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Outstanding Notes, in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery. If a registered holder of Outstanding Notes desires to tender such Outstanding Notes by book-entry transfer and the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date, a tender may be effected if (i) the tender is made by or through an Eligible Institution, (ii) the Exchange Agent receives confirmation from DTC of receipt by DTC of a Notice of Guaranteed Delivery via ATOP, by which the tendering holder will expressly acknowledge the receipt of, and agree to be bound by, the Notice of Guaranteed Delivery, including guarantee that Book-Entry Confirmation will be received by the Exchange Agent within five New York Stock Exchange trading days after the date of the transmittal of the Notice of Guaranteed Delivery via ATOP, and (iii) Book-Entry Confirmation is received by the Exchange Agent within five New York Stock Exchange trading days after the date of the transmittal of the Notice of Guaranteed Delivery via ATOP.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Except as set forth under "--Certain Conditions of the Exchange Offer" below, Compass will accept, promptly after the Expiration Date, all Outstanding Notes properly tendered and will issue the New Notes promptly after acceptance of the Outstanding Notes. For purposes of the Exchange Offer, Compass shall be deemed to have accepted properly tendered Outstanding Notes for exchange when, as, and if Compass has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Outstanding Notes or a Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal, and all other required documents; PROVIDED, HOWEVER, that Compass has given oral or written notice thereof to the Exchange Agent, and PROVIDED FURTHER that Compass reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the Eligible Holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes or substitute Outstanding Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, one business day prior to the Expiration
Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at its address set forth under "Exchange Agent" below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Outstanding Notes to be withdrawn, (ii) identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (iii) if certificates for Outstanding Notes were tendered, specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes, and otherwise comply with the procedures of DTC. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by Compass in its sole, reasonable discretion, which determination shall be final and binding on all parties. The Outstanding Notes so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes that have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Outstanding Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, Compass shall not be required to accept for exchange, or to issue the New Notes in exchange for, any Outstanding Notes and may terminate or amend the Exchange Offer if, prior to the exchange of the New Notes for the Outstanding Notes, Compass determines, in its sole discretion, that (i) there has been a commencement of any action, legal or governmental, with respect to the Exchange Offer or which Compass reasonably determines would make it inadvisable to proceed with the Exchange Offer, (ii) there has been a banking moratorium or similar event or international calamity involving the United States, (iii) there has been a change in the business or prospects of Compass that may have a material adverse effect on Compass, or (iv) the Exchange Offer violates any applicable law. If Compass makes any of the foregoing determinations, Compass may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders or (ii) extend the Exchange Offer, retain all Outstanding Notes tendered prior to the Expiration Date, and use reasonable efforts to satisfy any such condition, subject, however, to the rights of Eligible Holders to withdraw such Outstanding Notes (see "--Withdrawal Rights" above). In addition, Compass will not accept for exchange any Outstanding Notes tendered, and no New Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended, as in effect on the date of the indenture (the "Trust Indenture Act").

     Holders of Outstanding Notes may have certain rights and remedies against Compass under the Registration Rights Agreement should Compass fail to consummate the Exchange Offer, notwithstanding any nonfulfillment of the above conditions. Such conditions are not intended to modify such rights and remedies in any respect.

     Under the Registration Rights Agreement, if, other than as a result of actions by the holders of the Outstanding Notes, (i) the Registration Statement was not filed by December 17, 1998 (the "Filing Date"), (ii) the Registration Statement filed with the Commission relating to the Exchange Offer was not declared effective by the Commission by February 16, 1999 (the "Effectiveness Date"), or (iii) if the Exchange Offer has not been consummated within 30 days after the Registration Statement is declared effective (the "Consummation Date"), then Compass will pay to each holder of the Outstanding Notes an additional amount equal to $0.05 per week (or partial week) per $1,000 principal amount of the Outstanding Notes held by such holder, during the first 90-day period immediately following the Filing Date, the Effectiveness Date or the Consummation Date as liquidated damages; PROVIDED, HOWEVER, that the amount of liquidated damages will increase by an additional $0.05 per week (or partial week), per $1,000 principal amount at the beginning of each subsequent 90-day period in the case of (i), (ii) or
(iii) above, to a maximum amount of liquidated damages of $0.50 per week per $1,000 principal amount, which provision for liquidated damages will continue until such conditions as noted in (i), (ii) or (iii) have been cured.
Because Compass did not comply with certain of these provisions, liquidated damages are currently accruing at the rate of $11,000 per week. Liquidated damages accrued as of any interest payment date will be payable on such date.

TERMINATION OF CERTAIN RIGHTS

     Eligible Holders of the Outstanding Notes to whom this Exchange Offer is made have certain rights under the Registration Rights Agreement and Purchase Agreement that will terminate upon the consummation of the Exchange Offer, which rights include, without limitation, (a) the right to require Compass
(i) to file with the Commission the Exchange Offer Registration Statement under the Securities Act within 240 days following the Issue Date; (ii) to use its best efforts to cause such Registration Statement to become effective under the Securities Act within 300 days after the Issue Date;
(iii) to consummate the Exchange Offer within 30 days after the Registration Statement covering the Exchange Offer is declared effective; and (iv) if certain events described in the Registration Rights Agreement occur (x) to file a Shelf Registration Statement covering resales of the Outstanding Notes, (y) to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (z) to keep such Shelf Registration Statement effective for the period described in the Registration Rights Agreement; and (b) the right to receive liquidated damages from Compass under certain circumstances described in the Registration Rights Agreement.

EXCHANGE AGENT

     All tendered Outstanding Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent at one of the addresses set forth below. In addition, any questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal, and other related documents should be addressed to the Exchange Agent:


IF BY OVERNIGHT CARRIER OR BY HAND:          IF BY REGISTERED OR CERTIFIED MAIL:          IF BY FACSIMILE:

IBJ Whitewhall Bank & Trust Company          IBJ Whitehall Bank & Trust Company           (212)  858-2611
One State Street                                  P.O. Box 84
New York, New York                           Bowling Green Station                        CONFIRM BY TELEPHONE:
Attn:  Securities Processing Window          New York, New York 10274-0084
          Subcellar One, (SC-1)              Attn:  Reorganization Department             (212)  858-2103

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by Compass. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of Compass and its affiliates. Compass has not retained any dealer-manager in connection with the Exchange Offer. Compass, however, will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding this Prospectus and the related Exchange Offer documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. Compass also will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred in connection with the Exchange Offer will be paid by Compass and are estimated to be approximately $250,000. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees, filing fees and printing costs.

     Compass will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in Compass' accounting records on the date of the Exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     With respect to resales of New Notes, based on an interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, Compass believes that an Eligible Holder (other than (i) an affiliate of Compass within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer, (except as provided below) who exchanges Outstanding Notes for New Notes in the ordinary course of its business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of
Section 10 thereof. However, if any Eligible Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Eligible Holder cannot rely on the position of the Staff of the Commission enunciated in "Exxon Capital Holdings Corporation" (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

     As contemplated by the above no-action letters and the Registration Rights Agreement, each holder of Outstanding Notes accepting the Exchange Offer is required to represent to Compass in the Letter of Transmittal that (i) any New Notes are to be acquired in the ordinary course of business of the person receiving such New Notes, (ii) neither the holder of such Outstanding Notes nor any such other person receiving such New Notes is participating, intends to participate, or has any arrangement or understanding with any person to participate, in the distribution of the New Notes, and (iii) except as otherwise disclosed, neither the holder of such Outstanding Notes nor any such other person is an affiliate of Compass within the meaning of Rule 405 under the Securities Act. Further, each holder of Outstanding Notes accepting the Exchange Offer must acknowledge that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes and cannot rely on the no-action letters discussed above.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, for a period of 90 days after the Expiration Date. Compass will make this Prospectus available to any broker-dealer, at no charge, for use in connection with any such resale for a period of 90 days after the Expiration Date. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Outstanding Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. Compass does not intend to register the Outstanding Notes under the Securities Act or any state securities laws.

                                       BUSINESS

Compass

     Compass was founded in October 1997 to become a major supplier of precision machined individual parts and of Integrated Products used by aerospace manufacturers in structural frames and other metal aircraft components. Compass intends to capitalize on the trends among aircraft manufacturers which seek to increase outsourcing, concentrate supplier relationships and encourage suppliers of individual parts to manage the supply chain which produces Integrated Products. Compass' acquisitions to date and its principal manufacturing facilities are summarized in the following table.



                        YEAR          DATE                               MANUFACTURING
     BUSINESS         BUSINESS      BUSINESS                             CAPABILITIES/                 MAJOR
     ACQUIRED          FOUNDED      ACQUIRED          LOCATION           SPECIALITIES              CUSTOMERS(2)
Aeromil                 1971     Nov. 1997       Santa Ana, CA      Medium-sized               Boeing, Korean Airlines,
                                                                    machined parts             Hughes Aircraft, Raytheon
                                                                                               Aircraft

Western Methods         1978     Nov. 1997       Gardena, CA        Small to medium-           Boeing, Northrop, Lockheed,
                                                                    sized machined parts       NASA-JPL

Brittain Machine        1966     April 1998      Wichita, KS        Small to large-sized       Boeing, Raytheon, Hughes,
                                                                    machined parts,            Cessna, Shorts Brothers
                                                                    fabrication and
                                                                    tooling

Wichita                 1992     April 1998      Cerritos, CA       Small to medium-           Boeing, Northrop, Tolo
                                                                    sized machined parts

Barnes Machine          1982     April 1998      Shelton, WA        Small to medium-           Boeing, Northrop, Kawasaki
                                                                    sized machined parts

Sea-Lect (1)            1989     May 1998        Kent, WA           Sheet metal and            Boeing, Japan Airlines, B.F.
                                                                    extruded/machined          Goodrich, Lucas Aerospace,
                                                                    parts, assembly            Mitsubishi, Kawasaki
                                                                    including bonding/
                                                                    riveting, tool and die
                                                                    making

Pacific Hills           1962     Nov. 1998       Valencia, CA       Shim stock, laminated      Boeing, Rohr
                                                                    shims, stampings,
                                                 Kent, WA           flat patterns

Modern                  1966     Dec. 1998       Renton, WA         Small to medium-           Boeing, Hawker
                                                                    sized machined-parts


(1) Compass simultaneously acquired Sea-Lect and J&J Leasing, Inc. ("J&J") as a subsidiary of Sea-Lect in May 1998. Subsequent to the acquisition of these businesses, J&J, which had previously leased machinery and equipment to Sea-Lect and did not conduct any manufacturing operations, was merged into Sea-Lect.

(2) Major customers include Boeing, Northrop, Korean Airlines Co., Ltd. ("Korean Airlines"), Hughes Aircraft Company ("Hughes"), Raytheon Aircraft Company ("Raytheon"), Lockheed Martin Corporation ("Lockheed"), National Air Space Administration-Jet Propulsion Laboratory ("NASA-JPL"), Cessna Aircraft Co. ("Cessna"), Japan Airlines Co., Ltd. ("Japan Airlines"), B.F. Goodrich Aerospace, a division of The B.F. Goodrich Company ("B.F. Goodrich"), Lucas Aerospace, a division of LucasVarity plc ("Lucas Aerospace"), Mitsubishi Heavy Industries Ltd. ("Mitsubishi"), Kawasaki Heavy Industries, Ltd. ("Kawasaki"), Hawker de Havilland Inc. ("Hawker"), Shorts Brothers PLC ("Shorts Brothers"), Tolo Inc., a subsidiary of B.F. Goodrich ("Tolo") and Rohr, Inc., a subsidiary of B.F. Goodrich ("Rohr").

     These companies have precision machining and tooling capabilities which provide Compass with a diverse and flexible manufacturing capability. Prior to their acquisition by Compass, Compass' subsidiaries operated under independent management. As part of its strategy, Compass intends to leverage the consolidated capabilities of its subsidiaries, expand production of Integrated Products and acquire businesses with complementary capabilities.

     At present, Compass is principally engaged in manufacturing individual parts for aircraft to precise specifications from metals including aluminum, titanium and steel through the use of precision CNC machine tools and metal forming equipment. Compass uses a variety of advanced techniques and machinery including horizontal and vertical machining centers and state-of-the-art high-speed precision machining equipment, as well as three-spindle five-axis gantry mills. Management believes that Compass' machining capabilities are among the broadest, and that Compass has among the largest number of three-spindle five-axis gantry mills, of all aerospace suppliers in the United States.

     Compass produces parts as original equipment for:

     -    all of the commercial jet models (717, 737, 747, 757, 767, 777, MD-11,
          MD-80 and MD-90) produced by Boeing,

     -    Airbus (A320, A330 and A340 models),

     -    Bombardier Inc. Canadair Regional Jet-Registered Trademark- 700,

     -    Embrear Aircraft Corporation (ERJ-145),

     - as well as for several United States military programs and certain other commercial aircraft manufacturers.

     Compass believes that among the key factors in its success are the long-standing relationships that management has established with its key customers, as well as the strong name recognition of its subsidiaries, established track records of quality manufacturing and consistent histories of timely deliveries by its subsidiaries. Compass generated combined pro forma revenues and EBITDA for the year ended December 31, 1998 of approximately $183.4 million and $52.6 million, respectively. At December 31, 1998 Compass had a total revenue backlog of approximately $145.0 million, of which approximately $90.0 million is deliverable in 1999.

STRATEGY

     Compass' principal strategic objective is to increase revenues and profits by managing the supply chain for its customers, by consolidating its acquired businesses and by producing Integrated Products as well as individual parts. Compass also seeks to increase its operating efficiencies and to reduce its customer concentration by diversifying its revenue mix among aerospace customers. To reach its objectives Compass intends to:

 CONSOLIDATE ACQUIRED BUSINESSES; INCREASE REVENUES AND MARGINS

     Management believes that there are significant opportunities to increase revenues and margins by increasing operating efficiencies and asset utilization through strategic coordination of production among Compass' manufacturing facilities to increase production runs, reduce set-up times and utilize the most appropriate machinery for each production job. Management has begun to introduce lean management practices to reduce scrap rates, decrease direct manufacturing time per part, increase inventory margins and improve margins. Management also believes that some of Compass' manufacturing facilities are underutilized. This excess capacity gives Compass the opportunity to shift production among its manufacturing facilities to achieve increased operating efficiencies. Management believes that the consolidation of the specialized and complementary manufacturing capabilities of Compass' nine facilities, combined with Compass' strong customer relationships, reputation for quality and ability to coordinate production among its facilities, should allow Compass to grow internally and increase profits by producing individual parts more efficiently.

     Each of Compass' subsidiaries has substantial experience in the aerospace industry and has experienced management and highly-skilled employees. Compass seeks to retain the technical expertise of many of these individuals and utilize their expertise throughout Compass' manufacturing facilities and many of the acquired companies' key employees are remaining with Compass.

     In addition, Compass is centralizing certain administrative functions at the corporate level including finance, accounting, purchasing, tax, sales and marketing, payroll, employee benefits and insurance and other administrative activities to realize economies of scale and reduce costs. Compass is updating and consolidating its management information systems to improve internal controls and coordinate operations and is consolidating certain of the engineering functions currently spread across its manufacturing facilities.

FOCUS ON SUPPLY CHAIN MANAGEMENT AND INCREASE PRODUCTION OF INTEGRATED
PRODUCTS

     Compass intends to increase its production of Integrated Products while maintaining its on-going business of manufacturing individual parts. While Compass currently produces a limited number of sub-assemblies and manufacturing kits, Compass believes that it is capable of producing a wide range of Integrated Products by more effective use of its broad, flexible manufacturing capabilities without significant additional capital expenditures. Management believes the ability to produce Integrated Products will become increasingly important as customers such as Boeing reduce their inventories of individual parts. Compass intends to offer its customers supply chain management services by providing just-in-time delivery and electronic data interchange with its customers. Compass believes that it will be able to leverage its specialized and complementary manufacturing capabilities and marketing expertise to be awarded production contracts for Integrated Products.

IMPROVE MARKETING

     Although Compass' subsidiaries have enjoyed strong customer relationships and repeat business as a result of strong name recognition, established track records of quality manufacturing and consistent histories of timely deliveries, they have not maximized marketing opportunities. Management intends to proactively market Compass' broad, flexible manufacturing capabilities to secure additional long-term production contracts from existing customers. Compass intends to position itself as an outsource alternative to its customers' own facilities by offering its customers lower part costs and increased inventory turnover. In addition, management is targeting customers that Compass' subsidiaries could not significantly penetrate individually, including Airbus which represented less than one percent of Compass' 1998 consolidated revenues. Compass has retained a former Finance Director of British Aerospace Airbus Limited as its Vice President in Europe, to develop a strong business relationship with Airbus and to identify suitable acquisition candidates. As a result of his efforts, Compass obtained additional contracts with Airbus in 1998. Management believes that improved marketing of Compass' ability to produce precision machined individual parts and Integrated Products to precise specifications with timely deliveries should allow Compass to achieve its objectives of becoming a major supplier to the aerospace industry and diversifying its revenue mix within the aerospace industry.

DIVERSIFY REVENUE MIX

     Compass participates in all Boeing commercial jet programs, but does not generate significant revenues from Airbus or the business jet market, two segments targeted by Compass for greater penetration in the future. Compass obtained additional contracts with Airbus in 1998 and currently manufactures parts for the A320, A330 and A340 models. Compass also believes that there are opportunities to increase revenues from regional and commercial jet manufacturers and from United States military programs beyond its current participation in the C-17 transport and F-18 fighter aircraft programs.

INCREASE OUTSOURCING

     Compass utilizes small machine shops for certain production functions to increase manufacturing efficiencies and capacity. Compass intends to increase outsourcing to these small machine shops to augment its capacity and supplement its capabilities without additional capital expenditures, thus enhancing its ability to produce Integrated Products. The machine shops will be pre-qualified by Compass, execute formal supply agreements and be held accountable for meeting the quality standards of Compass' customers. To ensure that the outsourced parts shipped under its supplier numbers and purchase order numbers meet the requirements of Compass' customers, Compass will impose the quality requirements in its contracts and audit its subcontractors in a similar manner to which Compass is required to perform and is audited by its customers. Compass will also inspect the outsourced parts in its own quality control departments.

ACQUIRE COMPLEMENTARY BUSINESSES

     Compass believes that it is well positioned to take advantage of opportunistic acquisitions of complementary businesses in the highly fragmented aerospace supplier industry. Management believes that a lack of managerial expertise and financial and marketing resources at many small and mid-sized aerospace subcontractors has constrained growth, modernization and the addition of integration capabilities. Management believes that, as a result, there is significant potential to increase revenues and margins at many acquired companies. Compass is actively evaluating potential acquisitions domestically and in Europe. In evaluating potential acquisition targets, Compass focuses on acquiring businesses with complementary manufacturing capabilities that will enhance Compass' ability to produce higher value-added Integrated Products, increase its operating efficiencies and/or diversify its revenue mix.

INDUSTRY OVERVIEW AND TRENDS

     Commercial aircraft manufacturers are experiencing a sustained period of historically high demand for new aircraft. According to the Aerospace Industries Association of America, the annual worldwide market for aircraft was approximately $78.0 billion in 1998, an 8.3% increase from $72.0 billion in 1997. Manufacturing U.S.A., Sixth Edition, estimates the value of aircraft equipment shipped in 1998 was approximately $20.4 billion. In response to the increased demand for aircraft, the major aircraft manufacturers are dramatically changing their manufacturing and purchasing practices to increase production rates and reduce costs. More specifically, aircraft manufacturers are increasing outsourcing and imposing increased responsibilities, such as the production of more Integrated Products, just-in-time deliveries and quality control inspections before shipping on a smaller number of qualified suppliers. Outsourcing also reduces costs because subcontractors can produce parts at a fraction of the cost of in-house manufacturing. At present, the aerospace supplier industry is highly fragmented, consisting of a limited number of well-capitalized companies which offer a broad range of products and services, and a large number of smaller, specialized companies. As a result of the aircraft manufacturers' new manufacturing and purchasing practices, the supplier industry has been consolidating at an increasing pace in recent years and management believes that such consolidation will continue.

     Significant trends currently affecting the market for parts for aircraft manufacturers include the following:

INCREASES IN AIR TRANSIT AND AIRCRAFT PRODUCTION

     Boeing's 1998 Current Market Outlook projected that, through the year 2007, global air travel will increase by 63% and that the number of passenger and cargo delivery aircraft in service will increase by 44%, with approximately 7,600 new airplanes delivered worldwide through the year 2007. Airbus' 1998 Global Market Forecast projected that through the year 2017, the number of aircraft in active service should increase by 88% and over 87% of the current passenger jet fleet should be replaced, requiring approximately 16,700 replacement passenger aircraft. At December 31, 1998 Boeing's unfilled announced order backlog was 1,786 aircraft, with orders for 656 aircraft received as of December 31, 1998. Boeing delivered 271, 375 and 563 airplanes (including airplanes delivered by the former McDonnell Douglas Corporation, which was acquired by Boeing in 1997) in 1996, 1997 and 1998, respectively, and has publicly announced plans to increase production rates to approximately 620 airplanes in 1999.

     Compass believes that the following factors, among others, are contributing to the increase in new aircraft orders: (i) a turnaround in worldwide airline operating performance (from substantial operating losses in 1992 to approximately $12.0 billion and $15.5 billion of operating profit in 1996 and 1997, respectively); (ii) projected worldwide airline traffic growth of 5.0% per year and projected cargo traffic growth of 6.4% per year over the next decade; (iii) increased aircraft load factors during the 1990-96 period;
(iv) increases in the average age of commercial aircraft during the 1990-96 period; and (v) the increasing importance of city pair marketing and flight frequencies to the airline industry. Compass believes that this trend will be driven, in part, by the anticipated continued growth of carriers engaged in the air freight and package delivery businesses and the expected commencement of new airlines, especially in China and other Asian countries where air traffic was previously limited. Further, retirement of aging aircraft and the anticipated removal of approximately 1,000 airplanes domestically from the operating fleet to comply with mandatory noise reduction standards by December 31, 1999 should contribute to the increased demand for new aircraft production. The number of surplus aircraft is expected to decline significantly while new aircraft production is expected to increase over the next several years. The expected growth in air transit and aircraft production should increase the demand for structural parts from subcontractors as aircraft manufacturers increase outsourcing to reduce costs and increase production rates.

REDUCTION IN THE NUMBER OF APPROVED SUBCONTRACTORS

     In order to devote additional resources to their core competencies, reduce operating and purchasing costs and streamline purchasing decisions while retaining control over quality, aircraft manufacturers have been reducing the number of approved subcontractors. Additionally, aircraft manufacturers have established quality and operating criteria to ensure that approved subcontractors operate with the required proficiency. Compass believes that, due to the established market presence of its subsidiaries, their ability to manufacture precision machined parts and their track records for quality, Compass' manufacturing facilities will continue to be approved suppliers to Boeing and other major aircraft manufacturers.

OPERATIONS

     Compass' existing manufacturing capabilities are principally centered around the precision machining of aluminum, titanium and steel and the production of sheet metal details. In addition, Compass engages in fabrication, metal bonding and minor assembly.

MANUFACTURING FACILITIES

     At March 31, 1999 Compass maintained its corporate headquarters and operated at nine manufacturing facilities comprising an aggregate of approximately 553,650 square feet of space. The following table describes the principal manufacturing facilities and indicates the location, function, approximate size and ownership status of each location. Compass believes that its facilities are suitable for their present intended purposes and adequate for Compass' present and anticipated level of operations.


                                            APPROXIMATE
                       PRODUCTS AND        FACILITY SIZE
    LOCATION             FUNCTION           (SQ. FEET)           OWNERSHIP
Long Beach, CA         Corporate                8,670
                       Headquarters

Santa Ana, CA          Manufacturing           65,000             Leased(2)

Gardena, CA            Manufacturing           20,500              Leased

Wichita, KS            Manufacturing          153,000               Owned

Cerritos, CA           Manufacturing           42,500              Leased

Shelton, WA            Manufacturing           50,000               Owned

Kent, WA               Manufacturing           77,180              Leased

Valencia, CA           Manufacturing           31,280              Leased

Kent, WA               Manufacturing           10,450              Leased

Renton, WA             Manufacturing           95,070               Owned


(2) Compass leases its Santa Ana facility from a former Aeromil affiliate at a fair market rent.

     Compass has a large portfolio of sheet metal forming equipment, high-speed and conventional CNC machining equipment, including horizontal and vertical machining centers and three-spindle five-axis gantry mills, stretch presses, bladder presses and brakes and shears at its eight manufacturing facilities, which provide broad, flexible manufacturing capabilities. Compass maintains in-house engineering departments at each manufacturing facility, some of which utilize CATIA-CADAM Solutions and Unigraphics systems, to create machine control programs from digital parts specifications received directly from the aircraft manufacturers.

     Compass also engages in metal bonding and assembly operations at several of its manufacturing facilities. Western Methods has developed its own Boeing-certified specialized bonding process which enables the assembly/bonding department to bond composite material to aluminum and mechanical hardware to milled parts. Brittain Machine fabricates assembly and tooling platforms and has diversified into complex assembly production involving bonding and riveting individual parts together. Western Methods, Brittain Machine and Barnes Machine also participate in Boeing's Advanced Technology Assembly program under which subcontractors manufacture parts requiring drilling precise manufacturing assembly location holes.

PRODUCTS

     Compass manufactures parts for all Boeing commercial aircraft models, as well as for a variety of aircraft from other commercial aircraft manufacturers and several U.S. military aircraft and other programs. Compass' products range in size from large ribs used in wings and vertical stabilizers to engine mounts, door stops and shims and range in value from less than $50 to more than $20,000. Compass primarily manufactures original equipment parts from various metals such as aluminum, titanium and steel which are used in the structural elements of aircraft.

CERTIFICATION

     Compass manufactures parts to exact specifications provided by its aerospace customers in engineering drawings. Compass' customers require Compass' manufacturing facilities to perform quality standards testing and certification procedures on all manufactured parts and provide detailed records to ensure traceability of each part. Such customers typically certify Compass' manufacturing facilities as meeting certain quality standards, which certification is necessary for Compass to submit bids and manufacture parts for such customers. See "Risk Factors--Certification" and "--Sales and Marketing."

     Compass' manufacturing facilities have imposed certain quality control criteria and all of Compass' facilities have received Boeing's D1-9000 certification for quality standards. Furthermore, all of Compass' facilities have received Boeing's D1-9000-A certification, which certifies the facility as well as particular machines and allows the facility to produce more critical parts with the certified equipment. Compass' Shelton, Washington facility has received on ISO 9002 certification, which is an European classification. Qualified suppliers often subcontract parts to other machine shops while still remaining responsible for quality and delivery schedules. Several of Compass' subsidiaries have been selected as Boeing-Wichita key suppliers, which permits them to subcontract production without Boeing's supervision. Certain of Compass' facilities are also certified by other customers including Northrop, Lockheed, Raytheon, Airbus, Menasco Aerospace, a division of Coltec Industries Inc., and B.F. Goodrich. The certification process necessary to become an aerospace supplier, combined with the aircraft manufacturers' desire to reduce their number of approved suppliers, provide substantial barriers to entry for machining companies from industries which have greater tolerances for production variances and accept parts produced to less precise specifications under less rigorous manufacturing procedures.

QUALITY CONTROL

     Compass believes that its machining and quality control equipment is among the best of any independent aerospace supplier in the United States and represents state-of-the-art technology. Each of Compass' nine manufacturing facilities maintains quality control departments utilizing computer-assisted inspections which meet or exceed customer requirements and produce required documentation to each customer's standards.

     Compass maintains the most stringent quality control of its manufactured parts and services. Compass' customers require Compass' manufacturing facilities to satisfy certain standards relating to the quality of its manufactured parts and services. Compass' manufacturing facilities perform testing and certification procedures on all manufactured parts and provide detailed records to ensure traceability of parts. In addition, Compass performs quality control tests on all parts Compass outsources to small machine shops. Compass believes that the emphasis on quality control has enabled its manufacturing facilities to obtain D1-9000, D1-9000-A and other customer certifications which contribute to Compass' ability to successfully market Compass' manufacturing and production capabilities. The expense required to institute and maintain quality control procedures comparable to Compass' represents a barrier to entry for other companies.

BACKLOG

     The growth of orders for new aircraft has created a substantial backlog of purchase orders and parts ordered under long term agreements. Compass operates under a series of long term contracts with the major aircraft manufacturers which generally cover a two-to five-year period for various part numbers. Each long term contract includes customer estimates of the number of parts the customer will require over the term of the contract and defines the responsibilities of the parties, pricing formulas and product specifications for specific parts covered by the contract. The customer generally issues purchase orders for selected parts six to twelve months prior to the required shipping date under the pricing terms and conditions agreed upon in the contract. Most of Compass' shipments are made pursuant to purchase orders. The long term contracts and purchase orders are often terminable at will by the customer with respect to uncompleted portions of the contract or purchase order. The backlog consists of customers' unfilled purchase orders and therefore is represented largely by contracts and orders that may be canceled by customers. At December 31, 1998 Compass had a total revenue backlog of approximately $145.0 million, of which approximately $90.0 million is deliverable in 1999.

CUSTOMERS

     Compass' principal customer is Boeing, which directly accounted for approximately 72.0% of Compass' combined pro forma revenues for the year ended December 31, 1998. In addition, approximately 13.0% of the remainder of Compass' combined pro forma revenues for the year ended December 31, 1998 were derived from Boeing indirectly through sales to suppliers of Boeing. Compass supplies parts to a number of major Boeing divisions, including Boeing-Wichita, Boeing-Seattle, Boeing-Auburn, Boeing-Portland and Douglas Products, which typically make independent purchasing decisions. Compass' other customers include Northrop, Lockheed, Raytheon, Cessna, Learjet, NASA-JPL, Rockwell International Corporation, General Dynamics Corporation, British Aerospace, Bombardier, Inc. Canadair, Shorts Brothers PLC and Embrear Aircraft Corporation, some of which are also Boeing suppliers.

SALES AND MARKETING

     Compass' products are sold directly to aircraft manufacturers such as Boeing, Lockheed and Raytheon which perform final assembly of aircraft and to large aerospace subcontractors through both direct sales efforts and independent sales representatives. The aircraft manufacturers and subcontractors purchase products from qualified subcontractors under rigorous ongoing certification programs such as Boeing's D1-9000 certification.

     The sales process primarily entails relationship management to maximize new sales from existing customers. The direct sales effort is primarily via communication with key customers and is continually maintained by senior management and dedicated sales professionals. Technical support for such sales, which is a critical component of the marketing process, is provided through line manufacturing managers, engineering and quality control personnel. Compass' management has long-standing relationships with key customers and management believes that its integrated capabilities will allow it to bid on Integrated Products programs which typically offer higher contract value compared to purchase orders for individual parts.

     Compass produces parts to the exact specifications of customer-provided engineering drawings. Management believes a key element of Compass' competitive strength and marketing strategy is Compass' ability to deliver parts on schedule and maintain specifications and quality standards. Sales are generally made under two-to five-year long term contracts in which the customer specifies the number of parts it estimates it will require over the term of the contract and the responsibilities of the parties, pricing formulas and product specifications are documented. The customer generally issues purchase orders for selected parts six to twelve months prior to the required shipping date under the pricing terms and conditions agreed upon in the contract. The customer generally has the right to delay shipment of placed orders or not to place orders previously forecasted. Most of Compass' shipments are made pursuant to purchase orders.

COMPETITION

     The aerospace supplier industry is highly fragmented, consisting of both a limited number of well-capitalized companies which offer a broad range of products and services and a large number of smaller, specialized companies. Compass believes that the principal competitive factors in the aerospace supplier industry are quality, precision-machining ability, timely deliveries, overall customer service and price. Compass believes that it competes favorably on the basis of the foregoing factors. Compass competes with third party manufacturers, some of which are divisions or subsidiaries of aircraft manufacturers or other large companies in the manufacture of individual parts and Integrated Products. Some of these competitors have greater financial and other resources than does Compass. See "Risk Factors--Competition."

GOVERNMENT REGULATION

     The aviation industry is highly regulated in the United States by the Federal Aviation Administration ("FAA") and in other countries by similar agencies. The FAA regulates commercial flight operations in the United States and requires that aircraft components meet stringent standards. FAA regulations provide that aircraft manufacturers must operate under one or more of several different FAA authorizations. Manufacturers holding FAA production approvals (a production approval holder, or "PAH") may engage a supplier to manufacture all or a portion of an authorized part. If the supplier manufactures complete parts, the PAH must ensure that the parts are fabricated and inspected under the PAH's FAA-approved quality control system. Compass must satisfy the requirements of its customers that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations. If material authorizations or approvals held by Compass' customers were revoked or suspended, Compass' operations could be adversely affected.

     An initial Parts Manufacturer Approval ("PMA") is, in general, an approval of a manufacturing or modification facility's production quality control system. A supplemental PMA authorizes the manufacture of a particular part in accordance with the requirements of the corresponding FAA production certificate. Compass is currently in the process of applying for a PMA for certain parts produced at one of its manufacturing facilities. Compass' FAA approvals will be owned, and may only be used by, the manufacturing facility obtaining such approval. Compass does not believe a PMA is necessary to operate its business as it is currently being conducted and management believes any delay or failure to obtain the PMA will not have a material adverse effect on the business, financial condition or results of operations of Compass.

     Compass' manufacturing operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act of 1970 ("OSHA") mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. Compass believes that its operations are in material compliance with OSHA's health and safety requirements.

ENVIRONMENTAL MATTERS

     Compass is subject to federal, state, local and foreign laws, regulation and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the clean-up costs of, and certain damages resulting from, past spills, disposals or other releases of hazardous substances (together, "Environmental Laws"). Compass' operations use certain substances and generate certain wastes that are regulated or may be deemed hazardous under applicable Environmental Laws. Although Compass endeavors at each of its facilities to assure compliance with Environmental Laws and regulations, from time to time operations of Compass and its predecessors have resulted in, and may in the future result in, certain noncompliance with applicable requirements under Environmental Laws for which Compass may incur liability. Compass believes, based on currently available information, that any such noncompliance under current Environmental Laws will not have a material adverse effect on Compass' business, financial condition or results of operations. There can be no assurance that future changes in such laws, regulations or interpretations thereof, or the nature of Compass' operations will not require Compass to make significant additional capital expenditures to ensure environmental compliance in the future.

     Compass has acquired, and expects to continue to acquire, pre-existing businesses that have historical and ongoing operations, and Compass has and will have limited information about past activities of those companies and operations on its properties. Compass is aware that at one of its leased properties, governmental authorities are currently investigating groundwater contamination and Compass has been asked to conduct certain additional investigations. Compass has also been named a defendant in an action filed by an owner of property adjacent to property we lease. Compass is indemnified by the owner of the property leased by Compass and that owner has assumed the defense of this action. At this time, Compass cannot determine, in either case, what cleanup activities, if any, will be required. Soil and groundwater contamination may also exist on Compass' other properties as a result of current or former operations on Compass' properties, or operations on other properties. Based in part on indemnities obtained in connection with Compass' past acquisitions, Compass believes, although there can be no assurance, that such matters will not have a material adverse effect on Compass' business, financial condition or results of operations.

     Compass may also incur liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act and similar state and local laws, some of which impose strict, and in some cases, joint and several liability for the cleanup of contamination resulting from past disposal of waste, including disposal at off-site locations. A pre-existing business acquired by Compass has been named as a potentially responsible party under CERCLA at a site where it disposed of waste in the past. Based on the information available to Compass, including the apparent limited amount of waste sent to the site by that business, as well as an existing indemnity from the seller of the business, Compass believes that this matter will not have a material adverse effect on Compass' business, financial condition or results of operation.

TRADEMARKS

     Compass holds a trademark registered in the United States and nine other countries through one of its subsidiaries. Compass believes that the termination, expiration or infringement of its trademark would not have a material adverse effect on its business, financial condition or results of operation.

EMPLOYEES

     Compass had 956 employees at December 31, 1998 in three states and had no collective bargaining agreements. Compass has not experienced any strikes or general work stoppages and believes that its relations with its employees are excellent.

LEGAL PROCEEDINGS

     Compass is not party to litigation or other legal proceedings which Compass believes could reasonably be expected to have a material adverse effect on Compass' business, financial condition or results of operations.

                               MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to directors and executive officers of Compass.



 NAME                              AGE              POSITION
 ----                              ---              --------
 Douglas M. Hayes  . . . . . . .    55  Chairman of the Board and Director

 Alexander Hogg  . . . . . . . .    52  Chief Executive Officer, President and
                                        Director

 Pasquale DiGirolamo . . . . . .    59  Executive Vice President, Aircraft
                                        Structures North America

 N. Paul Brost . . . . . . . . .    45  Vice President, Chief Financial Officer
                                        and Treasurer

 Douglas B. Solomon  . . . . . .    44  Secretary and Director

 Harald H. Ludwig  . . . . . . .    44  Director

 James P. Angus  . . . . . . . .    52  Director

 William R. Monkman  . . . . . .    55  Director

 Michael Dritz . . . . . . . . .    60  Director

 Philip J. Olsson  . . . . . . .    49  Director


     DOUGLAS M. HAYES has been a Director and Compass' Chairman of the Board since November 1997. Mr. Hayes has been a Managing Director of Macluan Capital Corporation ("Macluan") and President of Hayes Capital Corporation ("Hayes Capital") since June 1997. From 1986 to June 1997, Mr. Hayes was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Hayes is a graduate of Dartmouth College and holds an M.B.A. from the Harvard Business School. Mr. Hayes also serves on the board of directors of GameTech International, Inc. and Reliance Steel & Aluminum Co.

     ALEXANDER HOGG has been a Director and Compass' President and Chief Executive Officer since November 1997. Mr. Hogg has spent his entire career in the aerospace industry and has more than 30 years of experience in manufacturing aircraft, major systems such as landing gear, flight controls and complex machine parts. From 1995 to 1997, Mr. Hogg was General Manager of Castle Precision, Inc. and from 1992 to 1995, he held the position of Operating Officer of Hydromil Co. Mr. Hogg's prior work experience includes, among other positions, service as Vice President, General Manager of Menasco (Canada) Aerospace, Director of Production Engineering for Boeing De Havilland and Manager, Manufacturing Engineering, Canadair, Ltd. Mr. Hogg attended Boeing's Senior Management Training Program and personally received Boeing's PRIDE IN EXCELLENCE AWARD for his contributions to the 757 and 767 programs. Mr. Hogg is a graduate of Heriot Watt University with a degree in Mechanical Engineering.

     PASQUALE DIGIROLAMO has been Compass' Executive Vice President, Aircraft Structures North America since December 1998. From 1994 to 1998, Mr. DiGirolamo served as Operations Manager for B.F. Goodrich Aerospace, Landing Gear Division. From 1993 to 1994, Mr. DiGirolamo served as plant manager for Kelsey-Hayes Company, an automotive parts manufacturer. Prior to 1993, Mr. DiGirolamo's prior work experience includes various positions with Delco Chassis and General Motors. Mr. DiGirolamo is a graduate of the University of Dayton with a degree in Mechanical Engineering.

     N. PAUL BROST has been Compass' Vice President, Chief Financial Officer and Treasurer since September 1998. From 1993 to 1998, Mr. Brost served as Segment Financial Executive for Textron Inc. responsible for the Systems and Component Segment, and as Vice President-Finance and Administration for HR Textron, a division of Textron Inc. From 1976 to 1993, Mr. Brost was with Ernst & Young LLP, most recently as a partner, with responsibility for numerous manufacturing, aerospace and defense clients. Mr. Brost is a graduate of Southern Illinois University and is a Certified Public Accountant.

     DOUGLAS B. SOLOMON has been a Director and Compass' Secretary since November 1997. Mr. Solomon has been a Managing Director of Macluan since December 1998 and a Managing Director of Hayes Capital since August 1997. From August 1997 to December 1998, Mr. Solomon served as a Senior Vice President of Macluan. Since 1992, Mr. Solomon has been President of The Woodland Company, which provides financial advisory and consulting services. Mr. Solomon was a Managing Director of The Chase Manhattan Investment Bank from 1989 to 1991. Mr. Solomon is a graduate of the University of California-Davis and holds an M.B.A. from the University of California-Los Angeles.

     HARALD H. LUDWIG has been a Director of Compass since November 1997. Mr. Ludwig co-founded and has been President of Macluan, a private investment company, since 1985. He is a graduate of Simon Fraser University and holds a L.L.B. from Osgoode Hall Law School. An entity controlled by Mr. Ludwig controls Holdings, which is the majority stockholder of Compass. Mr. Ludwig also serves on the board of directors for Lions Gate Entertainment Corp. and for West Fraser Timber Limited.

     JAMES P. ANGUS has been a Director of Compass since March 1998. Mr. Angus is a co-founder of Macluan and has been President of Angroup Holdings Limited, a private investment company with interests in marine transportation, real estate development and other industries, since 1986. Mr. Angus is a graduate of the University of Victoria and holds an M.B.A. from the University of Western Ontario.

     WILLIAM R. MONKMAN has been a Director of Compass since March 1998. Mr. Monkman is also the Chief Executive Officer and President of Precision Aerospace Corporation, which manufactures fuel control systems and carburetors for aerospace customers and fuel control systems for industrial engines at plants in Washington, California and Virginia. Mr. Monkman has been affiliated with Precision Aerospace Corporation since 1981. Between 1981 and 1997 Mr. Monkman was also affiliated with Suntree Industries Limited, most recently as Chief Executive Officer. Mr. Monkman is a graduate of the University of Alberta and holds an M.B.A. from the University of Western Ontario.

     MICHAEL DRITZ has been a Director of Compass since March 1998. Mr. Dritz is also the Chairman of Dritz Enterprises LLC which provides consulting services for the financial industry, serving in that capacity since 1997. From 1995 to 1996, Mr. Dritz was a Managing Director for Merrill Lynch and Chairman of the Smith Brothers International Advisory Division. Mr. Dritz was the President and Chief Executive Officer of Smith New Court, Inc. and an Executive Director of Smith New Court PLC from 1985 to 1995. Mr. Dritz is a graduate of Syracuse University.

     PHILIP J. OLSSON has been a Director of Compass since March 1999. Mr. Olsson is also a Managing Director of Royal Bank Equity Partners Limited, having served in such a capacity since 1997. From 1986 to 1997, Mr. Olsson served in various positions at RBC Dominion Securities, including as Vice Chairman. Mr. Olsson is a graduate of and holds an M.B.A. from Vanderbilt University. Mr. Olsson also serves on the board of directors of Anchor Lamina, Inc.

     Compass' directors will serve until their respective successors are elected or until death, resignation or removal. Executive Officers are appointed by, and serve at the pleasure of, the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compass' Board of Directors has established an Audit Committee and a Compensation Committee.

     The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of Compass' books and records, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing Compass' accounting and financial controls with the independent public accountants and Compass' financial and accounting staff and reviewing and approving transactions between Compass and its directors, officers and affiliates. Messrs. Angus, Monkman and Solomon are the members of the Audit Committee.

     The Compensation Committee provides a general review of Compass' compensation plans and policies to ensure that they meet corporate objectives. Compass' existing plans with respect to executive compensation are largely based upon contractual commitments set forth in employment and consulting agreements that are either in effect or are to be entered into upon consummation of the Pending Acquisitions. See "--Employment Agreements." The Compensation Committee's responsibilities also include administering the 1998 Stock Incentive Plan (as defined herein), including selecting the officers and salaried employees to whom awards will be granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hayes, Ludwig and Dritz served as the members of the Compensation Committee in 1998. Mr. Hayes served as Chairman of the Board for Compass and for each of its subsidiaries in 1998. Mr. Hayes did not receive any compensation for such service.

Mr. Hayes and Mr. Ludwig are affiliates of Hayes Capital and Dunhill Bank Caribbean Ltd. ("Dunhill"), respectively, which are parties to a Management Consulting Agreement with Compass. See "--Certain Relationships and Related Party Transactions."

DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers, employees or consultants of Compass are entitled to receive an annual retainer fee of $12,000, plus reimbursement of expenses for each Board of Directors' meeting and each committee meeting that they attend in person.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Compass to its Chief Executive Officer and the two other most highly compensated executive officers for the fiscal year ended December 31, 1998.

               SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                 SECURITIES
NAME AND                                                                         UNDERLYING          ALL OTHER
PRINCIPAL POSITION                       YEAR    SALARY ($)      BONUS ($)     OPTIONS/SARS(#)     COMPENSATION ($)
------------------                       ----    ----------      ---------     ---------------     ----------------
Alexander Hogg........................   1998      $250,000    $200,000(1)         346,291             $    -
Chief Executive Officer and
President

Pasquale DiGirolamo...................   1998     16,154(2)       50,000            40,000              16,817(4)
Executive Vice President, Aircraft
Structures North America

N. Paul Brost.........................   1998     35,577(3)       5,000             25,000                  -
Vice President, Chief Financial
Officer and Treasurer

(1) Pursuant to the terms of his employment agreement, Mr. Hogg may be granted certain stock options based on Compass' 1998 performance. See "--Employment Agreements."

(2) Represents Mr. DiGirolamo's salary for the partial year from December 1, 1998 when Mr. DiGirolamo began his employment with Compass. Mr. DiGirolamo's annual salary is presently $200,000. See "--Employment Agreements."

(3) Represents Mr. Brost's salary for the partial year from September 21, 1998 when Mr. Brost began his employment with Compass. Mr. Brost's annual salary is presently $150,000. See "--Employment Agreements."

(3) Represents relocation expenses incurred by Mr. DiGirolamo and paid by Compass.

                        OPTION/SAR GRANTS IN 1998



                                                 PERCENT OF
                                                   TOTAL                                               POTENTIAL REALIZABLE
                                NUMBER OF         OPTIONS/        EXERCISE                               VALUE AT ASSUMED
                               SECURITIES           SARS             OF                                   ANNUAL RATES OF
                               UNDERLYING        GRANTED TO         BASE                                    STOCK PRICE
                              OPTIONS/SARS        EMPLOYEES         PRICE           EXPIRATION            APPRECIATION FOR
           NAME                GRANTED (#)         IN 1998          ($/SH)             DATE                  OPTION TERM
           ----               ------------         -------          ------             ----                  -----------
                                                                                                         5% ($)       10% ($)
                                                                                                         ------       -------
Alexander Hogg.............      346,291              42.1%          $1.00     March 10, 2008           $564,000      $898,000

Pasquale DiGirolamo........      40,000                4.9           $1.47     November 30, 2008          96,000       153,000

N. Paul Brost..............      25,000                3.0           $1.47     October 14, 2008           60,000        95,000



1998 STOCK INCENTIVE PLAN

     In March 1998 Compass' Board of Directors adopted, and the shareholders approved, the Compass Aerospace Corporation 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"). The 1998 Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All officers, directors, employees and independent contractors of Compass are eligible for discretionary awards under the 1998 Stock Incentive Plan. The 1998 Stock Incentive Plan provides for stock-based incentive awards, including incentive stock options, non-qualified stock options and restricted stock. The 1998 Stock Incentive Plan permits the Committee to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, PROVIDED, that the option exercise price may not be less than 85% of the fair market value per share of Compass' Common Stock on the date of the grant. Under the 1998 Stock Incentive Plan, no participant may be granted incentive stock options that are first exercisable in any one calendar year with fair market value in excess of $100,000. 2,000,000 shares of Compass' Common Stock have been reserved for issuance under the 1998 Stock Incentive Plan.

     The 1998 Stock Incentive Plan may be amended, suspended or terminated at any time. However, neither the maximum number of shares that may be sold or issued under the 1998 Stock Incentive Plan, nor the benefits accruing to participants thereunder may be increased, nor may the class of persons eligible to participate in the 1998 Stock Incentive Plan be altered, without the approval of Compass' shareholders; PROVIDED, HOWEVER, that adjustments to the number of shares subject to the 1998 Stock Incentive Plan and to individual awards thereunder and/or to the exercise price of awards previously granted are permitted without shareholder approval upon the occurrence of certain events affecting the capital structure of Compass.

EMPLOYMENT AGREEMENTS

     Effective November 26, 1997 Compass entered into an employment agreement (amended as of April 14, 1998) with Alexander Hogg, pursuant to which Compass agreed to employ Mr. Hogg as President and Chief Executive Officer for a term of five years at an annual base salary of $250,000, beginning January 2, 1998. Mr. Hogg also received $21,000 in salary for the period from the agreement's effective date through January 1, 1998. In addition, the agreement provides that Mr. Hogg shall be granted an option to purchase 346,291 shares of Compass' common stock at an exercise price equal to $1.00 per share, which shall vest and become exercisable on November 26, 1999. Mr. Hogg's option will also fully vest and become immediately exercisable if (i) any entity other than Holdings or its successors acquires 51% or more of the common stock of Compass or if Compass sells all or substantially all of its assets, or (ii) Mr. Hogg's employment is terminated without cause. Mr. Hogg will also be granted stock options to purchase an additional 62,500 shares, on each of March 1, 1999, 2000, 2001 and 2002, respectively, if Compass meets certain EBITDA targets. Mr. Hogg will also be entitled to receive his base salary to the end of the term of the agreement if he is terminated without cause.

     Effective December 1, 1998 Compass entered into an employment agreement with Pasquale DiGirolamo, pursuant to which Compass agreed to employ Mr. DiGirolamo as Executive Vice President, Aircraft Structures North America for a term of three years at an annual base salary of $200,000 and an annual bonus of $50,000 to be paid on each of December 15, 1998, 1999 and 2000. In addition, the agreement provides that Mr. DiGirolamo will be granted stock options to purchase 40,000 shares of Compass' common stock at an exercise price equal to $1.47 per share. Such options will vest at the rate of 10,000 shares per year on December 1 of each year, beginning on December 1, 1999. Mr. DiGirolamo's options will fully vest and become immediately exercisable
(i) in the event of a sale of 81% or more of Compass' voting common stock in a single transaction or a related series of transactions within a six month period, or (ii) Mr. DiGirolamo's employment is terminated due to death or permanent disability. Mr. DiGirolamo will also be granted stock options to purchase an additional 10,000 shares per annum, at an exercise price to be determined which shares shall vest over a four-year period at 25% per year if Compass meets certain EBITDA targets. Mr. DiGirolamo will also be entitled to receive up to six months of his then current base salary if he is terminated without cause.

     Effective September 21, 1998 Compass entered into an employment agreement with N. Paul Brost, pursuant to which Compass agreed to employ Mr. Brost as Vice President and Chief Financial Officer for a term of three years at an annual base salary of $125,000, which has been adjusted to $150,000, and a minimum $15,000 bonus payable in 1999. In addition, the agreement provides that Mr. Brost will be granted stock options to purchase 25,000 shares of Compass' common stock at an exercise price equal to $1.47 per share. Such options will vest at the rate of 6,250 shares per year on September 21 of each year, beginning September 21, 1999. Mr. Brost's options will fully vest and become immediately exercisable (i) in the event of a sale of 81% or more of Compass' voting common stock in a single transaction or a related series of transactions within a six months period, or (ii) Mr. Brost's employment is terminated due to death or permanent disability. Mr. Brost will also be granted stock options to purchase an additional 10,000 shares per annum, at an exercise price to be determined which shall vest over a four year period at 25% per year if Compass meets certain EBITDA targets. Mr. Brost will also be entitled to receive up to six months of his then current base salary if he is terminated without cause.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Compass is a party to a Management Consulting Agreement with Dunhill and Hayes Capital, which provides for the payment of management fees from Compass to Dunhill and Hayes Capital (the "Management Fee") in an annual aggregate amount equal to $200,000 plus 1.5% of Compass' EBITDA plus expenses, payable quarterly in arrears. Of such fees, 50% is payable to Dunhill and 50% is payable to Hayes Capital. Mr. Ludwig is the beneficial owner of Dunhill. Mr. Hayes and Mr. Solomon are the President and a Managing Director of Hayes Capital, respectively. Payment of such fees is subordinated to the notes and is subject to the limitation on restricted payments set forth in the indenture governing the notes to the extent that such fees exceed $500,000 in any fiscal year. See "Description of Notes--Limitation on Restricted Payments." In addition to the fees described above, Compass typically also pays advisory fees to Dunhill and Hayes Capital in an amount equal to an aggregate of 1% of the consideration paid for each business acquired by Compass.

     BankBoston, a lender and the administrative agent under the Credit Agreement, and BRSI, the arranger under the Credit Agreement, are affiliates of BSI, an Initial Purchaser of the Outstanding Notes, and are affiliates of BancBoston Ventures Inc. which holds 17.6% of Compass' voting common stock.

                         PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Compass' capital stock as of the date of this Prospectus of: (i) each person known to Compass to beneficially own more than 5% of Compass' voting securities; (ii) each director and each of the executive officers of Compass; and (iii) the directors and executive officers of Compass as a group.




                                                    OWNERSHIP OF CLASS A
                                                       COMMON STOCK(1)

            NAME AND ADDRESS OF                 NUMBER OF         PERCENTAGE
              BENEFICIAL OWNER                   SHARES          OF OWNERSHIP
Compass Holdings, L.L.C. (2) ................  15,000,000            77.6%

RBC Equity Investments, Inc. ................   5,447,853            22.0%

BancBoston Ventures, Inc. (4) ...............   3,404,908            17.6

Douglas M. Hayes (3)(5)(6) ..................     256,000             1.3

Alexander Hogg (3) ..........................      70,376              *

Pasquale DiGirolamo (3) .....................        -                 *

N. Paul Brost (3) ...........................        -                 *

Douglas B. Solomon(3) .......................     256,000             1.3

Harald H. Ludwig (2)(5) .....................  15,000,000            77.6

James P. Angus (2)(5) .......................        -                 *

William R. Monkman (3) ......................        -                 *

Michael Dritz (3)(5) ........................        -                 *

Philip J. Olsson (3) ........................        -                 *

All directors and officers as a group .......  15,582,376            80.6

*   Less than one percent.

(1) Compass has outstanding certain shares of non-voting Series B Common Stock. None of the directors or officers of Compass are the beneficial owners of any Series B Common Stock.
(2) The stockholder's address in each case is 940-1040 W. Georgia Street, Vancouver, British Columbia, Canada V6E 4H1.
(3) The stockholder's address is 200 Bay Street, Royal Bank Plaza, 4th Floor, North Tower, Toronto, Ontario M51 2W7. Represents 5,447,853 shares of non-voting Class B Common Stock, convertible to Class A Common Stock. Mr. Olsson is an officer of RBC Equity Investments, Inc.
(4) The stockholder's address in each case is 1501 Hughes Way, Suite 400, Long Beach, CA 90815.
(5) The stockholder's address is 175 Federal Street, M/S75-10-01, Boston, Massachusetts 02110.
(6) Represents shares owned by Holdings. Under the terms of the Operating Agreement of Holdings, Mr. Ludwig has sole voting power and investment power with respect to the shares held by Holdings. Messrs. Hayes, Dritz and Angus hold membership interests in Holdings or its affiliates.
(7) Represents shares owned by the D&C Hayes Living Trust. Mr. Hayes is a co-trustee of the trust and shares voting power and investment power with respect to the Class A Common Stock held by the trust.

                     DESCRIPTION OF CREDIT AGREEMENT

     Compass entered into the Credit Agreement consisting of a $170.0 million senior revolving credit facility on November 20, 1998, as amended and restated February 11, 1999. The proceeds of the Credit Agreement will be used for working capital and general corporate purposes and to finance permitted acquisitions. The Credit Agreement consists of a $25 million revolving credit facility, a $65 million Acquisition Line, a $35 million "Term Loan A" and a $45 million "Term Loan B". Availability under the facility is limited to 85.0% of eligible accounts receivable, plus 50.0% of the net book value of eligible inventory, plus 25.0% of the orderly liquidation value of machinery and equipment, subject to reserves that may be established by BankBoston.

     Each of the facilities other than Term Loan B will mature five years following its inception. Term Loan B will mature on February 1, 2005. Amounts outstanding under the Credit Agreement will bear interest at the agent bank's base rate plus a margin between 1.00% and 2.00%, or the Eurodollar rate plus a margin between 2.5% and 3.5% based on the leverage ratio. Compass is permitted to prepay the indebtedness evidenced by the Credit Agreement in whole or in part at any time without penalty (subject to reimbursement of the lenders' breakage and redeployment costs actually incurred in the case of prepayment of Eurodollar borrowings).

     Repayment of the indebtedness evidenced by the Credit Agreement is secured by a security interest in all accounts receivable, inventory, property, machinery and equipment, intangibles, contract rights and other personal property of Compass and its subsidiaries. In addition, repayment is guaranteed by all of Compass' subsidiaries. The Credit Agreement allows Compass to incur up to an additional $8.0 million of mortgage indebtedness and allows for capital expenditures and purchase money indebtedness of up to $10.0 million in the aggregate.

     The loan documents also contain representations, indemnification and other provisions that are usual and customary for credit facilities of this type. The Credit Agreement requires Compass to meet customary financial maintenance and other covenants.

                             DESCRIPTION OF THE NEW NOTES

     The Outstanding Notes were issued under an indenture dated as of April 21, 1998 (the "Indenture") by and among Compass Aerospace Corporation (for purposes of this description, the "Company"), the Guarantors (as defined herein) and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). Upon the issuance of the New Notes the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture or the Trust Indenture Act are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Any Outstanding Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Notes, will be treated as a single class of securities under the Indenture. The Outstanding Notes and the New Notes are collectively referred to herein as the "Notes."

GENERAL

     The Notes will be senior subordinated, unsecured, general obligations of Compass, limited in aggregate principal amount to $110.0 million. The Notes will be subordinate in right of payment to certain other debt obligations of Compass. The Notes will be jointly and severally, irrevocably and unconditionally guaranteed on a senior subordinated basis by each of Compass' present and future Subsidiaries (the "Guarantors"). See "Certain Bankruptcy Limitations" below. The term "Subsidiaries" as used in this Description of the New Notes, however, does not include Unrestricted Subsidiaries. The New Notes will be issued solely in exchange for an equal principal amount of Outstanding Notes pursuant to the Exchange Offer. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Outstanding Notes except that:
(i) the New Notes will have been registered under the Securities Act and (ii) the Registration Rights and Liquidated Damages applicable to the Outstanding Notes will not be applicable to the New Notes. The New Notes will be issued only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

     The Notes will mature on April 15, 2005. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998, to the persons in whose names such Notes are registered at the close of business on the April 1 or October 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest (and Liquidated Damages, if any,) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of Compass maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at the option of Compass, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of Compass. No service charge will be made for any registration of transfer or exchange of Notes, but Compass may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Compass, Compass' office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

SUBORDINATION

     The Notes and the Guarantees will be general, unsecured obligations of Compass and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of Compass and the Guarantors, as applicable. At December 31, 1998 Compass had outstanding an aggregate of approximately $197.0 million of secured Senior Debt.

     The Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of Compass or a Guarantor, as applicable, on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest on the Notes (including any repurchases of Notes), or on account of the redemption provisions of the Notes for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Debt of Compass or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of Compass or such Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default other than a Payment Default that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (ii) written notice of such event of default given to Compass and the Trustee by the Representative under the Credit Agreement or the holders of an aggregate of at least $10.0 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of Compass or any Guarantor which is an obligor under such Senior Debt on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest on the Notes, (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, Compass and the Guarantors shall be required to pay all sums not paid to the holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period (it being acknowledged that any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

     Upon any distribution of assets of Compass or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of Compass or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of Compass or such Guarantor, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the holders are entitled to receive any payment on account of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest on the Notes (other than Junior Securities) and
(ii) any payment or distribution of assets of Compass or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders or the Trustee on behalf of the holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of Compass or any Guarantor (other than Junior Securities) shall be received by the Trustee or the holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

     No provision contained in the Indenture or the Notes will affect the obligation of Compass and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on (or if applicable Liquidated Damages) the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any holder to pursue any other rights or remedies with respect to the Notes.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors or Compass or a marshalling of assets or liabilities of Compass, holders of the Notes may receive ratably less than other creditors.

CERTAIN BANKRUPTCY LIMITATIONS

     Compass is a holding company, conducting its business through its Subsidiaries, which have guaranteed or will guarantee Compass' Obligations with respect to the Notes, and Unrestricted Subsidiaries, which Unrestricted Subsidiaries will not guarantee the Notes. See "Risk Factors." Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--Fraudulent Transfer Considerations."

     If the obligations of a Guarantor under its guarantee were avoided, holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

OPTIONAL REDEMPTION

     Compass will not have the right to redeem any Notes prior to April 15, 2002, other than out of the Net Cash Proceeds of an Initial Public Equity Offering of common stock, as described in the next following paragraph. The Notes will be redeemable for cash at the option of Compass, in whole or in part, at any time on or after April 15, 2002 upon not less than 30 days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing April 15 of the years indicated below, in each case (subject to the right of holders of record on a Record Date to receive the corresponding interest due (and the corresponding Liquidated Damages, if any) on an Interest Payment Date corresponding to such Record Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

      YEAR                                                   PERCENTAGE
      ----                                                   ----------
      2002  . . . . . . . . . . . . . . . . . . . . . . . .   105.063%
      2003  . . . . . . . . . . . . . . . . . . . . . . . .   102.531%
      2004  . . . . . . . . . . . . . . . . . . . . . . . .   100.000%

     Until April 15, 2001, upon an Initial Public Equity Offering of common stock for cash, up to 35% of the aggregate principal amount of the Notes originally outstanding may be redeemed at the option of Compass within 90 days of such Initial Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each holder of the Notes to be redeemed, with cash from the Net Cash Proceeds to Compass of such Initial Public Equity Offering, at a redemption price equal to 110.125% of principal, (subject to the right of holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; PROVIDED, HOWEVER, that immediately following such redemption not less than 65% of the original aggregate principal amount of the Notes remain outstanding.

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each Note to be redeemed to such holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless Compass defaults in the payment thereof.

CERTAIN COVENANTS

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     The Indenture provides that in the event that a Change of Control has occurred, each holder of Notes has the right, at such holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by Compass (the "Change of Control Offer"), to require Compass to repurchase all or any part of such holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Compass promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

     As used herein, a "Change of Control" means (i) prior to consummation of an Initial Public Equity Offering the Excluded Persons shall cease to own beneficially and of record at least 51% of the total voting power in the aggregate of all classes of Capital Stock of Compass then outstanding normally entitled to vote in elections of directors or (ii) on or following the consummation of an Initial Public Equity Offering, (A) any merger or consolidation of Compass with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Compass, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than any of the Excluded Persons) (a) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, and (b) any such person or group becomes, directly or indirectly, the beneficial owner of a greater percentage of such total voting power, than beneficially owned by the Excluded Persons, (B) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than any of the Excluded Persons) (a) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of Capital Stock of Compass then outstanding normally entitled to vote in elections of directors, and





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(b) any such person or group becomes, directly or indirectly, the beneficial owner of a greater percentage of such total voting power, than beneficially owned by the Excluded Persons, or (C) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Compass (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Compass, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Compass, as applicable, then in office.

     On or before the Change of Control Purchase Date, Compass will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by Compass. The Paying Agent promptly will pay the holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by Compass to the holder thereof. Compass publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of Compass, and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of the assets of Compass will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Compass has occurred. In addition, no assurances can be given that Compass will be able to acquire Notes tendered upon the occurrence of a Change of Control.

     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by Compass or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any), due on such Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to holders who tender the Notes pursuant to the Change of Control Offer.

LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL
STOCK

     The Indenture provides that, except as set forth in this covenant, Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), other than Permitted Indebtedness. Notwithstanding the foregoing if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of Compass for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2 to 1 (as applicable, each the "Debt Incurrence Ratio"), then Compass may incur such Indebtedness or Disqualified Capital Stock and the Guarantors may incur such Indebtedness (other than Disqualified Capital Stock).




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     In addition, the foregoing limitations will not apply to:

     (a) the incurrence by Compass or any Guarantor of Purchase Money Indebtedness, PROVIDED, that (i) the aggregate principal amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (a) (including any Refinancing Indebtedness and other Indebtedness issued to refinance, replace, defease or refund such Indebtedness) shall not exceed $2.0 million, and (ii) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to Compass or such Guarantor, as applicable, of the property so purchased or leased;

     (b) if no Event of Default shall have occurred and be continuing, the incurrence by Compass or any Guarantor of Indebtedness in an aggregate principal amount outstanding at any time (including Refinancing Indebtedness and other Indebtedness incurred to refinance, replace, defease or refund such Indebtedness) of up to $5.0 million;

     (c) the incurrence by Compass or any Guarantor of Mortgage Indebtedness or Indebtedness pursuant to the Credit Agreement up to an aggregate principal amount outstanding under the Credit Agreement or of Mortgage Indebtedness collectively (in each case including any Refinancing Indebtedness and other Indebtedness incurred to refinance, replace, defease or refund such Indebtedness) not to exceed in the aggregate $12.0 million, PROVIDED, THAT
(A) in the case of Indebtedness pursuant to the Credit Agreement minus the amount of any such Indebtedness (i) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (1)(b)(ii) of the first paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (ii) assumed by a transferee in an Asset Sale, and (B) in the case of Mortgage Indebtedness such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to Compass or such Guarantor, as applicable, of such mortgaged real estate asset.

     Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of Compass (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with Compass or a Subsidiary of Compass shall be deemed to have been Incurred at the time such Person becomes such a Subsidiary of Compass or is merged with or into or consolidated with Compass or a Subsidiary of Compass, as applicable.

     Upon each incurrence of Indebtedness, Compass may designate under which provision of this covenant such Indebtedness is being incurred and such Indebtedness should be deemed to have been so incurred under such provision and no other provision of this covenant except as specifically provided otherwise.

LIMITATION ON RESTRICTED PAYMENTS

     The Indenture provides that Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Compass is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or
(3) the aggregate amount of all Restricted Payments made by Compass and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed, without duplication, the sum of
(a) 50% of the aggregate Consolidated Net Income of Compass for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by Compass from a Capital Contribution or the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of Compass, (ii) to the extent applied in connection with a Qualified Exchange and (iii) to the extent credited in (v) and
(w) in the following paragraph), after the Issue Date, plus (c) other than amounts credited pursuant to clause (v) of the next following paragraph, the net amount of any Restricted Investments (not to exceed the original amount of such Investment) made after the Issue Date that are returned to Compass or the Guarantor that made such prior Investment, without restriction in cash on or prior to the date of any such calculation.




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     The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) Restricted Investments in a Related Business, PROVIDED, that, after giving pro forma effect to such Investment, the aggregate amount of all such Investments made on or after the Issue Date that are outstanding (after giving effect to any such Investments that are returned to Compass or the Subsidiary Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not exceed $4.0 million, (w) repurchases of Capital Stock from employees of Compass or its Subsidiaries upon the death, disability or termination of employment in an aggregate amount to all employees not to exceed $300,000 in any fiscal year or $1.5 million in the aggregate on and after the Issue Date net of the Net Cash Proceeds received by Compass from subsequent reissuances of such Qualified Capital Stock to new employees that are not Excluded Persons, and the provisions of the immediately preceding paragraph will not prohibit, (x) a Qualified Exchange, (y) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions or (z) Permitted Payments to Parent. The full amount of any Restricted Payment made pursuant to the foregoing clauses (v), (w), (y) and
(z) (but not pursuant to clause (x)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

     In addition, Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Management Fee Payment or similar payment to Affiliates (other than Subsidiaries) other than Permitted Payments to Parent if, after giving effect to such Management Fee Payments or similar payments, on a pro forma basis after giving effect to such payment, a Default or an Event of Default shall have occurred and be continuing.

     For purposes of this covenant, the amount of any Restricted Payment, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of Compass. Additionally, on the date of each Restricted Payment, Compass shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Compass to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Compass or any Subsidiary of Compass, except (a) restrictions imposed by the Notes or the Indenture or by other indebtedness of Compass (which may also be guaranteed by the Guarantors) ranking senior or PARI PASSU with the Notes or the guarantees, as applicable, provided such restrictions are no more restrictive than those imposed by the Indenture and the Notes, (b) restrictions imposed by applicable law, (c) existing restrictions under Indebtedness outstanding on the Issue Date, including pursuant to the Credit Agreement, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by Compass or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under the Credit Agreement pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of Compass imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold (g) restrictions on transfer contained in Purchase Money Indebtedness or Mortgage Indebtedness incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness or Mortgage Indebtedness, as applicable and (h) in connection with and pursuant to permitted Refinancings,




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replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture on assets securing Senior Debt, Purchase Money Indebtedness, or Mortgage Indebtedness incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

 LIMITATIONS ON LAYERING INDEBTEDNESS

     The Indenture provides that Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness that is subordinate in right of payment to any other Indebtedness of Compass or a Guarantor unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Notes or the Guarantee, as applicable.

 LIMITATION ON LIENS SECURING INDEBTEDNESS

     Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any Indebtedness of Compass or any Guarantor other than Senior Indebtedness, unless Compass provides, and causes its Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured, PROVIDED that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes, and PROVIDED, FURTHER, that this clause shall not be applicable to any Liens securing any such Indebtedness which became Indebtedness of Compass pursuant to a transaction subject to the provisions of the Indenture described below under "Limitation on Merger, Sale or Consolidation" or which constitutes Acquired Indebtedness and which in either case were in existence at the time of such transaction (unless such Indebtedness was incurred or such Lien created in connection with or in contemplation of, such transaction), so long as such Liens do not extend to or cover any property or assets of Compass or any Subsidiary of Compass other than property or assets acquired in such transaction.

 LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

     The Indenture provides that Compass and the Guarantors will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Subsidiary of Compass), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of Compass, whether by Compass or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of Compass, and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless (l)(a) the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied (i) within 270 days after the date of such Asset Sale to the optional redemption of the Notes in accordance with the terms of the Indenture and other Indebtedness of Compass ranking on a parity with the Notes and with similar provisions requiring Compass to redeem such Indebtedness with the proceeds for asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding or
(ii) within 300 days after the date of such Asset Sale to the repurchase of the Notes and such other Indebtedness on a parity with the Notes and with similar provisions requiring Compass to make an offer to purchase such Indebtedness with the proceeds for asset sales pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") at a purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 270 days of such Asset Sale or (b) within 270 days following such Asset Sale, the Asset Sale Offer Amount is (i) invested (or committed, pursuant to a binding commitment subject only to




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reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in tangible assets and property other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of Compass or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) used to retire Purchase Money Indebtedness, Mortgage Indebtedness or Senior Debt and, to permanently reduce (in the case of Senior Debt that is not Purchase Money Indebtedness or Mortgage Indebtedness) the amount of such Indebtedness, incurred under (d) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), (2) at least 90% of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) the Board of Directors of Compass determines in good faith that Compass or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

     The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in 1(a)(i) or 1(b) above (the "Excess Proceeds") exceeds $5.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Compass shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other PARI PASSU Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, Compass may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of, (a) Purchase Money Indebtedness or Mortgage Indebtedness secured solely by the assets sold and assumed by a transferee and
(b) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents, PROVIDED that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

     Notwithstanding, and without complying with, the provisions of this covenant:

          (i) Compass and its Subsidiaries may, in the ordinary course of business, (1) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (2) liquidate Cash Equivalents;

          (ii) Compass and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

          (iii) Compass and its Subsidiaries may sell or dispose of damaged, worn out, scrap or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Compass or such Subsidiary, as applicable; and

          (iv) Compass and the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to Compass or any of its wholly owned Guarantors;

          (v) Compass and its Subsidiaries, in the ordinary course of business, may convey, sell, transfer, assign, or otherwise dispose of assets (or related assets in related transactions) with a fair market value of less than $250,000; and

          (vi) Compass and each of its Subsidiaries may surrender or waive contract rights or settle, release or surrender of contract, tort or other claims of any kind or grant Liens not prohibited by the Indenture;



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All Net Cash Proceeds from an Event of Loss relating to a Material Facility shall be invested, used for prepayment of Senior Indebtedness or used to repurchase Notes, all within the period and as otherwise provided above in clauses 1(a) or 1(b)(i) of the first paragraph of this covenant plus 90 days.

     In addition to the foregoing and notwithstanding anything herein to the contrary, Compass will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary of Compass (other than Compass or a Wholly Owned Subsidiary Guarantor) except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

     Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by Compass or any of its subsidiaries with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the person in whose name a Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to holders who tender Notes pursuant to such Asset Sale Offer.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Indenture provides that neither Compass nor any of its Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions), (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to Compass, and no less favorable to Compass, than could have been obtained in an arm's length transaction with a non-Affiliate, and (ii) if involving consideration to either party in excess of $1.0 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $5.0 million, unless in addition Compass, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to Compass from a financial point of view from an independent investment banking firm of national reputation or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that Compass will not consolidate with or merge with or into another person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons unless (i) either (a) Compass is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Compass in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) unless such transaction is solely the merger of Compass and one of its previously existing Wholly-owned Subsidiaries which is also a Guarantor and which transaction is not in connection with any other transaction immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of Compass in accordance with the foregoing, the successor corporation formed by such consolidation or into which Compass is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be

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substituted for, and may exercise every right and power of, Compass under the
Indenture with the same effect as if such successor corporation had been named therein as Compass, and (except in the case of a lease) Compass shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, Compass' interest in which constitutes all or substantially all of the properties and assets of Compass shall be deemed to be the transfer of all or substantially all of the properties and assets of Compass.

 LIMITATION ON LINES OF BUSINESS

     The Indenture provides that neither Compass nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of Compass, is a Related Business.

FUTURE SUBSIDIARY GUARANTORS

     The Indenture provides that all present and future Subsidiaries of Compass jointly and severally will guaranty irrevocably and unconditionally all principal, premium, if any, and interest on (and Liquidated Damages, if any) the Notes on a senior subordinated basis. The term Subsidiary does not include Unrestricted Subsidiaries.

RELEASE OF GUARANTORS

     The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving person) another person unless (i) subject to the provisions of the following paragraph and certain other provisions of the Indenture, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee, on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all of its assets to an entity which is not a Subsidiary Guarantor or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant Limitations on Sale of Assets and Subsidiary Stock), such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Notes; PROVIDED, HOWEVER, that any such termination shall occur only in the event that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of Compass or any other Subsidiary of Compass shall also terminate upon such release, sale or transfer.

LIMITATION ON STATUS AS INVESTMENT COMPANY

     The Indenture prohibits Compass and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

     The Indenture provides that whether or not Compass is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Compass shall deliver to the Trustee and, to each holder and to prospective purchasers of Notes identified to Compass by an Initial Purchaser, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, (i) all annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission on Forms 10-K and 10-Q, if Compass were subject

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to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Compass' certified independent public accountants as such would be required in such reports to the Commission and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Compass were required to file such reports; and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as (i) the failure by Compass to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by Compass to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by Compass or any Subsidiary of Compass to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to Compass by the Trustee or to Compass and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Compass or any of its Significant Subsidiaries,
(v) a default in any issue of Indebtedness of Compass or any of its Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against Compass or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the holders notice of such default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to Compass or any of its Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to Compass (and to the Trustee if given by holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately; PROVIDED, however, that if any Senior Debt is outstanding pursuant to the Credit Agreement, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the third Business Day after the sending to Compass and the Representative of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Credit Agreement. If an Event of Default specified in clause (iv), above, relating to Compass or any of its Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the holders. The holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the holders any default, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of

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the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that Compass may, at its option, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that Compass shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes when such payments are due from the trust funds; (ii) Compass' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and Compass' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, Compass may, at its option and at any time, elect to have the obligations of Compass and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Compass must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, Compass shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Compass has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Compass shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit and Compass shall have delivered to the Trustee an Officer's Certificate, subject to such qualifications and exceptions as the Trustee deems appropriate, to the effect that, assuming no intervening bankruptcy of Compass between the date of deposit and the 91st day following the deposit and that no holder of the Notes is an insider of Compass, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Compass or any of its Subsidiaries is a party or by which Compass or any of its Subsidiaries is bound; (vi) Compass shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Compass with the intent of preferring the holders of such Notes over any other creditors of Compass or with the intent of defeating, hindering, delaying or defrauding any other creditors of Compass or others; and (vii) Compass shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and (v) of this paragraph have been complied with.

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     If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of Compass and the Guarantors under the Indenture and the Collateral Agreement will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting Compass, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, Compass, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders; provided that no such modification may, without the consent of holders of at least 66-2/3% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the holder upon a Change of Control" in a manner adverse to the holders and provided, that no such modification may, without the consent of each holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption at the option of Compass thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the option of Compass, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of Compass to redeem the Notes as a right, or at the option of Compass in a manner adverse to the holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

     The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Compass, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of Compass or the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

CERTAIN DEFINITIONS

     "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of Compass, including by designation, or is merged or consolidated into or with Compass or one of its Subsidiaries.

     "ACQUISITION" means the purchase or other acquisition of any person or all or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

     "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with Compass. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, THAT, with respect to ownership interest in Compass and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

     "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such

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security or instrument and (b) the amount of each such respective principal
(or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

     "BENEFICIAL OWNER" or "BENEFICIAL OWNER" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "BOARD OF DIRECTORS" means, with respect to any person, the board of directors of such person or any committee of the Board of Directors of such person authorized, with respect to any particular matter, to exercise the power of the board of directors of such person.

     "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "CAPITAL CONTRIBUTION" means any contribution to the equity of Compass from a direct or indirect parent of Compass for which no consideration other than the issuance of common stock with no redemption rights and no special preferences, privileges or voting rights is given.

     "CAPITALIZED LEASE OBLIGATION" means, as to any person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "CASH EQUIVALENT" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii), and (iii) maturing within one year after the date of acquisition.

     "CONSOLIDATION" means, with respect to Compass, the consolidation of the accounts of the Subsidiaries with those of Compass, all in accordance with GAAP; PROVIDED that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of Compass. The term "consolidated" has a correlative meaning to the foregoing.

     "CONSOLIDATED COVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a basis, of (a)the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,
(ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent

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used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

     "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense, and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period, provided that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of Compass in such Subsidiary.

     "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries), except if such Preferred Stock is a payment-in-kind ("PIK") security, issuance of such additional PIK securities would not count as dividends for purposes of this definition. For purposes of this definition,
(x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by Compass to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

     "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with
GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

     "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

     "CREDIT AGREEMENT" means the credit agreement entered into by and among Compass, certain of its subsidiaries, certain financial institutions and, BSI as arranger, BankBoston as a lender and administrative

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agent, and DLJ Capital Funding as documentation agent, providing a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,
(ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Compass and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

     "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of Compass), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

     "EQUITY INTEREST" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

     "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "EXCLUDED PERSON" means officers and directors of Compass and those persons who beneficially own membership interests in Compass Holdings LLC, in each case, as of the Issue Date.

     "EXEMPTED AFFILIATE TRANSACTION" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of Compass, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of common stock of Compass, (c) Management Fee Payments up to $500,000 in any fiscal year and the reimbursement by Compass of reasonable out-of-pocket costs and expenses incurred in connection with the rendering of management services to or on behalf of Compass, (d) Permitted Payments to Parent, (e) transactions solely between Compass and any of its wholly owned Consolidated Subsidiaries or solely among wholly owned Consolidated Subsidiaries of Compass and (f) the payment of $750,000 to Parent for reimbursement of the nonrefundable deposit against the purchase price for the acquisition of Barnes Machine.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "GUARANTOR" means each Subsidiary of Compass that executes a Guarantee guaranteeing the Notes in accordance with the provisions of the Indenture.

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     "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such person (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (c) all net obligations of such person under Interest Swap and Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any Equity Interests; (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and (f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

     "INITIAL PUBLIC EQUITY OFFERING" means an initial underwritten offering of common stock of Compass or Parent for cash pursuant to an effective registration statement under the Securities Act as a consequence of which the common stock of Compass or Parent is listed on a national securities exchange or quoted on the national market system of the Nasdaq stock market.

     "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "INVESTMENT" by any person in any other person means (without duplication) (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of Compass or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; and (e) the designation by the Board of Directors of Compass of any person to be an Unrestricted Subsidiary. Compass shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither Compass nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from

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Compass or a Subsidiary of Compass shall be deemed an Investment valued at its fair market value at the time of such transfer.

     "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

     "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of Compass or a Guarantor, as applicable, that is subordinated in right of payment to Senior Debt at least to the same extent as the Notes or the Guarantee, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; PROVIDED, that in the case of subordination in respect of Senior Debt under the Credit Agreement, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of Compass or the Guarantor, as applicable, that (i) has a final maturity date occurring after the final maturity date of, all Senior Debt outstanding under the Credit Agreement on the date of issuance of such Qualified Capital Stock or Indebtedness, (ii) is unsecured, (iii) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged, and (iv) by their terms or by law are subordinated to Senior Debt outstanding under the Credit Agreement on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the Notes.

     "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "MANAGEMENT FEE PAYMENTS" means payments from Compass to Dunhill and Hayes Capital under that certain Management Consulting Agreement, dated March 9, 1998, as amended, by and between Compass, Dunhill Bank Caribbean Ltd. and Hayes Capital, in accordance with the terms and provisions of such Management Consulting Agreement on the Issue Date, PROVIDED, HOWEVER, that the obligation of Compass to make such payments will be subordinated to the payment of all Obligations with respect to the Notes (and any Guarantee thereof).

     "MATERIAL FACILITY" means a facility that has a customer certification including without limitation D1-9000.

     "MORTGAGE INDEBTEDNESS" of any person means any Indebtedness of such person secured by real property of such person which in the reasonable good faith judgment of the Board of Directors is directly related to a Related Business of Compass.

     "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by Compass in the case of a sale of Qualified Capital Stock and by Compass and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Compass that were issued for cash on or after the Issue Date, the amount of cash originally received by Compass upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by Compass) of income, franchise, sales and other applicable taxes (the computation of which shall take into account any available net operating losses and other tax attributes of Parent, and Compass and their Subsidiaries) required to be paid by Compass or any of its respective Subsidiaries in the taxable year of such sale in connection with such Asset Sale.

     "NON-RECOURSE INDEBTEDNESS" means Indebtedness of Compass or its Subsidiaries to the extent that, (i) under the terms thereof or pursuant to law, no personal recourse may be had against Compass or its Subsidiaries for the payment of the principal of or interest or premium on such Indebtedness, and enforcement of obligations on such Indebtedness (except with respect to fraud, willful misconduct, misrepresentation, misapplication of funds, reckless damage to assets and undertakings with respect to environmental matters or construction defects) is limited only to recourse against interests in specified assets and property (the "Special Assets"), accounts and proceeds arising therefrom, and rights under purchase agreements or other agreements with respect to such Subject Assets; (ii) such Indebtedness (x) is incurred

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concurrently with the acquisition by Compass or its Subsidiaries of such
Subject Assets or a Person (or interests in a Person) holding such Subject Assets, or (y) constitutes Refinancing Indebtedness with respect to Indebtedness so incurred; and (iii) the Subject Assets are not existing assets and no existing assets or proceeds from the sale, transfer or other disposition of existing assets were used to acquire such Subject Assets.

     "OBLIGATION" means any principal, premium or interest payment, or monetary penalty, or damages, due by Compass or any Guarantor under the terms of the Notes or the Indenture, including any liquidated damages due pursuant to the terms of the Registration Rights Agreement.

     "PARENT" means Compass Holdings LLC or its successor, so long as such entity owns at least 51% of the Capital Stock of Compass.

     "PERMITTED INDEBTEDNESS" means that: (a) Compass and the Guarantors may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof; (b) Compass and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (a) of this definition or incurred under the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which is outstanding on the Issue Date (after giving effect to the transactions contemplated in this Offering Memorandum, and $3.5 million of Mortgage Indebtedness to be incurred in connection with the acquisition of Brittain Machine and within six months after the Issue Date, which will be considered outstanding on the Issue Date for purposes of this paragraph (b)), provided that in each case such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;
(c) Compass and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in Compass' industry; PROVIDED, that the aggregate principal amount outstanding of such Indebtedness (including any Refinancing Indebtedness and any other Indebtedness issued to refinance, refund, defease or replace such Indebtedness) shall at no time exceed $250,000; (d) Compass may incur Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may incur Indebtedness to any other Subsidiary Guarantor or to Compass; PROVIDED, that, in the case of Indebtedness of Compass, such obligations shall be unsecured and subordinated in all respects to Compass' obligations pursuant to the Notes and the date of any event that causes such Subsidiary Guarantor no longer to be a Subsidiary Guarantor shall be an Incurrence Date; and (e) any Guarantor may guaranty any Indebtedness of Compass or another Guarantor that was permitted to be incurred pursuant to the Indenture, substantially concurrently with such incurrence or at the time such person becomes a Guarantor.

     "PERMITTED INVESTMENT" means (a) Investments in any of the Notes; (b) Investments in Cash Equivalents; (c) intercompany notes to the extent permitted under clause (d) of the definition of "Permitted Indebtedness" and
(d) any Investment by Compass or any Subsidiary Guarantor in a Person if as a result of such Investment such Person immediately becomes a Wholly Owned Subsidiary Guarantor or such Person is immediately merged with or into Compass or a Wholly Owned Subsidiary Guarantor.

     "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Compass in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Compass in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by Compass or any of its Subsidiaries) or interfere with the ordinary conduct of the business of Compass or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of

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Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Notes; (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into Compass or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (j) Liens arising from Purchase Money Indebtedness or Mortgage Indebtedness permitted to be incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" PROVIDED such Liens relate solely to the property which is subject to such Purchase Money Indebtedness or Mortgage Indebtedness, as applicable; (k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of Compass or any of its Subsidiaries or materially detracting from the value of the relative assets of Compass or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Compass or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; and (n) Liens securing Indebtedness incurred under the Credit Agreement in accordance with the terms of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     "PERMITTED PAYMENTS TO PARENT" means without duplication, (a) payments to Parent in an amount sufficient to permit Parent to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to Compass and its Subsidiaries, provided such expenses do not exceed $250,000 in any fiscal year; and (b) payments to Parent to enable Parent to pay foreign, federal, state or local tax liabilities ("Tax Payment"), not to exceed the amount of any tax liabilities that would be otherwise payable by Compass and its Subsidiaries and Unrestricted Subsidiaries to the appropriate taxing authorities if they filed separate tax returns to the extent that Parent has an obligation to pay such tax liabilities relating to the operations, assets or capital of Compass or its Subsidiaries and Unrestricted Subsidiaries PROVIDED, HOWEVER, that (i), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by Company and any of its United States subsidiaries in respect of their Federal income tax liability, such payment shall be determined on the basis of assuming that all payments made to Parent pursuant to the immediately preceding clause (a) shall be treated as a deductible expense of Compass in the taxable year during which the obligation to make such payment accrues and
(ii) any Tax Payments shall either be used by Parent to pay such tax liabilities within 90 days of Parent's receipt of such payment or refunded to the payee.

     "PURCHASE MONEY INDEBTEDNESS" of any person means any Non-Recourse Indebtedness of such person to any seller or other person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any after acquired tangible property which, in the reasonable good faith judgment of the Board of Directors of Compass, is directly related to a Related Business of Compass and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock of Compass that is not Disqualified Capital Stock.

     "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or of Indebtedness of Compass issued on or after the Issue Date with the Net Cash Proceeds received by Compass from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or for Indebtedness of Compass issued on or after the Issue Date.

     "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

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     "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital
Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness refinanced without giving effect to any modification thereof made in connection with or in contemplation of such refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary of Compass shall only be used to Refinance outstanding
Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

     "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by Compass and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Compass are materially related businesses.

     "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

     "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person,
(b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness, (d) any Restricted Investment by such person and (e) any Management Fee Payments or similar payments to any Affiliates (other than Subsidiaries) in excess of an aggregate of $500,000 in any fiscal year, PROVIDED, HOWEVER, that the obligation of Compass to pay such Management Fee Payments will be subordinated to the payment of all Obligations with respect to the Notes (and any Guarantee thereof); PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to Compass, or to any of its Guarantors, by Compass or any of its Subsidiaries; or (iii) the payment of $750,000 to Parent for reimbursement for the down payment on the purchase price of Barnes Machine.

     "SENIOR DEBT" of Compass or any Guarantor means Indebtedness (including any monetary obligation in respect of the Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of Compass or such Guarantor arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of Compass or any officer, director or employee of Compass or any Subsidiary of Compass, (b) Indebtedness incurred in violation of the terms

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of the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified
Capital Stock, (e) Capitalized Lease Obligations, and (f) any liability for taxes owed or owing by Compass or such Guarantor.

     "SIGNIFICANT SUBSIDIARY" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

     "STATED MATURITY," when used with respect to any Note, means April 15, 2005.

     "SUBORDINATED INDEBTEDNESS" means Indebtedness of Compass or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity after the Stated Maturity.

     "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of Compass or of any Subsidiary of Compass. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of Compass.

     "UNRESTRICTED SUBSIDIARY" means any subsidiary of Compass that does not own any Capital Stock of, or own or hold any Lien on any property of, Compass or any other Subsidiary of Compass and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Compass); PROVIDED, that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default and (iii) immediately after giving pro forma effect thereto, Compass could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Board of Directors of Compass may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Compass could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "U.S. GOVERNMENT OBLIGATIONS" means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

     "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary all the Equity Interests of which are owned by Compass or one or more Wholly-owned Subsidiaries of Compass.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The New Notes will be issued in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

     Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

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     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     DTC has advised Compass that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has also advised Compass that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes for exchange, DTC will credit the accounts of the Direct Participants with such portions of the principal amount of the Global Notes as determined based on the portion of Outstanding Notes deposited by such Direct Participant as designated by the Exchange Agent, and
(ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Transfers of Interests in Global Notes for Certificated Notes."

     Except as described in "--Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Under the terms of the Indenture, Compass, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Compass, the Trustee nor any agent of Compass or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised Compass that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, Compass or the Guarantors. Neither Compass, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and Compass and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; HOWEVER, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and U.K. time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global
Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     DTC has advised Compass that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Compass, the Guarantors or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that Compass believes to be reliable, but Compass takes no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies Compass that it is unwilling or unable to continue as depositary for the Global Notes and Compass thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Compass, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, Compass will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless Compass determines otherwise in compliance with applicable law.

     Neither Compass, the Guarantors nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and Compass and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

     Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, Compass will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Compass expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Exchange Offer to holders of Notes. This summary is based upon existing United States federal income tax law and interpretation thereof, which is subject to change, possibly retroactively. Compass has not and will not seek any rulings or opinions from the Internal Revenue Service ("IRS") or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Exchange Offer which are different from those discussed herein. This summary does not discuss all aspects of United States federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the Notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended. HOLDERS OF OUTSTANDING NOTES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS.

     The exchange of Outstanding Notes for New Notes under the terms of the Exchange Offer should not constitute a taxable exchange. As a result, a holder (i) should not recognize taxable gain or loss as a result of exchanging Outstanding Notes for New Notes under the terms of the Exchange Offer, (ii) the holding period of the New Notes should include the holding period of the Old Notes exchanged for the New Notes and (iii) the adjusted tax basis of the New Notes should be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before the exchange.

                         CERTAIN UNITED STATES FEDERAL INCOME
                         TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of Notes by an initial purchaser of Notes that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon existing United States federal income tax law and interpretations thereof, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular Non-U.S. Holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (E.G., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the Notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, and disposition of the Notes.

     For purposes of this summary, a "United States person" is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate that is subject to United States federal income taxation without regard to the source of its income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

WITHHOLDING TAX. Under present United States federal income tax law, payments of principal, premium (if any) and interest on the Notes by Compass to a Non-U.S. Holder, will be exempt from United States federal income or withholding tax (the "Portfolio Interest Exemption"), provided that (i) such holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Compass entitled to vote, is not a controlled foreign corporation related to Compass through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (ii) the Owner's Statement Requirement discussed below has been satisfied by or with respect to the beneficial owner. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

GAIN ON DISPOSITION. A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

FEDERAL ESTATE TAXES. A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate taxation as a result of such individual's death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Compass entitled to vote and (ii) the interest accrued on the Note was not effectively connected with the conduct of a United States trade or business.

OWNER'S STATEMENT REQUIREMENT. Sections 871(h) and 881(c) of the Code require that, in order to obtain the Portfolio Interest Exemption, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States person (within the meaning of section 7701(a)(30) of the Code). Under temporary United States Treasury regulations, which apply to stated interest paid on a Note on or before December 31, 1999, and to payments on or before such date of the proceeds from a sale or exchange of a Note, the statement requirement of sections 871(h) and 881(c) will be satisfied if (i) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address and (ii) any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). Recently issued final United States Treasury regulations, which apply to stated interest paid on a Note after December 31, 1999, and to payments made after such date of the proceeds from a sale or exchange of a Note, also provide that the statement requirement of sections 871(h) and 881(c) will be satisfied if the two conditions set forth in the preceding sentence are met (although a beneficial owner that is a foreign estate or trust (or fiduciary thereof), a foreign partnership that has entered into a withholding agreement with the Internal Revenue Service or a Non-U.S. Holder holding a Note through its United States branch will be required to provide its taxpayer identification number in addition to its name and address, on the statement described in clause (i) of the preceding sentence).

     In the case of a Non-U.S. Holder who is engaged in a United States trade or business and receives interest on a Note that is effectively connected with the conduct of such trade or business, the holder will be required to provide Compass, in lieu of certificate described above, a properly executed Internal Revenue Service Form 4224 (or, after December 31, 1999, an Internal Revenue Service Form W-8) in order to establish an exemption from United States federal withholding taxes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax will not apply to payments made by Compass on a Note if the Owner's Statement Requirement has been satisfied, PROVIDED that Compass does not have actual knowledge (and, with respect to payments made after December 31, 1999, does not have reason to know) that the payee is a United States person.

     Payments of proceeds from the sale or exchange of a Note generally will not be subject to backup withholding tax if they are made to or through a foreign office of a broker. If such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1999, a foreign partnership at least 50 percent of the capital or profits interests in which are owned by United States persons or that has a United States trade or business, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding tax and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Compass has agreed that it will make this Prospectus, as amend or supplemented, available to any broker-dealer for use in connection with any such resales for a period of 90 days after the Expiration Date.

     Compass will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealer for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Compass has been advised by DLJ, BSI and Libra, the initial purchasers of the Outstanding Notes, that following completion of the Exchange Offer they intend to make a market in the New Notes to be issued in the Exchange Offer. However, such entities are under no obligation to do so and any market activities with respect to the New Notes may be discontinued at any time.

                                LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for Compass by Morgan, Lewis & Bockius LLP, Los Angeles, California.

                                   EXPERTS

     The consolidated financial statements of Compass, the financial statements of Aeromil, the consolidated financial statements of Brittain Machine, the financial statements Barnes Machine, the combined financial statements of Sea-Lect and the consolidated financial statements of Modern appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Brittain Machine appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Lamsco West, Inc. appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                         COMPASS AEROSPACE CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

COMPASS AEROSPACE CORPORATION
For the year ended December 31, 1998 and for the period from October 21, 1997 (date of incorporation)
  through December 31, 1997
    Report of Independent Auditors.........................................................................  F-3
    Consolidated Balance Sheets............................................................................  F-4
    Consolidated Statements of Income......................................................................  F-5
    Consolidated Statements of Stockholders' Equity........................................................  F-6
    Consolidated Statements of Cash Flows..................................................................  F-7
    Notes to Consolidated Financial Statements.............................................................  F-8

AEROMIL ENGINEERING COMPANY
For the period from January 1, 1997 through November 25, 1997
    Report of Independent Auditors.........................................................................  F-19
    Balance Sheet..........................................................................................  F-20
    Statement of Operations and Retained Earnings..........................................................  F-21
    Statement of Cash Flows................................................................................  F-22
    Notes to Financial Statements..........................................................................  F-23

BRITTAIN MACHINE, INC.
For the period from July 1, 1997 through April 21, 1998
    Report of Independent Certified Public Accountants.....................................................  F-29
    Consolidated Balance Sheet.............................................................................  F-30
    Consolidated Statement of Earnings and Retained Earnings...............................................  F-31
    Consolidated Statement of Cash Flows...................................................................  F-32
    Notes to Consolidated Financial Statements.............................................................  F-33

For the years ended June 30, 1997 and June 30, 1996
    Report of Independent Certified Public Accountants.....................................................  F-40
    Report of Independent Auditors.........................................................................  F-41
    Consolidated Balance Sheets............................................................................  F-42
    Consolidated Statements of Earnings and Retained Earnings..............................................  F-44
    Consolidated Statements of Cash Flows..................................................................  F-45
    Notes to Consolidated Financial Statements.............................................................  F-46

BARNES MACHINE, INC.
For the period from October 1, 1997 through April 21, 1998 and for the year ended
  September 30, 1997
    Report of Independent Auditors.........................................................................  F-54
    Balance Sheets.........................................................................................  F-55
    Statements of Income and Retained Earnings.............................................................  F-56
    Statements of Cash Flows...............................................................................  F-57
    Notes to Financial Statements..........................................................................  F-58

                                                                                                               PAGE
                                                                                                             ---------
SEA-LECT PRODUCTS, INC.
For the period from January 1, 1998 through May 11, 1998 and for the year ended
  December 31, 1997
    Report of Independent Auditors.........................................................................  F-63
    Combined Balance Sheets................................................................................  F-64
    Combined Statements of Income..........................................................................  F-65
    Combined Statements of Shareholders' Equity............................................................  F-66
    Combined Statements of Cash Flows......................................................................  F-67
    Notes to Combined Financial Statements.................................................................  F-68

LAMSCO WEST, INC.
For the period from January 4, 1998 through November 20, 1998 and for the years ended
  January 3, 1998 and December 28, 1996
    Independent Auditor's Report...........................................................................  F-71
    Balance Sheets.........................................................................................  F-72
    Statements of Income...................................................................................  F-73
    Statements of Retained Earnings........................................................................  F-74
    Statements of Cash Flows...............................................................................  F-75
    Notes to Financial Statements..........................................................................  F-76

MODERN MANUFACTURING, INC. (formerly Y.F. Americas, Inc.)
[to be supplied]

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders
Compass Aerospace Corporation

    We have audited the accompanying consolidated balance sheets of Compass Aerospace Corporation and subsidiaries as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1998 and the period October 21, 1997 (date of incorporation) through December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Compass Aerospace Corporation and subsidiaries and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 and the period October 21, 1997 (date of incorporation) through December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presented fairly, in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Long Beach, California
March 15, 1999

                         COMPASS AEROSPACE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                  DECEMBER 31
                                                                                             ---------------------
                                                                                                1998       1997
                                                                                             ----------  ---------
ASSETS
Current assets:
  Cash and cash equivalents................................................................  $    7,871  $     443
  Accounts receivable less allowance for doubtful accounts of $756 in 1998 and $31 in
    1997...................................................................................      19,553      2,168
  Inventories..............................................................................      32,631      5,559
  Deferred income taxes....................................................................       2,100        123
  Refundable income taxes..................................................................         889         --
  Prepaid expenses and other current assets................................................         418        350
                                                                                             ----------  ---------
Total current assets.......................................................................      63,462      8,643

Property and equipment, net................................................................      58,914     11,947

Goodwill, net of accumulated amortization of $2,519 in 1998 and $53 in 1997................     120,412     13,199

Other assets...............................................................................      12,717         --
                                                                                             ----------  ---------
Total assets...............................................................................  $  255,505  $  33,789
                                                                                             ----------  ---------
                                                                                             ----------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................................................  $   10,827  $   2,084
  Accrued liabilities......................................................................       9,910        742
  Income taxes payable.....................................................................          --        889
  Current portion of long-term debt and capital leases.....................................       4,632      2,104
  Line of credit...........................................................................          --      4,034
                                                                                             ----------  ---------
Total current liabilities..................................................................      25,369      9,853

Deferred income taxes......................................................................       7,845        415
Long-term debt and capital leases, less current portion....................................     192,336      8,447
Mezzanine debt with related party..........................................................          --      6,000

Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value:
    Authorized shares:
      36,000,000 at December 31, 1998
      20,000,000 at December 31, 1997
    Issued and outstanding:
      24,775,628 at December 31, 1998
      9,000,000 at December 31, 1997.......................................................         248         90
  Paid-in capital..........................................................................      28,718      8,910
  Retained earnings........................................................................         989         74
                                                                                             ----------  ---------
Total stockholders' equity.................................................................      29,955      9,074
                                                                                             ----------  ---------
Total liabilities and stockholders' equity.................................................  $  255,505  $  33,789
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                            See accompanying notes.

                         COMPASS AEROSPACE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                                                       PERIOD FROM
                                                                                                       OCTOBER 21
                                                                                         YEAR ENDED      THROUGH
                                                                                        DECEMBER 31    DECEMBER 31
                                                                                            1998          1997
                                                                                        ------------  -------------
Net sales.............................................................................   $   96,547     $   3,057
Cost of sales.........................................................................       70,410         2,386
                                                                                        ------------       ------
Gross profit..........................................................................       26,137           671
Selling, general and administrative expenses..........................................       14,537           404
                                                                                        ------------       ------
Operating income......................................................................       11,600           267
Interest expense......................................................................        8,493           166
Other (expense) income................................................................         (670)           16
                                                                                        ------------       ------
Income before income taxes............................................................        2,437           117
Income tax expense....................................................................        1,522            43
                                                                                        ------------       ------
Net income............................................................................   $      915     $      74
                                                                                        ------------       ------
                                                                                        ------------       ------

                            See accompanying notes.

                         COMPASS AEROSPACE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             COMMON STOCK         ADDITIONAL                   TOTAL
                                                       -------------------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                          SHARES       AMOUNT       CAPITAL     EARNINGS       EQUITY
                                                       ------------  -----------  -----------  -----------  ------------
Balance at October 21, 1997 (date of
  incorporation).....................................            --   $      --    $      --    $      --    $       --
  Proceeds from initial private placement of stock...     9,000,000          90        8,910           --         9,000
  Net income.........................................                        --           --           74            74
                                                       ------------       -----   -----------       -----   ------------
Balance at December 31, 1997.........................     9,000,000          90        8,910           74         9,074
  Issuance of stock..................................       582,376           6          460           --           466
  Conversion of mezzanine debt to stock..............     6,000,000          60        5,940           --         6,000
  Issuance of stock..................................     9,193,252          92       13,408           --        13,500
  Net income.........................................            --          --           --          915           915
                                                       ------------       -----   -----------       -----   ------------
Balance at December 31, 1998.........................    24,775,628   $     248    $  28,718    $     989    $   29,955
                                                       ------------       -----   -----------       -----   ------------
                                                       ------------       -----   -----------       -----   ------------

                            See accompanying notes.

                         COMPASS AEROSPACE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                      PERIOD FROM
                                                                                                       OCTOBER 21
                                                                                         YEAR ENDED     THROUGH
                                                                                        DECEMBER 31   DECEMBER 31
                                                                                            1998          1997
                                                                                        ------------  ------------
OPERATING ACTIVITIES
Net income............................................................................   $      915    $       74
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation........................................................................        5,974           166
  Amortization........................................................................        2,466            53
  Stock issued for compensation.......................................................          466            --
  Deferred taxes......................................................................         (317)           --
  Changes in operating assets and liabilities:
    Accounts receivable...............................................................         (681)          249
    Inventories.......................................................................       (5,253)          308
    Prepaid expenses and other assets.................................................      (14,829)         (136)
    Accounts payable..................................................................        2,432          (530)
    Accrued expenses and other liabilities............................................        2,150            85
                                                                                        ------------  ------------
Net cash (used in) provided by operating activities...................................       (6,677)          269

INVESTING ACTIVITIES
Purchase of property and equipment....................................................       (5,701)          (25)
Acquired businesses, net of cash acquired.............................................     (166,416)      (23,431)
                                                                                        ------------  ------------
Net cash used in investing activities.................................................     (172,117)      (23,456)

FINANCING ACTIVITIES
Proceeds from note offering...........................................................      110,000            --
Proceeds from long-term debt..........................................................       81,000        10,262
Proceeds from mezzanine debt..........................................................           --         6,000
Proceeds from sale of stock...........................................................       13,500         9,000
Payments on long-term debt and capital leases.........................................      (14,244)       (5,666)
Net (decrease) increase in line of credit.............................................       (4,034)        4,034
                                                                                        ------------  ------------
Net cash provided by financing activities.............................................      186,222        23,630
                                                                                        ------------  ------------
Net increase in cash..................................................................        7,428           443
Cash and cash equivalents at beginning of period......................................          443            --
                                                                                        ------------  ------------
Cash and cash equivalents at end of period............................................   $    7,871    $      443
                                                                                        ------------  ------------
                                                                                        ------------  ------------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest............................................................................   $    6,600    $       33
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Income taxes........................................................................   $    2,100    $      110
                                                                                        ------------  ------------
                                                                                        ------------  ------------
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES
Conversion of mezzanine debt to stock.................................................   $    6,000    $       --
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Assets acquired under capital leases..................................................   $    4,672    $       --
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                         COMPASS AEROSPACE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Compass Aerospace Corporation and its wholly owned subsidiaries, Western Methods Machinery Corporation (Western), Aeromil Engineering Company (Aeromil), Barnes Machine, Inc. (Barnes), Brittain Machine Inc. (Brittain), Wichita Manufacturing Inc. (Wichita), Sea-Lect Products Inc. (Sea-Lect), Lamsco West, Inc. (Lamsco), and Modern Manufacturing, Inc. (Modern) (collectively, the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

BUSINESS

    The Company was founded in October 1997 to become a major supplier of precision machined individual parts, and of higher value-added sub-assemblies, manufacturing kits and structural components used by aerospace manufacturers in structural frames and other metal aircraft components. Customers include domestic and foreign entities.

    The Company manufactures its products using various metals including aluminum, titanium and steel through the use of precision computer numerically controlled machine tools. The Company uses a variety of advanced techniques and machinery including horizontal and vertical machining centers and state-of-the-art high-speed precision machining equipment, as well as three-spindle five-axis gantry mills.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are held by major financial institutions. The Company is subject to risk for amounts in excess of federal deposit insurance limits.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company conducts a major portion of its business with a limited number of customers. Credit is extended based upon an evaluation of each customer's financial condition, with terms consistent with those present throughout the industry. Typically, the Company does not require collateral from customers.

    Sales to the Boeing Company accounted for 72% and 77% of total consolidated sales for the year ended December 31, 1998 and for the period October 21, 1997 through December 31, 1997, respectively. Trade accounts receivable from the Boeing Company accounted for 63% and 76% of total consolidated accounts receivable as of December 31, 1998 and 1997, respectively.

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUES OF FINANCIAL INSTRUMENTS

    Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms of maturity, approximate the carrying amounts in the consolidated financial statements.

INVENTORIES

    Inventories are valued under methodologies that approximate the first-in first-out method of cost, and are stated at the lower of cost or market.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. The provision for depreciation of property and equipment, which includes amortization of assets under capital leases, is generally computed on the straight-line method over the following useful lives:

Buildings and improvements...........  5 - 40 years
Machinery and equipment..............  2 - 10 years
Furniture and fixtures...............  5 - 10 years
Leasehold improvements...............  Lease term or life of asset, whichever is shorter

GOODWILL

    Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in connection with business combinations. Amortization is provided for on a straight-line basis over 20 years. Amortization expense related to goodwill was $2,466,000 for the year ended December 31, 1998 and $53,000 for the period October 21, 1997 through December 31, 1997.

IMPAIRMENT OF LONG-LIVED ASSETS

    The carrying values of long-lived assets are reviewed periodically and if future cash flows are believed insufficient to recover the remaining carrying value of the related assets, the carrying value is written down to its estimated fair value in the period the impairment is identified.

STOCK-BASED COMPENSATION

    The Company elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations. Under the provisions of APB 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    The Company recognizes revenue from product sales at the time of shipment. The Company provides its customers the right to return products that are damaged or defective. Provisions are made currently for estimated returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective January 1, 1998. This Statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There was no impact on the financial statements of the Company due to the adoption of SFAS No. 130.

    SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," was also adopted on January 1, 1998, which requires the Company to report financial and descriptive information about its reportable operating segments. There was no impact on the financial statements of the Company due to the adoption of SFAS No. 131.

    Also effective January 1, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement supersedes the disclosure requirements in Statements of Financial Accounting Standards 87, "Employers' Accounting for Pensions," 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans for Termination Benefits," and 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The objective of SFAS No. 132 is to improve and standardize disclosures regarding pensions and postretirement benefits. There was no impact on the financial statements of the Company due to the adoption of SFAS No. 132.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Company believes that there will be no impact due to the adoption of Statement No. 133.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires capitalization of qualified computer software costs with amortization recognized over their estimated useful lives. The Company believes that there will be no impact due to the adoption of SOP 98-1.

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities, as defined in the Statement, to be expensed as incurred. The Company believes that there will be no impact due to the adoption of SOP 98-5.

2. ACQUISITIONS

    Each of the following transactions has been accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations include

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

2. ACQUISITIONS (CONTINUED)
revenues and expenses related to these entities since their respective closing dates. The financial statements reflect the preliminary allocations of the purchase price, though the purchase price allocation has not been finalized on certain of the Company's business combinations.

    During 1997, the Company funded the acquisitions of Western and Aeromil under its then existing credit facility. During 1998, the Company paid down the debt related to the 1997 acquisitions and funded its 1998 acquisitions through the proceeds provided by the $110 million Offering and the $170 million Credit Agreement (see Notes 5 and 7).

    Each of the businesses discussed below, acquired during 1998, manufactures parts for aerospace customers, including precision machined parts from titanium, aluminum, and steel.

    On April 21, 1998, the Company acquired all of the outstanding common stock of Barnes Machine, Inc., located in Shelton, Washington. The Company also acquired certain land and buildings owned by the stockholders and used in the operation of the business. The purchase price was $15.1 million. The Company also retired debt of approximately $0.8 million upon acquisition.

    On April 21, 1998, the Company acquired all of the outstanding stock of Brittain Machine, Inc. and its wholly-owned subsidiary, Wichita Manufacturing, Inc. Brittain is located in Wichita, Kansas, and Wichita is located in Cerritos, California. The purchase price was $55.0 million. The Company also retired debt of approximately $3.0 million upon acquisition.

    On May 11, 1998, the Company acquired certain assets and liabilities of Sea-Lect Products, Inc. and all of the outstanding common stock of its affiliate J&J Leasing (collectively Sea-Lect). Sea-Lect is located in Kent, Washington. The purchase price was $12.2 million. The Company also retired debt of $0.9 million upon acquisition.

    On November 20, 1998, the Company purchased all of the outstanding stock of Lamsco West, Inc. Lamsco's operations are located in Santa Clarita, California, and Kent, Washington. The purchase price was $73.7 million. At December 31, 1998, $2.5 million is held for the seller in escrow pending fulfillment of provisions in the purchase agreement.

    On December 31, 1998, the Company acquired all of the outstanding common stock of Modern Manufacturing, Inc. (formerly Y.F. Americas, Inc.), located in Renton, Washington. The purchase price was $23.1 million. At December 31, 1998, $2.5 million is held in escrow for the seller pending fulfillment of certain provisions in the purchase agreement.

    The following unaudited consolidated supplemental pro forma information includes the accounts of Compass Aerospace Corporation and its wholly owned subsidiaries, Western, Aeromil, Barnes, Brittain, Wichita, Sea-Lect, Lamsco and Modern. The pro forma information assumes that all the acquisitions were consummated on January 1, 1997 (in thousands).

                                                                             DECEMBER 31
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Net sales.............................................................  $  183,444  $  150,785
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income............................................................  $    8,188  $    5,745
                                                                        ----------  ----------
                                                                        ----------  ----------

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

2. ACQUISITIONS (CONTINUED)
    The pro forma consolidated results of operations included adjustments to give effect to amortization of goodwill, interest on acquisition debt, additional depreciation expense based on the fair market value of the property, plant and equipment acquired and certain other adjustments, together with the income tax effects. The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions and borrowings occurred on those dates, nor is it indicative of the results that may occur in the future.

3. INVENTORY

    The following is a summary of inventory (in thousands):

                                                                              DECEMBER 31
                                                                        ------------------------
                                                                           1998         1997
                                                                        -----------  -----------
Raw materials.........................................................   $  10,048    $      --
Work in process.......................................................      16,970        5,356
Finished goods........................................................       5,613          203
                                                                        -----------  -----------
                                                                         $  32,631    $   5,559
                                                                        -----------  -----------
                                                                        -----------  -----------

4. PROPERTY AND EQUIPMENT

    The following is a summary of property and equipment, which is recorded at cost (in thousands):

                                                                              DECEMBER 31
                                                                        ------------------------
                                                                           1998         1997
                                                                        -----------  -----------
Land..................................................................   $   1,991    $      --
Building and improvements.............................................       6,098           --
Furniture and fixtures................................................       1,376          264
Leasehold improvements................................................         547          301
Machinery and equipment...............................................      55,042       11,548
                                                                        -----------  -----------
                                                                            65,054       12,113

Accumulated depreciation..............................................      (6,140)        (166)
                                                                        -----------  -----------
                                                                         $  58,914    $  11,947
                                                                        -----------  -----------
                                                                        -----------  -----------

    Included in machinery and equipment is approximately $2,565,000 of equipment under capital lease arrangements (see Note 12).

5. DEBT OFFERING

    On April 21, 1998, the Company completed a $110 million debt offering of 10 1/8% Senior Subordinated Notes (the Notes) due 2005 (the Offering). The Notes are unconditionally guaranteed on a senior subordinated basis by the Company's existing subsidiaries and all future subsidiaries. The net proceeds from the Offering were used to repay all outstanding bank debt, to finance the acquisitions, and for general corporate purposes. The transaction costs of $7.3 million incurred in connection with the Offering were

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

5. DEBT OFFERING (CONTINUED)
recorded as a deferred charge and are amortized over the seven-year life of the Notes using the straight-line method.

    The Notes mature on April 15, 2005, unless redeemed prior to that time. Interest on the Notes is payable semiannually on April 15 and October 15 of each year, commencing October 15, 1998, to holders of record. The Notes will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2002 at the redemption price as defined in the agreement. In addition, on or before April 15, 2001 the Company may redeem up to 35% of the Notes at a redemption price of 110.125% of the principal amount with the net proceeds of one or more public equity offerings as defined and provided for in the agreement.

    Under provisions of the indenture applicable to the Notes, the Company may, under certain circumstances, be limited in its ability to incur additional indebtedness or issue Disqualified Capital Stock (as defined), pay dividends or make other distributions, create certain liens on assets, sell certain assets and stock of subsidiaries, enter into certain transactions with affiliates, and effect certain mergers and consolidations. The Company is also subject to certain restrictive covenants and is required to maintain certain financial ratios in connection with the Notes.

6. MEZZANINE DEBT

    In connection with the acquisitions of Western Methods and Aeromil, the Company entered into a subordinated note with its largest stockholder for $6 million bearing interest at 11%, payable quarterly. On March 18, 1998, the Note and related accrued interest was exchanged for 6 million shares of the Company's common stock.

7. BANK BORROWINGS

    Long-term debt and capital leases consist of the following (dollars in thousands):

                                                                              DECEMBER 31
                                                                        -----------------------
                                                                           1998        1997
                                                                        ----------  -----------
Senior subordinated notes.............................................  $  110,000   $      --
Term Loan A...........................................................      35,000          --
Term Loan B...........................................................      45,000          --
Acquisition line of credit............................................       1,000          --
Capital leases and other..............................................       5,968      10,551
                                                                        ----------  -----------
                                                                        $  196,968   $  10,551
                                                                        ----------  -----------
                                                                        ----------  -----------

    On November 20, 1998, the Company entered into a $170 million credit agreement (Credit Agreement) with BankBoston, N.A. and its participants. This Credit Agreement, as amended and restated on February 11, 1999, replaced a prior revolving credit facility with BankBoston. The Credit Agreement includes a $25 million revolving credit note (Revolver), Term Loan A with available lending of up to $35 million, Term Loan B with available lending of up to $45 million, and an acquisition line of credit (Acquisition Line) for up to $65 million. The transaction costs of $5.2 million incurred in connection with the Credit Agreement were recorded as a deferred charge and are amortized over the life of the Credit

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

7. BANK BORROWINGS (CONTINUED)
Agreement using the straight-line method. The Credit Agreement accrues interest at variable rates based upon the bank's prime rate or Eurocurrency rate and is payable quarterly. The interest rate in effect at December 31, 1998, was approximately 10.1%. The Revolver matures November 2003. Term Loan A is payable in equal quarterly installments, totaling 10% of the outstanding principal in 1999, 15% of the outstanding principal in 2000 and 2001, 23.75% of the outstanding principal in 2002, and the remainder in 2003. Term Loan B is payable in equal quarterly installments totaling 1% of the outstanding principal in 1999 through 2003, and 47.5% of the outstanding principal in 2004 and 2005. Payments on the Acquisition Line begin at December 31, 2000 and are payable in 13 equal quarterly installments. The Credit Agreement contains certain restrictive covenants and requires the maintenance of certain financial ratios.

    As prescribed by and defined in the Credit Agreement, availability under the Revolver is limited to 85% of eligible accounts receivable, plus 50% of the net book value of eligible inventory, plus 25% of the orderly liquidation value of machinery and equipment, subject to reserves that may be established by the lender. Subject to these provisions, the Company has $25 million available under the Revolver and an initial availability of $35 million under the Acquisition Line. The remaining $30 million of the Acquisition Line will become available provided the Company raises one dollar of equity for every additional dollar of borrowings over the initial $35 million of availability.

    As of December 31, 1997, the Company had a note payable to a bank for $10.3 million. The note was secured by substantially all of the Company's assets and accrued interest at 9.5%. Interest and principal payments were due monthly. The note had a maturity date of November 2000. At December 31, 1997, the Company also had outstanding an installment loan with a bank for $300,000 that was payable monthly with 8.6% interest and an original maturity of October 2002. Both of these loans were paid in full during 1998 and there are no outstanding balances under either credit facility at the end of 1998.

    Maturities of long-term debt, excluding capital lease payments (see Note 12) as of December 31, 1998 are as follows (in thousands):

1999..............................................................  $   4,304
2000..............................................................      6,159
2001..............................................................      6,422
2002..............................................................      9,509
2003..............................................................     13,633
Thereafter........................................................    154,376
                                                                    ---------
                                                                      194,403
Less current portion..............................................      4,304
                                                                    ---------
Long-term debt....................................................  $ 190,099
                                                                    ---------
                                                                    ---------

8. INCOME TAXES

    Deferred income taxes are computed using the liability method and reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The provision for income taxes reflects the taxes

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

8. INCOME TAXES (CONTINUED)
to be paid for the period and the change during the period in the deferred tax assets and liabilities. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                              DECEMBER 31
                                                                        ------------------------
                                                                           1998         1997
                                                                        -----------  -----------
Deferred tax assets:
  Accrued expenses not deductible for tax.............................   $     735    $      62
  Inventories.........................................................       1,365           61
                                                                        -----------       -----
Total deferred tax assets.............................................       2,100          123

Deferred tax liabilities:
  Depreciation and amortization.......................................      (7,645)          --
  Other...............................................................        (200)        (415)
                                                                        -----------       -----
Total deferred tax liabilities........................................      (7,845)        (415)
                                                                        -----------       -----
Net deferred tax liability............................................   $  (5,745)   $    (292)
                                                                        -----------       -----
                                                                        -----------       -----

    Significant components of the provision for income taxes are as follows (in thousands):

                                                                                  PERIOD FROM
                                                                                  OCTOBER 21
                                                                    YEAR ENDED      THROUGH
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1998          1997
                                                                   ------------  -------------
Current:
  Federal........................................................   $    1,770     $      36
  State..........................................................           69             7
                                                                   ------------       ------
                                                                         1,839            43

Deferred:
  Federal........................................................         (270)           --
  State..........................................................          (47)           --
                                                                   ------------       ------
                                                                          (317)           --
                                                                   ------------       ------
                                                                    $    1,522     $      43
                                                                   ------------       ------
                                                                   ------------       ------

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

8. INCOME TAXES (CONTINUED)
    The reconciliation of income tax at the U.S. federal statutory rate to income tax expense is as follows:

                                                                                         PERIOD FROM
                                                                                         OCTOBER 21
                                                                      YEAR ENDED      THROUGH DECEMBER
                                                                   DECEMBER 31, 1998      31, 1997
                                                                   -----------------  -----------------
Income tax at U.S. statutory rates...............................             34%                34%
State income tax, net of federal benefit.........................              3                  3
Goodwill.........................................................             27                 --
Other............................................................             (2)                --
                                                                              --                 --
                                                                              62%                37%
                                                                              --                 --
                                                                              --                 --

9. STOCKHOLDERS' EQUITY

    In October 1997, the Company was incorporated with the issuance of 9 million shares of common stock in a private placement, generating net proceeds of $9 million. The proceeds from this placement were primarily used to acquire Western and Aeromil.

    In April 1998, the Company amended its articles of incorporation to increase the number of authorized shares from 20 million to 36 million and to establish a second class of common stock, Class B. All rights remain the same as Class A, except Class B stock is nonvoting and contains conversion rights based upon certain criteria.

    In connection with the Offering, the Company issued approximately 5.4 million shares of Class B and 3.7 million shares of Class A shares for $13.5 million in cash. Additionally, 582,376 shares of stock were issued to board members and the president as compensation for services related to the acquisitions. Shares outstanding as of December 31, 1998, under Class A and Class B, amounted to 19,327,775 and 5,447,853, respectively.

10. STOCK OPTION PLAN

    In March 1998, the Company's Board of Directors adopted, and the shareholders approved, the Compass Aerospace Corporation 1998 Stock Incentive Plan (the Plan). The Plan will be administered by the Compensation Committee of the Board of Directors (the Committee). All officers, directors, employees and independent contractors of the Company are eligible for discretionary awards under the Plan. The Plan provides for stock-based incentive awards, including incentive stock options, non-qualified stock options and restricted stock. The Plan permits the Committee to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, provided, that the option exercise price may not be less than 85% of the fair market value per share of the Company's Common Stock on the date of the grant. Under the Plan, no participant may be granted incentive stock options that are first exercisable in any one calendar year with fair market value in excess of $100,000. 2,000,000 shares of the Company's Common Stock have been reserved for issuance under the Plan.

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

10. STOCK OPTION PLAN (CONTINUED)
    No options were granted as of December 31, 1997. The status of the Company's stock option plan during 1998 is summarized as follows:

                                                                                     NUMBER OF
                                                                                      OPTIONS
                                                                                    -----------
Outstanding at January 1, 1998....................................................          --
Granted...........................................................................     888,291
Exercised.........................................................................          --
Canceled..........................................................................          --
                                                                                    -----------
Outstanding at December 31, 1998..................................................     888,291
                                                                                    -----------
                                                                                    -----------
Options Exercisable at December 31, 1998..........................................      60,000
                                                                                    -----------
                                                                                    -----------

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options, as allowed for under FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma net income, as required to be disclosed by SFAS No. 123, determined as if the Company had accounted for its employee stock options under the fair value method of that Statement, would be $840,000. The fair value for these options was estimated at the date of grant using a binomial option pricing model with the following weighted-average assumptions for December 31, 1998: dividend yield of 0.0%; volatility of 36.30%; risk-free interest rates ranging from 4.58% to 4.66% depending on a weighted-average expected life ranging from two to four years.

    The weighted average fair value of options granted during 1998 is $.37 per option. The weighted average exercise price for 1998 was $1.22. The weighted average remaining contractual life of options outstanding is 9.5 years.

    During 1998, the Company approved several stock option agreements to purchase 888,291 shares of the Company's common stock at an exercise price ranging from $1.00 to $1.47 per share. All options granted have 10-year terms. One option for 60,000 shares is fully vested and immediately exercisable. The remainder of the options vest and become exercisable at various dates through December 1, 2002.

11. RELATED PARTY TRANSACTIONS

    The Company has entered into a management fee agreement with certain entities controlled by directors of the Company. Under this agreement, the Company is required to pay an annual aggregate amount equal to $200,000 plus 1.5% of the Company's earnings before income taxes, depreciation, amortization, and management fees. The Company also typically pays advisory fees to these affiliates in an amount equal to an aggregate of 1% of the consideration paid for each business acquired by the Company. Management and advisory fees paid to these affiliates were $3,165,000 and $282,000 in 1998 and 1997.

                         COMPASS AEROSPACE CORPORATION

                               DECEMBER 31, 1998

12. COMMITMENTS AND CONTINGENCIES

    The Company leases certain machinery and equipment under capital leases expiring at various dates through July 2008. The Company also leases office spaces under operating leases with terms expiring at various dates through 2007. Rent expense for operating leases amounted to $1,125,000 and $53,000 for the year ended December 31, 1998 and the period October 21 through December 31, 1997, respectively.

    Future minimum payments by year and in the aggregate under all non-cancelable operating and capital leases with terms in excess of one year at December 31, 1998 are as follows (in thousands):

                                                                            OPERATING    CAPITAL
YEAR ENDED DECEMBER 31                                                       LEASES      LEASES
-------------------------------------------------------------------------  -----------  ---------
1999.....................................................................   $   1,205   $     494
2000.....................................................................       1,110         494
2001.....................................................................       1,122         494
2002.....................................................................       1,126         494
2003.....................................................................       1,036         484
Thereafter...............................................................       3,574         725
                                                                           -----------  ---------
                                                                            $   9,173       3,185
                                                                           -----------
                                                                           -----------
Less amount representing interest........................................                     620
                                                                                        ---------
Present value of net minimum lease payments..............................                   2,565
Less current portion.....................................................                     328
                                                                                        ---------
Long-term leases payable.................................................               $   2,237
                                                                                        ---------
                                                                                        ---------

    During the normal course of business, the Company is involved in various lawsuits. Management, in consultation with legal counsel, does not believe that the outcome of these lawsuits will have a materially adverse impact on the financial position or future operations of the Company.

13. PROFIT SHARING PLANS

    As a result of the acquisitions of the subsidiaries, the Company has maintained the profit-sharing plans covering all of its eligible employees for those entities acquired. Contributions to the plans are at the discretion of the Board of Directors and may not exceed the maximum amount permitted by the Internal Revenue Code. During the year ended December 31, 1998 and the period from October 21, 1997 through December 31, 1997, the Company charged $1,078,000 and $26,000, respectively, to expense pursuant to the Plans.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders
Aeromil Engineering Company

    We have audited the accompanying balance sheet of Aeromil Engineering Company as of November 25, 1997, and the related statements of operations and retained earnings and cash flows for the period January 1, 1997 through November 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aeromil Engineering Company at November 25, 1997, and the results of its operations and its cash flows for the period January 1, 1997 through November 25, 1997, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Long Beach, California
March 19, 1998

                          AEROMIL ENGINEERING COMPANY
                                 BALANCE SHEET
                               NOVEMBER 25, 1997
                             (DOLLARS IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents........................................................  $     182
  Accounts receivable..............................................................      1,680
  Inventories......................................................................      3,213
  Related party receivables........................................................         32
  Prepaid expenses and other assets................................................         52
                                                                                     ---------
Total current assets...............................................................      5,159

Property and equipment, net........................................................      4,860
                                                                                     ---------
Total assets.......................................................................  $  10,019
                                                                                     ---------
                                                                                     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................................  $   1,310
  Accrued expenses.................................................................        276
  Loan payable, shareholder........................................................        677
  Current portion of long-term debt................................................        600
  Line of credit...................................................................      1,445
                                                                                     ---------
Total current liabilities..........................................................      4,308

Long-term debt, less current portion...............................................      1,556
Commitments........................................................................         --
                                                                                     ---------
Stockholders' equity:
  Capital stock, $100 par value:
    Authorized shares--750
    Issued and outstanding shares--300.............................................         30
Retained earnings..................................................................      4,125
                                                                                     ---------
Total stockholders' equity.........................................................      4,155
                                                                                     ---------
Total liabilities and stockholders' equity.........................................  $  10,019
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                          AEROMIL ENGINEERING COMPANY
                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH NOVEMBER 25, 1997
                             (DOLLARS IN THOUSANDS)

Net sales..........................................................................  $  11,077
Cost of sales......................................................................     11,095
                                                                                     ---------
Gross loss.........................................................................        (18)
Selling, general and administrative expenses.......................................        499
                                                                                     ---------
Operating loss.....................................................................       (517)
Interest expense...................................................................       (229)
Other income, net..................................................................         48
                                                                                     ---------
Loss before income taxes...........................................................       (698)
                                                                                     ---------
Income taxes.......................................................................          1
Net loss...........................................................................       (699)
Retained earnings at beginning of period...........................................      4,824
                                                                                     ---------
Retained earnings at end of period.................................................  $   4,125
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                          AEROMIL ENGINEERING COMPANY
                            STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH NOVEMBER 25, 1997
                             (DOLLARS IN THOUSANDS)

OPERATING ACTIVITIES
Net loss...........................................................................  $    (699)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation.....................................................................        681
  Changes in operating assets and liabilities:
    Accounts receivables...........................................................       (549)
    Inventories....................................................................       (283)
    Prepaid expenses and other assets..............................................         (7)
    Accounts payable...............................................................       (441)
    Accrued expenses...............................................................        159
                                                                                     ---------
Net cash used in operating activities..............................................     (1,139)

INVESTING ACTIVITIES
Increase in related party receivables..............................................        (29)
Purchase of property and equipment.................................................     (1,665)
                                                                                     ---------
Net cash used in investing activities..............................................     (1,694)
                                                                                     ---------
FINANCING ACTIVITIES
Proceeds from long-term debt.......................................................      2,420
Payments on long-term debt.........................................................       (343)
Net increase in line of credit.....................................................        935
                                                                                     ---------
Net cash provided by financing activities..........................................      3,012
                                                                                     ---------
Net increase in cash...............................................................        179
Cash at beginning of period........................................................          3
                                                                                     ---------
Cash at end of period..............................................................  $     182
                                                                                     ---------
                                                                                     ---------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest.........................................................................  $     229

                            See accompanying notes.

                          AEROMIL ENGINEERING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 25, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Aeromil Engineering Company (the "Company"), a closely held California corporation, manufactures medium-sized parts for aerospace customers, specializing in the precision machining of hard metals such as titanium, as well as the high-speed precision machining of aluminum.

    Effective on the close of business on November 25, 1997 the Company sold substantially all of its net assets to Compass Aerospace Corporation for $7,985,000 in cash. The Company's financial statements have been prepared on a historical basis and, as such, do not reflect any adjustments that may result from the sale.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company sells its products to limited number of customers within the aerospace and defense industry. Credit is extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. The Company has historically incurred minimal credit losses.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    Fair value of cash and cash equivalents, short-term borrowings and the current portion of long-term debt approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity, approximate the carrying amounts in the financial statements.

CASH EQUIVALENTS

    The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are held by major financial institutions.

INVENTORIES

    Inventories which consist primarily of work-in-process, are valued at average cost, which approximates first-in first-out cost, and finished goods and are stated at the lower of cost or market. Finished goods amounted to approximately $192,000 at November 25, 1997.

                          AEROMIL ENGINEERING COMPANY

                               NOVEMBER 25, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    The provision for depreciation of property and equipment is generally computed on the straight-line method over the following useful lives:

Machinery and equipment.............  8 - 10 years
Furniture and fixtures..............  5 years
Automotive equipment................  3 - 5 years
Leasehold improvements..............  Term of lease or life of asset, whichever is shorter

INCOME TAXES

    The Company adopted S corporation status for both federal and state income tax purposes. Accordingly, the Company has no current liability or provision for federal taxes based on income. The provision for California franchise tax is at the statutory rate applicable to S corporations.

REVENUE RECOGNITION

    The Company recognizes revenue from product sales at the time of shipment. The Company provides its customers the right to return products that are damaged or defective. The effect of these programs is estimated and current period sales and cost of sales are adjusted accordingly.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income," which is effective for financial statements for periods beginning after December 15, 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company believes there will be no impact on its financial statements due to the adoption of Statement 130.

    In June 1997 the FASB also issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for financial statements for periods beginning after December 15, 1997. At that time, the Company will be required to report financial and descriptive information about its reportable operating segments. The Company believes there will be no impact on its financial statements due to the adoption of Statement 131.

                          AEROMIL ENGINEERING COMPANY

                               NOVEMBER 25, 1997

2. PROPERTY AND EQUIPMENT

    The following is a summary of property and equipment, which is recorded at cost (in thousands):

                                                                                  NOVEMBER 25,
                                                                                      1997
                                                                                  -------------
Automotive equipment............................................................    $      85
Furniture and fixtures..........................................................          421
Leasehold improvements..........................................................          450
Machinery and equipment.........................................................       12,030
                                                                                       ------
                                                                                       12,986
Allowance for depreciation......................................................       (8,126)
                                                                                       ------
                                                                                    $   4,860
                                                                                       ------
                                                                                       ------

3. LOAN PAYABLE, STOCKHOLDER

    During 1996, the Company received an advance of $677,000 from a Company stockholder. The loan is unsecured, non-interest bearing and payable on demand.

4. LINE OF CREDIT

    The Company has a line of credit with National Bank of Southern California which provides for borrowings up to $1,500,000. Interest is payable monthly at 1% over the Wall Street Journal's prime interest rate. The balance outstanding was $1,445,000 at November 25, 1997. The line of credit is guaranteed by the Company's stockholders and is secured by substantially all of the Company's assets.

5. LONG-TERM DEBT

    The following is a summary of long-term debt at November 25, 1997 (in thousands):

Note payable to National Bank of Southern California, payable in monthly installments of $25,000 including interest at 1% over prime, maturity date January 3, 2001, secured by one Cincinnati
 Milacron milling machine and attachments...........................  $     750
Note payable to National Bank of Southern California, payable in monthly installments of $25,000 plus interest at 1% over prime,
 maturity July 30, 2002, secured by assets of the Company...........      1,406
                                                                      ---------
                                                                          2,156
Long-term Debt, less current portion................................       (600)
                                                                      ---------
                                                                      $   1,556
                                                                      ---------
                                                                      ---------

                          AEROMIL ENGINEERING COMPANY

                               NOVEMBER 25, 1997

5. LONG-TERM DEBT (CONTINUED)
    Future minimum payments of long-term debt are (in thousands):

1998................................................................  $     600
1999................................................................        558
2000................................................................        537
2001................................................................        300
2002................................................................        161
                                                                      ---------
                                                                      $   2,156
                                                                      ---------
                                                                      ---------

6. PROFIT SHARING PLANS

    The Company has a profit-sharing plan covering all of its employees. Contributions to the plan are at the discretion of the Board of Directors and may not exceed the maximum amount permitted by the Internal Revenue Code. The Company did not make a contribution to the plan during the period from January 1, 1997 through November 25, 1997.

    The Company has also adopted a profit sharing plan which qualifies under
Section 401(k) of the Internal Revenue Code. The plan covers all eligible employees who may elect to contribute a percentage of their gross earnings to the plan. Contributions to the plan by the Company equal up to a maximum of 6% of each participating employee's annual salary. The Company's contribution to the plan for the period from January 1, 1997 through November 25, 1997 was $50,000.

7. PROVISION FOR CALIFORNIA FRANCHISE TAX

    Deferred income taxes are computed using the liability method and reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for state income tax purposes. The provision for California franchise tax consists of $800 California minimum franchise tax. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                  NOVEMBER 25,
                                                                                      1997
                                                                                  -------------
Deferred tax assets:
  Net Operating Loss carryforward...............................................    $       9
  Tax credit carryforward.......................................................           37
                                                                                       ------
                                                                                    $      46
Deferred tax liabilities:
  Tax depreciation in excess of book............................................          (15)
                                                                                       ------
                                                                                           31

Valuation allowance.............................................................          (31)
                                                                                       ------
Net deferred taxes..............................................................       --
                                                                                       ------
                                                                                       ------

    The Company is providing for deferred taxes using a rate of 1.5% for California purposes.

                          AEROMIL ENGINEERING COMPANY

                               NOVEMBER 25, 1997

7. PROVISION FOR CALIFORNIA FRANCHISE TAX (CONTINUED)
    For California purposes, the Company has a net operating loss carryforward of $1,097,000 available to offset its state taxable income in future years, expiring through 2012. The Company also has an enterprise zone sales tax credit carryforward of $36,900 available to offset its state income tax in future years, expiring in 2010.

8. COMMITMENTS AND RELATED PARTY TRANSACTIONS

    The Company leases its manufacturing and office facility and its warehouse space from a shareholder under ten-year noncancelable operating leases expiring on November 25, 2007. The leases provide for periodic adjustments to the monthly rent payments based on changes in the consumer price index. The leases also require the Company to pay property taxes. Rent expense under these leases amounted to $354,000 during the period from January 1, 1997 through November 25, 1997.

    Future minimum lease payments by year under these leases consisted of the following as of November 26, 1997 (in thousands):

1998........................................  $     467
1999........................................        471
2000........................................        513
2001........................................        513
2002........................................        513
Thereafter..................................      2,523
                                              ---------
                                              $   5,000

9. REVENUES FROM MAJOR CUSTOMERS

    Due to the nature of the aerospace industry, the Company conducts a major portion of its business with a limited number of customers. For the period from January 1, 1997 through November 25, 1997, revenues from one major customer amounted to 79% of sales. The total accounts receivable from this customer at November 25, 1997 amounted to 70% of the total trade accounts receivable balance.

10. IMPACT ON YEAR 2000 (UNAUDITED)

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    Based on a recent assessment, the Company determined that it will replace its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

                          AEROMIL ENGINEERING COMPANY

                               NOVEMBER 25, 1997

10. IMPACT ON YEAR 2000 (UNAUDITED) (CONTINUED)
    The Company will initiate formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has no exposure to contingencies related to the Year 2000 issue for the products it has sold.

    The Company anticipates completing the Year 2000 project no later than December 31, 1998, which is prior to any anticipated impact on its operating systems. Company management is currently working with outside consultants to estimate the costs associated with replacing or modifying its operating systems. The total cost of the project is expected to be funded through operating cash flows and will be capitalized or expensed based upon generally accepted accounting principles and corporate policy. To date, the Company has not incurred any costs related to the assessment of, and preliminary efforts on, its Year 2000 project and the development of a modification plan, purchase of new systems and systems modifications.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Brittain Machine, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheet of Brittain Machine, Inc. and Subsidiary as of April 21, 1998, and the related consolidated statements of earnings and retained earnings and cash flows for the period July 1, 1997 through April 21, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brittain Machine, Inc. and Subsidiary as of April 21, 1998, and the consolidated results of their operations and their consolidated cash flows for the period July 1, 1997 through April 21, 1998 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Wichita, Kansas
July 9, 1998

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 21, 1998

                                               ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................................              $1,683,235
  Accounts receivable
    Trade accounts receivable...............................................               7,672,400
    Other...................................................................                  46,955
  Inventories...............................................................               8,845,527
  Refundable income taxes...................................................                 401,691
  Prepaid expenses and other................................................                  73,147
  Deferred income taxes.....................................................                 606,936
                                                                                          ----------
        Total current assets................................................              19,329,891

PROPERTY AND EQUIPMENT, AT COST
  Land......................................................................  $  200,604
  Buildings.................................................................   3,691,276
  Machinery and equipment...................................................  20,828,710
  Vehicles..................................................................     148,425
  Office equipment..........................................................     730,218
  Construction in progress..................................................   2,892,234
                                                                              ----------
                                                                              28,491,467
  Less accumulated depreciation.............................................  15,134,005  13,357,462
                                                                              ----------

INVESTMENTS AND OTHER ASSETS
  Funds held by trustee.....................................................      55,408
  Bond issuance costs.......................................................      33,682      89,090
                                                                              ----------  ----------
                                                                                          $32,776,443
                                                                                          ----------
                                                                                          ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable..........................................................              $1,784,819
  Accrued payroll, bonuses and employee benefits............................               3,992,423
  Payable to affiliate......................................................               1,600,000
  Other accrued liabilities.................................................                 233,937
  Current maturities of capital lease obligations...........................                 428,757
  Current maturities of long-term debt......................................                 508,151
  Current maturities of industrial revenue bonds............................                  55,000
                                                                                          ----------
        Total current liabilities...........................................               8,603,087

LONG-TERM LIABILITIES
  Capital lease obligations.................................................               1,585,953
  Long-term debt............................................................                 551,809
  Industrial revenue bonds..................................................                 645,000
  Deferred income taxes.....................................................               1,147,273
                                                                                          ----------
                                                                                           3,930,035

STOCKHOLDERS' EQUITY
  Common stock, Class A, voting, par value $1 Authorized--300,000 shares
    Issued and outstanding--90,000 shares...................................  $   90,000
  Common stock, Class B, nonvoting, par value $1 Authorized--300,000 shares
    Issued and outstanding--90,000 shares...................................      90,000
  Additional paid-in capital................................................      55,004
  Retained earnings.........................................................  20,008,317  20,243,321
                                                                              ----------  ----------
                                                                                          $32,776,443
                                                                                          ----------
                                                                                          ----------

         The accompanying notes are an integral part of this statement.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS

                   PERIOD JULY 1, 1997 THROUGH APRIL 21, 1998

Sales..........................................................................  $49,682,444
Cost of sales..................................................................  34,640,582
                                                                                 ----------
Gross margin on sales..........................................................  15,041,862
General, administrative and selling expenses...................................   2,966,547
Nonrecurring management and employee bonuses paid in connection with sale of
  Company......................................................................   3,831,472
                                                                                 ----------
Earnings from operations.......................................................   8,243,843

Other income (expense)
  Interest income..............................................................      13,327
  Interest expense.............................................................    (398,808)
  Loss on sale of assets.......................................................     (59,184)
  Other........................................................................      79,410
                                                                                 ----------
                                                                                   (365,255)
                                                                                 ----------
Earnings before income taxes...................................................   7,878,588
Income taxes...................................................................   2,901,353
                                                                                 ----------
      NET EARNINGS.............................................................   4,977,235
Retained earnings at July 1, 1997..............................................  15,031,082
                                                                                 ----------
Retained earnings at April 21, 1998............................................  $20,008,317
                                                                                 ----------
                                                                                 ----------

         The accompanying notes are an integral part of this statement.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                   PERIOD JULY 1, 1997 THROUGH APRIL 21, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities
  Net earnings..................................................................  $4,977,235
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Depreciation and amortization...............................................   1,510,526
    Deferred income taxes.......................................................      72,078
    Loss on disposal of property and equipment..................................      59,184
    Change in assets and liabilities............................................
      Increase in accounts receivable...........................................  (2,618,103)
      Increase in income taxes receivable.......................................    (294,205)
      Decrease in inventories...................................................   2,132,289
      Increase in accounts payable..............................................     172,920
      Increase in accrued payroll, bonuses and employee benefits................   2,273,572
      Other.....................................................................    (307,565)
                                                                                  ----------
        Net cash provided by operating activities...............................   7,977,931

Cash flows from investing activities
  Purchase of property and equipment............................................  (3,558,952)
  Proceeds from disposal of property and equipment..............................      24,418
                                                                                  ----------
        Net cash used in investing activities...................................  (3,534,534)

Cash flows from financing activities
  Net increase in payable to affiliate..........................................   1,600,000
  Net decrease in line of credit................................................  (3,855,000)
  Repayments of long-term debt and industrial revenue bonds.....................    (702,314)
  Repayments of capital lease obligations.......................................    (258,125)
                                                                                  ----------
        Net cash used in financing activities...................................  (3,215,439)
                                                                                  ----------
Net increase in cash and cash equivalents.......................................   1,227,958
                                                                                  ----------
Cash and cash equivalents at July 1, 1997.......................................     455,277
                                                                                  ----------
Cash and cash equivalents at April 21, 1998.....................................  $1,683,235
                                                                                  ----------
                                                                                  ----------

         The accompanying notes are an integral part of this statement.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 APRIL 21, 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1. BUSINESS ACTIVITY, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    Brittain Machine, Inc. manufactures parts according to customer specification primarily for use in the aerospace industry. The Company also designs, manufactures and sells tooling, machinery and equipment for use in the aerospace industry.

    Wichita Manufacturing, Inc., a wholly-owned subsidiary, is located in Cerritos, California, and is engaged in the same line of business as Brittain Machine, Inc.

    The consolidated financial statements include the consolidated accounts of Brittain Machine, Inc. and its wholly-owned subsidiary, Wichita Manufacturing, Inc. immediately prior to the sale of the Company to Compass Aerospace Corporation (see Note L). All significant intercompany accounts have been eliminated.

2. ACCOUNTS RECEIVABLE

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

3. USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. INVENTORIES

    Inventories are stated at the lower of weighted average cost or net realizable value.

5. PROPERTY AND EQUIPMENT

    Land, buildings and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

                                                                       10-30
Buildings.......................................................       years
Machinery and equipment.........................................  7-10 years
Vehicles........................................................  4- 6 years
Office equipment................................................  5- 7 years

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                                 APRIL 21, 1998

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
6. INCOME TAXES

    The Company files a consolidated income tax return with its subsidiary.

    Deferred income tax assets and liabilities are determined based on the temporary differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.

7. SELF INSURANCE

    The Company participates in various self-insurance programs for medical and workers' compensation risks. In connection with these programs the Company has mitigated its exposure through the purchase of stipulated stop-loss coverage with insurance companies. The Company estimates and accrues its liability for the self-insurance portions of the risks covered by such programs.

8. CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with maturities of less than three months to be cash equivalents.

9. REVENUE RECOGNITION

    The Company's sales contracts are generally of a short-term nature and are billed upon delivery. Revenue from such contracts is recognized upon passage of title to the customer which, in most cases, coincides with shipments of the related products to customers. Provisions for anticipated losses on contracts, if any, are made currently as the amount of the loss is determinable.

NOTE B--INVENTORIES

    Inventories consist of the following at April 21, 1998:

Raw material and supplies.......................................  $2,889,886
Work in progress................................................  5,306,881
Finished goods..................................................    648,760
                                                                  ---------
                                                                  $8,845,527
                                                                  ---------
                                                                  ---------

NOTE C--LINE OF CREDIT

    At April 21, 1998, the Company had available a line of credit with a bank for up to $5,000,000. There were no borrowings outstanding at April 21, 1998. Interest is payable monthly on the outstanding balance at a variable rate equal to the bank's base rate (9.5% at April 21, 1998). There are no compensating balance or commitment fee requirements. Borrowings under the line of credit are collateralized by substantially all assets of the Company.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                                 APRIL 21, 1998

NOTE D--INCOME TAXES

    Income tax expense for the period July 1, 1997 through April 21, 1998 consists of the following:

Current.........................................................  $2,829,275
Deferred........................................................     72,078
                                                                  ---------
                                                                  $2,901,353
                                                                  ---------
                                                                  ---------

    The principal reason for the variation between income taxes computed at the federal tax rate of 34% and actual income taxes is state income tax expense.

    The tax effects of temporary differences that give rise to deferred tax assets and liabilities at April 21, 1998 are as follows:

Deferred tax assets
  Inventory valuation differences...............................  $ 438,819
  Accrued expenses not deductible until paid....................    168,117
                                                                  ---------
                                                                    606,936
Deferred tax liabilities
  Depreciation of property and equipment........................    891,579
  Capital leases treated as operating leases for tax purposes...    255,694
                                                                  ---------
                                                                  1,147,273
                                                                  ---------
    Net deferred tax liability..................................  $ 540,337
                                                                  ---------
                                                                  ---------

NOTE E--LONG-TERM DEBT

Long-term debt consists of the following at April 21, 1998:
Note payable to bank, payable in monthly installments including variable interest at the bank's base interest rate adjusted annually (effective rate 9.25% April 21, 1998), due in 2000 and collateralized by certain equipment and machinery.........  $ 906,452
Note payable to bank, payable in monthly installments including variable interest, due in 1998 and collateralized by a
  $250,000 real estate mortgage.................................  $   7,458
Note payable to former stockholder, payable in equal monthly installments including fixed interest at 9%, due in 2007--not
  collateralized................................................    146,050
                                                                  ---------
                                                                  1,059,960
Less current maturities.........................................    508,151
                                                                  ---------
                                                                  $ 551,809
                                                                  ---------
                                                                  ---------

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                                 APRIL 21, 1998

NOTE E--LONG-TERM DEBT (CONTINUED)
    In connection with the sale of the Company (see Note K), all notes payable were paid in full subsequent to April 21, 1998.

NOTE F--INDUSTRIAL REVENUE BONDS

    The Company financed $2,500,000 for the purchase of certain equipment and the construction of a building through industrial revenue bonds issued by the City of Wichita, Kansas and maturing through 2006. The principal and interest (6% to 8%) on the bonds are serviced by biannual payments by the Company to a trustee who then remits the funds to the City on the scheduled interest payment and bond maturity dates. Certain of the proceeds from the bonds and the biannual payments made by the Company have been and are deposited with the trustee.

    The total amount of bonds outstanding at April 21, 1998 was $700,000. Aggregate annual maturities are as follows:

1999..............................................................  $  55,000
2000..............................................................     60,000
2001..............................................................     65,000
2002..............................................................     70,000
2003..............................................................     75,000
Thereafter........................................................    375,000
                                                                    ---------
                                                                    $ 700,000
                                                                    ---------
                                                                    ---------

NOTE G--RELATED PARTY TRANSACTIONS

LEASING ACTIVITIES

    The Company has entered into several agreements with an entity, affiliated by common stockholders, to lease a building and certain machinery and equipment. Due to the related party relationship with the affiliate and based upon the underlying economic substance of the leasing arrangements, the leases have been recorded as capital lease obligations. The recorded lease obligations represent the outstanding principal balance on the loans incurred by the affiliated entity to finance that entity's purchase of the building and machinery and equipment (the "underlying debt"). In addition, the Company is the guarantor of such debt.

    A summary of lease payments made during the period July 1, 1997 through April 21, 1998 under these capital leases is as follows:

Total lease payments.............................................  $ 653,100
Amount representing interest.....................................   (105,401)
Amount representing excess lease payments........................   (289,574)
                                                                   ---------
Principal payments...............................................  $ 258,125
                                                                   ---------
                                                                   ---------

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                                 APRIL 21, 1998

NOTE G--RELATED PARTY TRANSACTIONS (CONTINUED)
    In connection with the leases, property, plant and equipment at April 21, 1998 included the following:

Machinery and equipment.........................................  $2,293,024
Building........................................................    347,561
                                                                  ---------
                                                                  2,640,585
Less accumulated depreciation...................................   (566,142)
                                                                  ---------
                                                                  $2,074,443
                                                                  ---------
                                                                  ---------

    Depreciation expense for the property under lease was $307,270 for the period July 1, 1997 through April 21, 1998.

    The following is a schedule by years of future minimum lease payments under capital leases:

  1999..........................................................  $  975,720
  2000..........................................................     975,720
  2001..........................................................     751,720
  2002..........................................................     551,720
  2003..........................................................     311,720
  Thereafter....................................................   1,005,480
                                                                  ----------
Total minimum lease payments....................................   4,572,080
Amount representing interest....................................    (521,176)
Amount representing excess lease payments.......................  (2,036,194)
                                                                  ----------
Total capital lease obligations.................................   2,014,710
Less current maturities.........................................     428,757
                                                                  ----------
                                                                  $1,585,953
                                                                  ----------
                                                                  ----------

    In connection with the sale of the Company (see Note K), all capital leases were paid in full subsequent to April 21, 1998.

    In addition, the Company leased equipment under an operating lease from this affiliated entity which expired March 1, 1998. The lease which began March 1996 provided for monthly payments of $14,000 per month.

    The Company also has a month-to-month rental agreement with a stockholder for two warehouses. In connection with such agreement rental expense charged to operations by the Company for the period July 1, 1997 through April 21, 1998 was $33,500.

OTHER TRANSACTIONS

    The Company purchased goods from an entity controlled by the spouse of a stockholder in the amount of $2,956,000 during the period July 1, 1997 through April 21, 1998. An amount of $204,000 was due to such affiliate at April 21, 1998 and was included in accounts payable in the accompanying consolidated balance sheet. The Company also paid $344,000 to an individual related to the Company's

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                                 APRIL 21, 1998

NOTE G--RELATED PARTY TRANSACTIONS (CONTINUED) principal stockholders during the period July 1, 1997 through April 21, 1998 for deburring services performed.

NOTE H--RETIREMENT PLAN

    All employees who have completed one year of service and who have attained 21 years of age are eligible to participate in the Company's Profit Sharing Retirement Plan. Contributions to the Plan are discretionary and made by the Company for amounts that are determined by the Board of Directors based on a percentage of each participant's annual compensation. Employees may also contribute a portion of their compensation to the Plan. The Company charged $864,000 to expense pursuant to the plan during the period July 1, 1997 through April 21, 1998.

NOTE I--COMMITMENTS

    The Company provides group medical insurance for its employees through a self-insured medical plan. The Company has purchased a stop-loss insurance policy that will pay claims in excess of $30,000 per year per individual and in excess of annual aggregate claims of $420,000.

    The Company is self-insured for workers' compensation claims. The Company has purchased a stop-loss insurance policy that pays workers' compensation claims in excess of $175,000 per occurrence and aggregate annual claims in excess of $430,292. The Company has obtained a $655,000 letter of credit from a bank in favor of the State of Kansas in connection with a self-insurance program.

    Wichita Manufacturing, Inc. leases its facility located in Cerritos, California at a rental cost of $12,000 per month through October 31, 1998 for a total commitment of $72,000.

NOTE J--CONTINGENCY

    In January 1996, the Company was found liable in a civil action for, inter alia, breach of contract and termination of joint venture/partnership associated with a relationship the Company had with another entity. A judgment was recorded against the Company in the amount of $600,000. The Company secured a $750,000 letter of credit in favor of the plaintiffs and filed a Notice of Appeal. The plaintiffs filed a Notice of Cross-Appeal seeking damages of approximately $1,500,000. Through April 21, 1998 the Company recorded a liability for the $600,000 judgment plus $116,000 of post-judgment interest. On April 21, 1998, the Company's principal owner assumed the liability. In connection with the assumption of the liability, the Company transferred life insurance policies with recorded cash surrender values of $614,000 to the principal owner. The Company recorded a gain of $102,000 in connection with the transaction.

NOTE K--CONCENTRATION OF SALES

    Substantially all of the Company's sales are made to a very few customers. These customers are typically large companies in the aerospace industry. If the Company were to lose one or more of these customers and were unable to find replacement customers, sales would be adversely affected. Two customers accounted for 73% and 13% of sales for the period July 1, 1997 through April 21, 1998. Amounts due from these customers accounted for 68% and 12% of total accounts receivable at April 21, 1998.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                                 APRIL 21, 1998

NOTE L--SALE OF COMPANY

    Effective April 21, 1998, the Company was sold and became a subsidiary of Compass Aerospace Corporation (Compass). At April 21, 1998, Compass had advanced the Company $1,600,000 which is shown as due to affiliate in the accompanying balance sheet.

    In anticipation of and in connection with the sale of the Company, certain nonrecurring management and employee bonuses were declared. Bonuses totaling $1,600,000 were paid to management/minority stockholders of the Company. Bonuses and related payroll taxes totaling $2,231,472 were accrued to other employees of the Company.

NOTE M--SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the period for
  Interest......................................................  $ 407,788
  Income taxes..................................................  3,286,467

Noncash investing and financing activity
  Acquisition of property and equipment under capital lease
    obligations.................................................    785,061
  Transfer of life insurance policies and assumption of
    litigation liability by the Company's principal owner.......    614,000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Brittain Machine, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheet of Brittain Machine, Inc. and Subsidiary as of June 30, 1997, and the related consolidated statements of earnings and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brittain Machine, Inc. and Subsidiary as of June 30, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ GRANT THORNTON LLP
Wichita, Kansas
October 17, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Brittain Machine, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheet of Brittain Machine, Inc. and Subsidiary as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brittain Machine, Inc. and Subsidiary at June 30, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Wichita, Kansas
September 3, 1996

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                    JUNE 30,
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                1997       1996
                                                                                              ---------  ---------
CURRENT ASSETS
  Cash and cash equivalents.................................................................  $     455  $      91
  Accounts receivable
    Trade accounts receivable...............................................................      4,913      5,386
    Other...................................................................................        188        109
  Income tax receivable.....................................................................        107     --
  Inventories...............................................................................     10,978      4,878
  Note receivable from affiliate............................................................     --            207
  Prepaid expenses and other................................................................         50         56
  Deferred income taxes.....................................................................        694        608
                                                                                              ---------  ---------
      Total current assets..................................................................     17,385     11,335

PROPERTY AND EQUIPMENT, AT COST
  Land......................................................................................        201        199
  Buildings.................................................................................      3,603      2,812
  Machinery and equipment...................................................................     19,754     18,669
  Vehicles..................................................................................        180        175
  Office equipment..........................................................................        775        679
  Construction in progress..................................................................         99          6
                                                                                              ---------  ---------
                                                                                                 24,612     22,540
  Less accumulated depreciation.............................................................     14,007     12,357
                                                                                              ---------  ---------
                                                                                                 10,605     10,183

INVESTMENTS AND OTHER ASSETS
  Funds held by trustee.....................................................................         56         52
  Cash surrender value of life insurance....................................................        520        486
  Bond issuance costs.......................................................................         36         39
                                                                                              ---------  ---------
                                                                                                    612        577
                                                                                              ---------  ---------
                                                                                              $  28,602  $  22,095
                                                                                              ---------  ---------
                                                                                              ---------  ---------

        The accompanying notes are an integral part of these statements.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                    JUNE 30,
                             (DOLLARS IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                1997       1996
                                                                                              ---------  ---------
CURRENT LIABILITIES
  Revolving note payable to bank............................................................  $   3,855  $     525
  Accounts payable..........................................................................      1,612        923
  Accrued payroll and employee benefits.....................................................      1,719      1,388
  Litigation judgment payable...............................................................        672        600
  Income taxes payable......................................................................     --          1,621
  Other accrued liabilities.................................................................        366        187
  Current maturities of capital lease obligations...........................................        285        156
  Current maturities of long-term debt......................................................        741        972
  Current maturities of industrial revenue bonds............................................         50        400
                                                                                              ---------  ---------
      Total current liabilities.............................................................      9,300      6,772

LONG-TERM LIABILITIES
  Capital lease obligations.................................................................      1,203        507
  Long-term debt............................................................................        971      1,710
  Industrial revenue bonds..................................................................        700        750
  Deferred income taxes.....................................................................      1,162        996
                                                                                              ---------  ---------
                                                                                                  4,036      3,963

STOCKHOLDERS' EQUITY
  Common stock, Class A, voting, par value $1
    Authorized--300,000 shares
    Issued and outstanding--90,000 shares...................................................         90         90
  Common stock, Class B, nonvoting, par value $1
    Authorized--300,000 shares
    Issued and outstanding--90,000 shares...................................................         90         90
  Additional paid-in capital................................................................         55         55
  Retained earnings.........................................................................     15,031     11,125
                                                                                              ---------  ---------
                                                                                                 15,266     11,360
                                                                                              ---------  ---------
                                                                                              $  28,602  $  22,095
                                                                                              ---------  ---------
                                                                                              ---------  ---------

        The accompanying notes are an integral part of these statements.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                              YEAR ENDED JUNE 30,
                             (DOLLARS IN THOUSANDS)

                                                                                                1997       1996
                                                                                              ---------  ---------
Sales.......................................................................................  $  35,481  $  26,892
Cost of sales...............................................................................     25,656     19,076
                                                                                              ---------  ---------
Gross margin on sales.......................................................................      9,825      7,816
General, administrative and selling expenses................................................      2,770      2,353
                                                                                              ---------  ---------
Earnings from operations....................................................................      7,055      5,463
Other income (expense)
  Write off note receivable from affiliate..................................................       (386)    --
  Interest income...........................................................................         11         28
  Interest expense..........................................................................       (409)      (431)
  Gain (loss) on sale of assets.............................................................          5         (8)
  Litigation expense........................................................................        (73)      (600)
  Other.....................................................................................        (89)       (69)
                                                                                              ---------  ---------
                                                                                                   (941)    (1,080)
                                                                                              ---------  ---------
Earnings before income taxes................................................................      6,114      4,383
Income taxes................................................................................      2,208      1,637
                                                                                              ---------  ---------

      NET EARNINGS..........................................................................      3,906      2,746

Retained earnings at beginning of year......................................................     11,125      8,379
                                                                                              ---------  ---------
Retained earnings at end of year............................................................  $  15,031  $  11,125
                                                                                              ---------  ---------
                                                                                              ---------  ---------

        The accompanying notes are an integral part of these statements.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                              YEAR ENDED JUNE 30,
                             (DOLLARS IN THOUSANDS)

                                                                                                1997       1996
                                                                                              ---------  ---------
Cash flows from operating activities
  Net earnings..............................................................................  $   3,906  $   2,746
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
    Depreciation and amortization...........................................................      1,669      1,392
    Deferred income taxes...................................................................         80       (280)
    (Gain) loss on disposal of property and equipment.......................................         (5)         8
    Write-off uncollectible note receivable from affiliate..................................        386     --
    Change in assets and liabilities
      (Increase) decrease in accounts receivable............................................        393     (2,384)
      Increase in income taxes receivable...................................................       (107)    --
      Increase in inventories...............................................................     (6,099)    (2,240)
      Increase in accounts payable..........................................................        688        302
      Increase (decrease) in accrued payroll and employee benefits..........................        331        (28)
      Increase in litigation judgment payable...............................................         73        600
      Increase (decrease) in income taxes payable...........................................     (1,621)     2,404
      Other.................................................................................        151       (139)
                                                                                              ---------  ---------
        Net cash provided by (used in) operating activities.................................       (155)     2,381

Cash flows from investing activities
  Decrease in marketable securities.........................................................     --             12
  Purchase of property and equipment........................................................     (1,072)    (1,519)
  Proceeds from disposal of property and equipment..........................................          7         17
  Increase in note receivable from affiliate................................................       (179)      (129)
                                                                                              ---------  ---------
    Net cash used in investing activities...................................................     (1,244)    (1,619)

Cash flows from financing activities
  Net change in funds held by trustee.......................................................         (3)       377
  Net change in line of credit..............................................................      3,331        165
  Repayments of long-term debt and industrial revenue bonds.................................     (1,370)    (1,299)
  Repayments of capital lease obligations...................................................       (195)       (78)
                                                                                              ---------  ---------
    Net cash provided by (used in) financing activities.....................................      1,763       (835)
                                                                                              ---------  ---------
Net increase (decrease) in cash and cash equivalents........................................        364        (73)
Cash and cash equivalents at beginning of year..............................................         91        164
                                                                                              ---------  ---------
Cash and cash equivalents at end of year....................................................  $     455  $      91
                                                                                              ---------  ---------
                                                                                              ---------  ---------

        The accompanying notes are an integral part of these statements.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1997 AND 1996

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1. BUSINESS ACTIVITY AND PRINCIPLES OF CONSOLIDATION

    Brittain Machine, Inc. manufactures parts according to customer specification primarily for use in the aerospace industry. The Company also designs, manufactures and sells tooling, machinery and equipment for use in the aerospace industry.

    Wichita Manufacturing, Inc., a wholly-owned subsidiary, is located in Cerritos, California, and is engaged in the same line of business as Brittain Machine, Inc.

    The consolidated financial statements include the consolidated accounts of Brittain Machine, Inc. and its wholly-owned subsidiary, Wichita Manufacturing, Inc. All significant intercompany accounts have been eliminated.

2. ACCOUNTS RECEIVABLE

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

3. USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. INVENTORIES

    Inventories are stated at the lower of weighted average cost or net realizable value.

5. PROPERTY AND EQUIPMENT

    Land, buildings and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE A--SUMMARY OF ACCOUNTING POLICIES--CONTINUED

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

                                                                       10-30
Buildings.......................................................       years
Machinery and equipment.........................................  7-10 years
Vehicles........................................................   4-6 years
Office equipment................................................   5-7 years

6. INCOME TAXES

    The Company files a consolidated income tax return with its subsidiary.

    Deferred income tax assets and liabilities are determined based on the temporary differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.

7. CASH SURRENDER VALUE OF LIFE INSURANCE

    The Company pays the premiums on certain life insurance policies insuring the lives of two of its stockholders. The cumulative value of net premiums paid by the Company on behalf of the beneficiary of such life insurance policies is recorded as an asset as this amount is payable by the policy owner to the Company upon death of the insured.

    The cash surrender values of certain other life insurance contracts owned by the Company are recorded as assets. The change in such cash surrender values is accounted as an adjustment of premiums paid in determining the expense or income to be recognized under the contract for the period.

8. SELF INSURANCE

    The Company participates in various self-insurance programs for medical and workers' compensation risks. In connection with these programs the Company has mitigated its exposure through the purchase of stipulated stop-loss coverage with insurance companies. The Company estimates its liability for the self-insured portions of the risks covered by such programs and accrues appropriate reserves.

9. CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with maturities of less than three months to be cash equivalents.

10. REVENUE RECOGNITION

    The Company's sales contracts are generally of a short-term nature and are billed upon delivery. Revenue from such contracts is recognized upon passage of title to the customer which, in most cases, coincides with shipments of the related products to customers. Provisions for anticipated losses on contracts, if any, are made currently as the amount of the loss is determinable.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE B--INVENTORIES

    Inventories consist of the following at June 30 (dollars in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Raw material and supplies................................................  $   3,108  $   1,155
Work in progress.........................................................      7,260      3,445
Finished goods...........................................................        610        278
                                                                           ---------  ---------
                                                                           $  10,978  $   4,878
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE C--LINE OF CREDIT

    At June 30, 1997, the Company had available a line of credit with a bank for up to $5,000,000, of which $3,855,000 and $524,519 was outstanding at June 30, 1997 and 1996, respectively. Interest is payable monthly on the outstanding balance at a variable rate equal to the bank's base rate (9.25% at June 30, 1997). There are no compensating balance or commitment fee requirements. Borrowings under the line of credit are collateralized by substantially all assets of the Company.

NOTE D--INCOME TAXES

    Income tax expense for the years ended June 30 consists of the following (dollars in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Current....................................................................  $   2,128  $   1,917
Deferred...................................................................         80       (280)
                                                                             ---------  ---------
                                                                             $   2,208  $   1,637
                                                                             ---------  ---------
                                                                             ---------  ---------

    The principal reason for the variation between income taxes computed at the federal tax rate of 34% and actual income taxes is state income tax expense.

    The tax effects of temporary differences that give rise to deferred tax assets and liabilities at June 30 are as follows (dollars in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Deferred tax assets
  Inventory valuation differences..........................................  $     317  $     393
  Accrued expenses not deductible until paid...............................        458        377
                                                                             ---------  ---------
                                                                                   775        770

Deferred tax liabilities
  Depreciation of property and equipment...................................      1,026      1,009
  Capital leases treated as operating leases for tax purposes..............        136         68
  Other....................................................................         81         81
                                                                             ---------  ---------
                                                                                 1,243      1,158
                                                                             ---------  ---------
    Net deferred tax liability.............................................  $     468  $     388
                                                                             ---------  ---------
                                                                             ---------  ---------

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE E--LONG-TERM DEBT

    Long-term debt consists of the following at June 30 (dollars in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Note payable to bank, payable in monthly installments including variable interest at the bank's base interest rate adjusted annually (effective rate 9.125% and 9.0% at June 30, 1997 and 1996, respectively), due in
  2000 and collateralized by certain equipment and machinery...............  $   1,280  $   1,692
Equipment loans payable to a finance company, payable in monthly installments including interest at a fixed rate of 7.95% changing to a variable rate during the final year of the loan, which will range from the index rate (a) to the index rate plus 1.5% maturing at various dates through 1998 and collateralized by the equipment financed and the
  personal guarantees of two stockholders..................................        238        751
Note payable to bank, payable in monthly installments including variable interest, due in 1998 and collateralized by a $250,000 real estate
  mortgage.................................................................         40         77
Unsecured note payable to former stockholder, payable in equal monthly
  installments including fixed interest at 9%, due in 2007.................        154        162
                                                                             ---------  ---------
                                                                                 1,712      2,682
Less current maturities....................................................        741        972
                                                                             ---------  ---------
                                                                             $     971  $   1,710
                                                                             ---------  ---------
                                                                             ---------  ---------

(a) The index rate is a rate equal to the highest of (i) the Prime Rate of Chemical Bank, (ii) the Wall Street Journal prime rate or (iii) the commercial paper rate in effect from time to time.

    Aggregate annual maturities are as follows for the years ending June 30 (dollars in thousands):

1998................................................................  $     741
1999................................................................        506
2000................................................................        343
2001................................................................         12
2002................................................................         13
Thereafter..........................................................         97
                                                                      ---------
                                                                      $   1,712
                                                                      ---------
                                                                      ---------

    Interest capitalized during the years ended June 30, 1997 and 1996 was $17,000 and $125,000 respectively.

NOTE F--INDUSTRIAL REVENUE BONDS

    The Company financed $2,500,000 for the purchase of certain equipment and the construction of a building through industrial revenue bonds issued by the City of Wichita, Kansas and maturing through

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE F--INDUSTRIAL REVENUE BONDS (CONTINUED)
2006. The principal and interest (6% to 8%) on the bonds are serviced by biannual payments by the Company to a trustee who then remits the funds to the City on the scheduled interest payment and bond maturity dates. Certain of the proceeds from the bonds and the biannual payments made by the Company have been and are deposited with the trustee.

    The total amount of bonds outstanding at June 30, 1997 and 1996 were $750,000 and $1,150,000, respectively. Aggregate annual maturities are as follows for the years ended June 30 (dollars in thousands):

1998.................................................................  $      50
1999.................................................................         55
2000.................................................................         60
2001.................................................................         65
2002.................................................................         70
Thereafter...........................................................        450
                                                                       ---------
                                                                       $     750
                                                                       ---------
                                                                       ---------

NOTE G--RELATED PARTY TRANSACTIONS

LEASING ACTIVITIES

    The Company has entered into several agreements with an entity, affiliated by common stockholders, to lease a building and certain machinery and equipment. Due to the related party relationship with the affiliate and based upon the underlying economic substance of the leasing arrangements, the leases have been recorded as capital lease obligations. The recorded lease obligation represents the outstanding principal balance on the loans incurred by the affiliated entity to finance that entity's purchase of the building and machinery and equipment (the "underlying debt"). In addition, the Company is the guarantor of such debt.

    A summary of lease payments made during the years ended June 30 under these capital leases is as follows (dollars in thousands):

                                                                                  1997       1996
                                                                                ---------  ---------
Total lease payments..........................................................  $     483  $     192
Amount representing interest..................................................        (72)       (29)
Amount representing excess lease payments.....................................       (216)       (85)
                                                                                ---------  ---------
Principal payments............................................................  $     195  $      78
                                                                                ---------  ---------
                                                                                ---------  ---------

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE G--RELATED PARTY TRANSACTIONS (CONTINUED)
    In connection with the leases, property, plant and equipment at June 30 included the following (dollars in thousands):

                                                                               1997       1996
                                                                             ---------  ---------
Machinery and equipment....................................................  $   1,508  $     836
Building...................................................................        348     --
                                                                             ---------  ---------
                                                                                 1,856        836
Less accumulated depreciation..............................................       (259)       (16)
                                                                             ---------  ---------
                                                                             $   1,597  $     820
                                                                             ---------  ---------
                                                                             ---------  ---------

    Depreciation expense for the property under lease was $242,474 and $16,398 for the years ended June 30, 1997 and 1996, respectively.

    The following is a schedule by years of future minimum lease payments under capital leases (dollars in thousands):

Year ending June 30
  1998.............................................................  $     736
  1999.............................................................        736
  2000.............................................................        736
  2001.............................................................        448
  2002.............................................................        272
  Thereafter.......................................................      1,098
                                                                     ---------
Total minimum lease payments.......................................      4,026
Amount representing interest.......................................       (457)
Amount representing excess lease payments..........................     (2,081)
                                                                     ---------
Total capital lease obligations....................................      1,488
Less current maturities............................................        285
                                                                     ---------
                                                                     $   1,203
                                                                     ---------
                                                                     ---------

    In addition, the Company leases equipment under an operating lease from this affiliated entity which expires March 1, 1998. The lease which began March 1996 provides for monthly payments of $14,000 per month.

    The Company also has a month-to-month rental agreement with a stockholder for two warehouses. In connection with such agreement rental expense charged to operations by the Company for the years ended June 30, 1997 and 1996 was $60,000 annually.

OTHER TRANSACTIONS

    The Company pays the premiums on certain policies insuring the lives of two of its stockholders. The aggregate amount of such premiums paid during the years ended June 30, 1997 and 1996 was $103,000 and $87,000, respectively.

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE G--RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company purchased goods from an entity controlled by the spouse of a stockholder in the amount of $4,117,000 and $2,331,000 during 1997 and 1996, respectively. Additionally, an amount of $502,000 and $285,000 was due to such affiliate at June 30, 1997 and 1996, respectively, and was included in accounts payable in the accompanying consolidated balance sheets. The Company also paid to an individual related to the Company's principal stockholders $310,000 and $186,000 during 1997 and 1996, respectively, for deburring services performed.

NOTE H--RETIREMENT PLAN

    All employees who have completed one year of service and who have attained age 21 years of age are eligible to participate in the Company's Profit Sharing Retirement Plan. Contributions to the Plan are made by the Company for amounts that are determined by the Board of Directors based on a percentage of each participant's annual compensation. Employees may also contribute a portion of their compensation to the Plan. During the years ended June 30, 1997 and 1996, the Company charged $842,000 and $834,000 to expense pursuant to the Plan.

NOTE I--COMMITMENTS

    The Company provides group medical insurance for its employees through a self-insured medical plan. The Company has purchased a stop-loss insurance policy that will pay claims in excess of $30,000 per year per individual and in excess of annual aggregate claims of $420,000.

    The Company is self-insured for workers' compensation claims. The Company has purchased a stop-loss insurance policy that pays workers' compensation claims in excess of $175,000 per occurrence and aggregate annual claims in excess of $430,292. The Company has obtained a $655,000 letter of credit from a bank in favor of the State of Kansas in connection with a self-insurance program.

    Wichita Manufacturing, Inc. leases its facility located in Cerritos, California at a rental cost of $12,000 per month through October 31, 1998. The lease provides an option for an extension of a three-year period. Future noncancelable lease commitments are as follows (dollars in thousands):

1998.................................................................  $     144
1999.................................................................         48
                                                                       ---------
                                                                       $     192
                                                                       ---------
                                                                       ---------

    The Company had at June 30, 1997 a commitment to purchase additional equipment costing $1,748,000. The equipment is scheduled to be delivered in December 1997.

NOTE J--CONTINGENCY

    In January 1996, the Company was found liable in a civil action for, inter alia, breach of contract and termination of joint venture/partnership associated with a relationship the Company had with another entity. A judgment was recorded against the Company in the amount of $600,000. However, the Company has filed a Notice of Appeal. The plaintiffs have filed a Notice of Cross-Appeal seeking damages of approximately $1,500,000. While the ultimate outcome of the disposition of the matter is presently difficult

                     BRITTAIN MACHINE, INC. AND SUBSIDIARY

                             JUNE 30, 1997 AND 1996

NOTE J--CONTINGENCY (CONTINUED)
to estimate, the Company recorded a provision during 1996 of $600,000 and believes that the ultimate outcome will not have a material adverse effect on its financial position. An additional provision of $72,500 was recorded in 1997 for post-judgment interest.

NOTE K--CONCENTRATION OF SALES

    Nearly all of the Company's sales are made to a very few customers. These customers are typically large companies in the aerospace industry. If the Company were to lose one or more of these customers and were unable to find replacement customers, sales would be adversely affected. One customer accounted for 67% and 56% of sales for 1997 and 1996, respectively. Amounts due from this customer accounted for 60% and 64% of total accounts receivable at June 30, 1997 and 1996, respectively.

NOTE L--SUPPLEMENTAL CASH FLOW INFORMATION (DOLLARS IN THOUSANDS)

                                                                               1997       1996
                                                                             ---------  ---------
Cash paid during the year for
  Interest.................................................................  $     405  $     586
  Income taxes.............................................................      3,852     --
Noncash investing and financing activity
  Acquisition of property and equipment under capital lease obligations....      1,019        741

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Barnes Machine, Inc.

    We have audited the accompanying balance sheets of Barnes Machine, Inc. as of April 21, 1998 and September 30, 1997, and the related statements of income and retained earnings and cash flows for the period from October 1, 1997 to April 21, 1998 and for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepting auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnes Machine, Inc. at April 21, 1998 and September 30, 1997, and the results of its operations and its cash flows for the period from October 1, 1997 to April 21, 1998 and the year ended September 30, 1997, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Long Beach, California
August 12, 1998

                              BARNES MACHINE, INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                     APRIL 21,   SEPTEMBER 30,
                                                       1998          1997
                                                    -----------  -------------
ASSETS

Current assets:
  Cash and cash equivalents.......................   $     687     $     655
  Accounts receivable less allowance for doubtful
    accounts of $39
    in 1998 and 1997..............................       1,951         1,250
  Inventories.....................................       1,861         1,005
  Prepaid expenses................................          26            27
  Deferred assets.................................          41            25
                                                    -----------       ------

Total current assets..............................       4,566         2,962

Property and equipment, net.......................       2,106         1,401

Other assets......................................         217           427
                                                    -----------       ------
Total assets......................................   $   6,889     $   4,790
                                                    -----------       ------
                                                    -----------       ------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................   $   1,161     $     711
  Accrued expenses................................         808           660
  Loan payable--stockholders......................      --               209
  Current portion of long-term debt...............         153           147
                                                    -----------       ------
Total current liabilities.........................       2,122         1,727

Long-term debt, less current portion..............         631           722
Commitments

Deferred taxes....................................          66            39
Stockholders' equity:
  Common stock, par value $1 per share:
    Authorized shares 50,000
    Issued and outstanding shares 2,500...........           3             3
  Capital in excess of par........................         247             7
  Retained earnings...............................       3,820         2,292
                                                    -----------       ------
Total stockholders' equity........................       4,070         2,302
                                                    -----------       ------
Total liabilities and stockholders' equity........   $   6,889     $   4,790
                                                    -----------       ------
                                                    -----------       ------

                            See accompanying notes.

                              BARNES MACHINE, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                                 OCTOBER 1, 1997   YEAR ENDED
                                                                                       TO         SEPTEMBER 30,
                                                                                 APRIL 21, 1998       1997
                                                                                 ---------------  -------------
Net sales......................................................................     $   8,809       $   7,693
Cost of sales..................................................................         6,057           4,854
                                                                                       ------          ------
Gross profit...................................................................         2,752           2,839

Selling, general and administrative expenses...................................           362           1,587
                                                                                       ------          ------
Operating income...............................................................         2,390           1,252

Interest expense...............................................................            50               9
Other (income) expense, net....................................................            (4)            (21)
                                                                                       ------          ------
Income before income taxes.....................................................         2,344           1,264

Income tax expense.............................................................           816             438
                                                                                       ------          ------
Net income.....................................................................         1,528             826

Retained earnings at beginning of period.......................................         2,292           1,466
                                                                                       ------          ------
Retained earnings at end of period.............................................     $   3,820       $   2,292
                                                                                       ------          ------
                                                                                       ------          ------

                            See accompanying notes.

                              BARNES MACHINE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             OCTOBER 1, 1997      YEAR ENDED
                                                                                   TO            SEPTEMBER 30,
                                                                             APRIL 21, 1998          1997
                                                                             ---------------  -------------------
OPERATING ACTIVITIES
Net income.................................................................     $   1,528          $     826
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Deferred taxes...........................................................            11                 (1)
  Depreciation.............................................................           171                208
  Changes in operating assets and liabilities:
    Accounts receivable....................................................          (701)              (339)
    Inventories............................................................          (856)              (937)
    Prepaid expenses and other assets......................................           211               (425)
    Accounts payable.......................................................           450                450
    Accrued expenses.......................................................           148                113
                                                                                   ------             ------
Net cash provided by (used in) operating activities........................           962               (105)

INVESTING ACTIVITIES
Purchase of property and equipment.........................................          (636)              (931)

FINANCING ACTIVITIES
(Payments on) proceeds from long-term debt.................................           (85)               868
Payment of loan payable to stockholder.....................................          (209)               (28)
                                                                                   ------             ------
Net cash (used in) provided by financing activities........................          (294)               840
                                                                                   ------             ------
Net increase (decrease) in cash............................................            32               (196)
Cash and cash equivalents at beginning of period...........................           655                851
                                                                                   ------             ------
Cash and cash equivalents at end of period.................................     $     687          $     655
                                                                                   ------             ------
                                                                                   ------             ------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest.................................................................     $      50          $       9
  Income taxes.............................................................     $     220          $     361

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Donation of machinery and equipment by owners............................     $     240          $  --

                            See accompanying notes.

                              BARNES MACHINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 APRIL 21, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Barnes Machine, Inc. (the Company) manufactures small to medium-sized structural parts for aerospace customers, specializing in precision machining of titanium and steel and the high-speed precision machining of aluminum.

    At the close of business on April 21, 1998, 100% of the issued and outstanding common stock of the Company and land and buildings owned by the stockholders were sold to Compass Aerospace, Inc. for a total sales price of $13,620,000. Transactions related to the sale have been treated as subsequent events and are not reflected in the accompanying financial statements. These transactions include the repayment of the Company's interest bearing note, as well as purchase price allocations which affect the carrying value of the Company's assets and liabilities.

CONCENTRATION OF RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company sells its products to a limited number of customers within the aerospace and defense industry. Revenues from one major customer amounted to 96% of sales for the seven months ended April 21, 1998 and 90% for the year ended September 30, 1997. Total accounts receivable from this customer amounted to 98% and 95% of total trade accounts receivable at April 21, 1998 and September 30, 1997, respectively. Credit is extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. The Company has historically incurred minimal credit losses.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    Fair values of cash and cash equivalents and the current portion of long-term debt approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms of maturity, approximate the carrying amounts in the financial statements.

CASH EQUIVALENTS

    The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are held by major financial institutions.

INVENTORIES

    Inventories consist primarily of work-in-process which are recorded on a weighted average basis, which approximates first-in first-out, and are stated at the lower of cost or market.

                              BARNES MACHINE, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    The provision for depreciation of property and equipment is generally computed on the straight-line method over the following useful lives:

Machinery and equipment..............  3 - 10 years
Furniture and fixtures...............  5 - 7 years
Automotive equipment.................  5 years
Leasehold improvements...............  Term of lease or life of asset, whichever is shorter

REVENUE RECOGNITION

    The Company recognizes revenue from product sales at the time of shipment. The Company provides its customers the right to return products that are damaged or defective. The effect of these programs is estimated and current period sales and cost of sales are adjusted accordingly.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for financial statements for fiscal years beginning after June 15, 1999, and which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. There will be no impact due to the adoption of SFAS No. 133.

    In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits," which is effective for financial statements for periods beginning after December 15, 1997, and which revises and standardizes disclosure requirements for pensions and other postretirement benefits. The Company will revise its disclosures as necessary upon adoption of SFAS No. 132.

    In March 1998, Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use," was issued, which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires capitalization and amortization of qualified computer software costs over its estimated useful life. There will be no impact due to the adoption of SOP 98-1.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

    Certain prior year balances have been reclassified to conform to the current year presentation.

                              BARNES MACHINE, INC.

2. PROPERTY AND EQUIPMENT

    The following is a summary of property and equipment, which is recorded at cost (in thousands):

                                                                      APRIL 21,  SEPTEMBER 30,
                                                                        1998         1997
                                                                      ---------  -------------
Automotive equipment................................................  $     122    $     121
Furniture and fixtures..............................................        487          403
Leasehold improvements..............................................        309          281
Machinery and equipment.............................................      3,017        2,279
                                                                      ---------  -------------
                                                                          3,935        3,084
Allowance for depreciation..........................................     (1,829)      (1,683)
                                                                      ---------  -------------
                                                                      $   2,106    $   1,401
                                                                      ---------  -------------
                                                                      ---------  -------------

3. INCOME TAXES

    Deferred income taxes are computed using the liability method and reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The provision for income taxes reflects the taxes to be paid for the respective periods ended and the change during each period in the deferred tax assets and liabilities. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                       APRIL 21,    SEPTEMBER 30,
                                                                         1998           1997
                                                                      -----------  ---------------
Deferred tax assets:
  Accrued expenses not deductible for tax...........................   $      41      $      25
Deferred tax liabilities:
  Tax depreciation over book........................................         (66)           (39)
                                                                           -----          -----
Net deferred tax liability..........................................   $     (25)     $     (14)
                                                                           -----          -----
                                                                           -----          -----

    Significant components of the provision for income taxes are as follows (in thousands):

                                                                     FOR THE
                                                                   PERIOD FROM
                                                                 OCTOBER 1, 1997     YEAR ENDED
                                                                     THROUGH        SEPTEMBER 30,
                                                                 APRIL 21, 1998         1997
                                                                -----------------  ---------------
Federal:
  Current.....................................................      $     805         $     439
  Deferred....................................................             11                (1)
                                                                        -----             -----
                                                                    $     816         $     438
                                                                        -----             -----
                                                                        -----             -----

                              BARNES MACHINE, INC.

4. DEBT

    The Company has a promissory note with Keybank National Association, payable in monthly installments of $17,936 plus interest at 8.50% with a maturity date of October 15, 2002. The promissory note is secured by a milling machine. Maturities of long-term debt are as follows (in thousands):

1999............................................................  $     153
2000............................................................        167
2001............................................................        182
2002............................................................        198
2003                                                                     84
                                                                  ---------
Total...........................................................  $     784
                                                                  ---------
                                                                  ---------

    The Company has an unsecured line of credit with Key Bank, which provides for borrowings up to $500,000 under a revolving line of credit that bears interest at 1% over prime. There was no balance outstanding at April 21, 1998 or September 30, 1997.

5. COMMITMENTS AND RELATED PARTY TRANSACTIONS

    The Company rents office, plant and warehouse space on a monthly basis from its stockholders. Property rent expense amounted to $193,000 for the seven months ended April 21, 1998 and $251,000 for the year ended September 30, 1997. The Company also leases machinery and equipment from its stockholders. The machinery and equipment lease has a one-year term and may be cancelled with sixty days' advance notice. Rent expense under this arrangement amounted to $78,000 for the seven months ended April 21, 1998 and $139,000 for the year ended September 30, 1997. The leases require the Company to pay property taxes.

    The Company had outstanding notes payable to its stockholders for $209,000 at September 30, 1997. These notes were repaid during the period ended April 21, 1998. Interest expense was $3,000 and $6,000 for the period ended April 21, 1998 and the year ended September 30, 1997, respectively.

    The Company is a defendant in various legal proceedings arising in the normal course of business. In consultation with legal counsel, management has reviewed these proceedings and, based upon current information, believes that the ultimate disposition thereof will have no material effect on the Company's consolidated financial position.

6. PROFIT SHARING PLAN

    The Company has adopted a profit sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. The plan covers all eligible employees who may elect to contribute a percentage of their gross earnings to the Plan. Contributions to the plan by the Company are discretionary. Contributions to the profit sharing plan for the period from October 1, 1997 to April 21, 1998 and the year ended September 30, 1997 were $10,000 and $150,000, respectively.

7. IMPACT OF YEAR 2000 (UNAUDITED)

    The Company does not anticipate that there would be a material impact on the results of operations or cash flows of the Company related to the Year 2000 issue. The Year 2000 issue addresses computer programs which have time-sensitive software that recognizes a date using "00" as the year 1900 rather than

                              BARNES MACHINE, INC.

7. IMPACT OF YEAR 2000 (UNAUDITED) (CONTINUED) the year 2000. The Company converted to a new computer system in 1998 and is currently seeking a Year 2000 compliant certification from the Company's software vendor. In addition, the Company has an ongoing program to test its systems for such compliance. The major business systems of the Company are not vulnerable to third parties failure to remediate their own Year 2000 issues, as the Company's interface with third parties, including customers and vendors, does not involve date-dependent computer communication systems. The Company believes that with the conversions to new software and modifications to other existing software, the Year 2000 issue will not pose significant operational problems for its computer system. In the event the remaining conversions and modifications are not made, or are not completed timely, the Year 2000 issue is not expected to have a material impact on the operations of the Company, as the products sold by the Company and the processing and delivery equipment used are not date-dependent, minimizing the impact of any Year 2000 issues related to meeting customer requirements.

    As the Company has been incurring costs related to this project since 1997 and no significant additional costs have been identified, the Company does not anticipate a material impact on the results of operations related to the Year 2000 issue.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sea-Lect Products Inc. and Affiliate

    We have audited the accompanying combined balance sheets of Sea-Lect Products Inc. and Affiliate as of May 11, 1998 and December 31, 1997 and the related combined statements of income, shareholders' equity, and cash flows for the period from January 1, 1998 through May 11, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sea-Lect Products Inc. and Affiliate at May 11, 1998 and December 31, 1997, and the combined results of their operations and their cash flows for the period from January 1, 1998 through May 11, 1998, and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Long Beach, California
September 25, 1998

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                                       MAY 11, 1998      1997
                                                                                       ------------  ------------
ASSETS
Current assets:
  Cash...............................................................................  $      6,260   $   70,915
  Accounts receivable net of an allowance of $100,000 in 1998 and $54,000 in 1997....     2,245,912    1,531,163
  Inventories:
    Raw materials....................................................................       729,505      513,165
    Work in process..................................................................     1,334,515    1,322,138
    Finished goods...................................................................       518,591      729,572
                                                                                       ------------  ------------
Total current assets.................................................................     4,834,783    4,166,953
Property and equipment:
  Machinery and equipment............................................................     3,582,271    3,582,271
  Automobiles........................................................................       132,902      132,902
  Office equipment...................................................................        98,167       98,167
  Leasehold improvements.............................................................        93,843       93,843
                                                                                       ------------  ------------
                                                                                          3,907,183    3,907,183
Less accumulated depreciation........................................................    (2,750,366)  (2,670,659)
                                                                                       ------------  ------------
Total property and equipment.........................................................     1,156,817    1,236,524
                                                                                       ------------  ------------
Total assets.........................................................................  $  5,991,600   $5,403,477
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit.....................................................................  $  1,316,422   $  701,755
  Shareholders' notes payable........................................................       348,257      375,182
  Accounts payable...................................................................     1,165,825      713,179
  Wage and related accruals..........................................................       421,705      304,808
  Other accrued liabilities..........................................................        69,847      187,304
  Due to shareholders................................................................            --      200,000
  Current portion of long-term debt..................................................       258,252      384,165
                                                                                       ------------  ------------
Total current liabilities............................................................     3,580,308    2,866,393
Long-term debt, less current portion.................................................       665,398      665,399
Commitments and contingencies
Shareholders' equity:
  Sea-Lect common stock, $1 par value; authorized 50,000 shares; issued and
    outstanding 10,200 shares........................................................        10,200       10,200
  J&J Leasing, Inc. common stock, no par value; authorized 1,000,000 shares; issued
    and outstanding 2,000 shares, stated capital.....................................       113,350      113,350
  Retained earnings..................................................................     1,622,344    1,748,135
                                                                                       ------------  ------------
Total shareholders' equity...........................................................     1,745,894    1,871,685
                                                                                       ------------  ------------
Total liabilities and shareholders' equity...........................................  $  5,991,600   $5,403,477
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                  See notes to combined financial statements.

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                         COMBINED STATEMENTS OF INCOME

                                                                                      PERIOD FROM
                                                                                       JANUARY 1,    YEAR ENDED
                                                                                      1998 THROUGH  DECEMBER 31,
                                                                                      MAY 11, 1998      1997
                                                                                      ------------  -------------
Sales...............................................................................   $5,368,737   $  14,162,416
Cost of goods sold..................................................................    4,393,686      10,437,350
                                                                                      ------------  -------------
Gross profit........................................................................      975,051       3,725,066
Selling, general and administrative expenses........................................      772,173       1,905,679
                                                                                      ------------  -------------
                                                                                          202,878       1,819,387
Other income (expenses):
  Interest expense..................................................................      (65,811)       (275,084)
  Miscellaneous (expense) income....................................................        3,651         137,915
                                                                                      ------------  -------------
Other expenses, net.................................................................      (62,160)       (137,169)
                                                                                      ------------  -------------
Net income..........................................................................   $  140,718   $   1,682,218
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                  See notes to combined financial statements.

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                   SEA-LECT           J&J LEASING, INC.
                                                 COMMON STOCK           COMMON STOCK
                                             --------------------  -----------------------    RETAINED    SHAREHOLDERS'
                                              SHARES     AMOUNT      SHARES       AMOUNT      EARNINGS       EQUITY
                                             ---------  ---------  -----------  ----------  ------------  -------------
Balance at January 1, 1997.................     10,200  $  10,200       2,000   $  113,350  $    875,917   $   999,467
  Net income...............................         --         --          --           --     1,682,218     1,682,218
  Distributions to shareholders............         --         --          --           --      (810,000)     (810,000)
                                             ---------  ---------       -----   ----------  ------------  -------------
Balance at December 31, 1997...............     10,200     10,200       2,000      113,350     1,748,135     1,871,685
  Net income...............................         --         --          --           --       140,718       140,718
  Distributions to shareholders............         --         --          --           --      (266,509)     (266,509)
                                             ---------  ---------       -----   ----------  ------------  -------------
Balance at May 11, 1998....................     10,200  $  10,200       2,000   $  113,350  $  1,622,344   $ 1,745,894
                                             ---------  ---------       -----   ----------  ------------  -------------
                                             ---------  ---------       -----   ----------  ------------  -------------

                  See notes to combined financial statements.

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                      PERIOD FROM
                                                                                      JANUARY 1,      YEAR ENDED
                                                                                     1998 THROUGH    DECEMBER 31,
                                                                                     MAY 11, 1998        1997
                                                                                     -------------  --------------
OPERATING ACTIVITIES
Net income                                                                           $     140,718  $    1,682,218
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization....................................................         79,707         228,466
  Gain on sale of equipment........................................................             --         (13,000)
  Changes in operating assets and liabilities:
    Accounts receivable............................................................       (714,749)       (479,769)
    Inventories....................................................................        (17,736)       (418,412)
    Accounts payable and accrued liabilities.......................................        452,086         253,170
    Prepaid expenses...............................................................             --          36,000
                                                                                     -------------  --------------
Net cash (used in) provided by operating activities................................        (59,974)      1,288,673

INVESTING ACTIVITIES
Purchase of equipment..............................................................             --        (813,277)
Proceed from sale of equipment.....................................................             --          13,000
Net cash used in investing activities..............................................             --        (800,277)

FINANCING ACTIVITIES
Distributions to shareholders......................................................       (466,509)       (610,000)
Repayments on short-term borrowings................................................     (4,678,252)    (14,231,408)
Advances on short-term borrowings..................................................      5,292,919      13,970,352
Repayments on long-term debt.......................................................       (125,914)       (363,143)
Advances on long-term debt.........................................................             --         782,440
Repayment on shareholders' note....................................................        (26,925)       (283,360)
Advances made from shareholders....................................................             --         259,713
                                                                                     -------------  --------------
Net cash used in financing activities..............................................         (4,681)       (475,406)
                                                                                     -------------  --------------
Net (decrease) increase in cash....................................................        (64,655)         12,990
Cash at beginning of period........................................................         70,915          57,925
Cash at end of period..............................................................  $       6,260  $       70,915
                                                                                     -------------  --------------
                                                                                     -------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest...........................................  $      65,811  $      267,762
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                  See notes to combined financial statements.

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  MAY 11, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION AND ORGANIZATION

    The accompanying combined financial statements include the accounts of the Sea-Lect Products, Inc. (Sea-Lect) and its affiliate, J&J Leasing (J&J) (the Company). These financial statements have been combined due to their common ownership and management. Significant intercompany accounts and transactions have been eliminated in combination.

    Sea-Lect is a Washington S corporation, which operates a manufacturing facility in Kent, Washington, for the purpose of metal fabrication. A significant portion of its business is with customers in the aerospace business, primarily in North America. J&J is a Washington S corporation that primarily leases machinery and equipment to Sea-Lect. Some of the shareholders of J&J are also shareholders in Sea-Lect.

    At the close of business on May 11, 1998, the net assets of Sea-Lect and 100% of J&J's issued and outstanding common stock were sold to SLP Acquisition Co., a subsidiary of Compass Aerospace Corporation for a total sales price of $10,500,000. Transactions related to the sale have been treated as subsequent events and are not reflected in the accompanying financial statements. These transactions include the repayment of the Company's interest bearing note, as well as purchase price allocations which affect the carrying value of the Company's assets and liabilities.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

    Inventories are valued at the lower of cost or market, with cost being determined by the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed on the straight-line method over five to seven years.

INCOME TAXES

    The shareholders of Sea-Lect and J&J have elected, under Subchapter S of the Internal Revenue Code, to include each company's income in their own income for federal income tax purposes. Accordingly, no provision has been made for federal income taxes.

2. LINE OF CREDIT

    The Company has an operating line of credit agreement with a bank that provides for borrowings up to $1.3 million with interest at the bank's prime rate plus 1% on an individual promissory note basis with no expiration date. At May 11, 1998, the Company had $1,316,422 outstanding under this agreement with interest at 9.5%. The borrowings under this agreement are secured by the Company's accounts receivable and inventory.

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                                  MAY 11, 1998

3. SHAREHOLDERS' NOTES PAYABLE

    The Company has unsecured notes payable to its shareholders that bear interest at 12% per annum. The notes are payable on demand and $300,000 of the balance is subordinated to the line of credit. Interest expense on these notes was approximately $32,000 and $46,000 for the period from January 1, 1998 through May 11, 1998 and the year ended December 31, 1997, respectively.

4. LONG-TERM DEBT

    Long-term debt consists of the following at:

                                                                                          MAY 11,    DECEMBER 31,
                                                                                            1998         1997
                                                                                         ----------  ------------
Note payable, due in monthly installments of $9,727 including interest at 9.25%, due
  July 25, 2000........................................................................  $  209,732   $  266,587
Note payable, due in monthly installments of $8,655 including interest at 9.25%, due
  July 25, 2000........................................................................      10,933      237,291
Note payable, due in monthly installments of $5,060 including interest at 9.25%, due
  April 25, 2000.......................................................................      34,253      126,684
Note payable, due in monthly installments of $2,656 including interest at 9.5%, due
  April 25, 2002.......................................................................     235,612      112,523
Note payable, due in monthly installments of $3,732 including interest at 9.25%, due
  March 25, 2000.......................................................................      24,806       90,346
Note payable, due in monthly installments of $2,619 including interest at 9.25%, due
  April 25, 2000.......................................................................      78,087       65,611
Various other notes payable, due in monthly installments of $6,859 including interest
  at 9.75%, due starting June 25, 1998 through December 25, 2000.......................     330,227      150,522
                                                                                         ----------  ------------
                                                                                            923,650    1,049,564
Less current portion...................................................................     258,252      384,165
                                                                                         ----------  ------------
                                                                                         $  665,398   $  665,399
                                                                                         ----------  ------------
                                                                                         ----------  ------------

    The above notes payable are secured by certain equipment, machinery and automobiles and guaranteed by shareholders of J&J.

    The aggregate maturities of the above notes payable are as follows as of May 11:

1998..............................................................................  $  258,252
1999..............................................................................     410,428
2000..............................................................................     215,693
2001..............................................................................      29,414
2002..............................................................................       9,863
                                                                                    ----------
                                                                                    $  923,650
                                                                                    ----------
                                                                                    ----------

                      SEA-LECT PRODUCTS INC. AND AFFILIATE

                                  MAY 11, 1998

5. COMMITMENTS AND RELATED-PARTY TRANSACTIONS

    The Company has several noncancelable operating leases for buildings and equipment. Buildings are leased from an affiliated joint venture, Building Joint Venture (JV), that is owned by the shareholders of J&J. Future minimum lease payments under noncancelable operating leases are as follows as of May 11:

                                                                               EQUIPMENT
                                                                  BUILDING       (NON-
                                                                    (JV)       AFFILIATE)      TOTAL
                                                                ------------  ------------  ------------
1998..........................................................  $    244,599  $    456,973  $    701,572
1999..........................................................       389,916       704,952     1,094,868
2000..........................................................       396,024       439,540       835,564
2001..........................................................        14,090        87,322       101,412
                                                                ------------  ------------  ------------
                                                                $  1,044,629  $  1,688,787  $  2,733,416
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    Rent expense to affiliated parties for the period from January 1, 1998 through May 11, 1998 and the year ended December 31, 1997 was $137,163 and $293,532, respectively. Rent expense to a non-affiliated party for the period from January 1, 1998 through May 11, 1998 and the year ended December 31, 1997 was $24,839 and $49,500, respectively.

6. CONCENTRATIONS

    Approximately 42% and 43% of sales for the period from January 1, 1998 through May 11, 1998 and the year ended December 31, 1997, respectively, were made to one customer. Accounts receivable from this customer amounted to $777,165 at May 11, 1998 and $676,428 at December 31, 1997.

    The Company's borrowings under the line of credit agreement and long-term debt are made from the same bank.

7. 401(K) PLAN

    The Company has a defined contribution plan (401(k)) covering substantially all permanent employees who have completed six months of services and are at least 18 years of age. Under the plan, the Company has agreed to contribute to each eligible participant's account an amount equal to 50% of the amount contributed by each participant, up to 6% of each participant's annual salary. The 401(k) expense was $7,518 for the period from January 1, 1998 through May 11, 1998 and $21,000 for the year ended December 31, 1997.

8. YEAR 2000 ISSUE -- UNAUDITED

    The Company has developed a plan to modify its information technology to be ready for the year 2000 and has begun converting critical data processing systems. The Company substantially completed the project during 1997. The Company does not expect the remaining project to have a significant effect on operations. The Company will continue to implement systems with strategic value, although some projects may be delayed due to resource constraints.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Lamsco West, Inc.
Milford, Connecticut

    We have audited the accompanying balance sheets of Lamsco West, Inc., a wholly-owned subsidiary of Alinabal Holdings Corporation, as of November 20, 1998, January 3, 1998 and December 28, 1996, and the related statements of income, retained earnings and cash flows for the period January 4, 1998 to November 20, 1998 and the years ended January 3, 1998 and December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lamsco West, Inc. as of November 20, 1998, January 3, 1998 and December 28, 1996, and the results of its operations and its cash flows for the period January 4, 1998 to November 20, 1998 and the years ended January 3, 1998 and December 28, 1996 in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut
March 5, 1999

                               LAMSCO WEST, INC.

                                 BALANCE SHEETS

                                                                        NOVEMBER 20,   JANUARY 3,   DECEMBER 28,
                                                                            1998          1998          1996
                                                                        ------------  ------------  ------------
ASSETS
Current Assets
  Accounts receivable, less allowance for doubtful accounts 1998
    $100,000; 1997 $75,000; 1996 $30,000 (Note 2).....................   $2,258,948   $  4,190,653   $1,195,504
  Inventories.........................................................    2,662,332      2,223,305    1,267,825
  Prepaid expenses....................................................       33,580         47,989       21,079
                                                                        ------------  ------------  ------------
    Total current assets                                                  4,954,860      6,461,947    2,484,408
                                                                        ------------  ------------  ------------
Equipment and Leasehold Improvements
  Machinery and equipment.............................................    1,804,692      1,596,146      920,908
  Leasehold improvements..............................................      275,908        146,629      114,297
                                                                        ------------  ------------  ------------
                                                                          2,080,600      1,742,775    1,035,205
  Less accumulated depreciation and amortization......................      711,132        530,923      380,195
                                                                        ------------  ------------  ------------
                                                                          1,369,468      1,211,852      655,010
                                                                        ------------  ------------  ------------
                                                                         $6,324,328   $  7,673,799   $3,139,418
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Excess of outstanding checks over bank balances.....................   $            $     37,400   $  168,415
  Accounts payable....................................................      509,838        905,978      400,540
  Accrued liabilities.................................................      275,910        984,547      193,033
                                                                        ------------  ------------  ------------
    Total current liabilities.........................................      785,748      1,927,925      761,988
                                                                        ------------  ------------  ------------
Commitments and Contingency (Notes 3 and 4)
Stockholder's Equity
  Common stock, $.01 par value; 20,000 shares authorized, 100 shares
    issued and outstanding............................................            1              1            1
  Paid-in capital.....................................................           99             99           99
  Retained earnings...................................................    5,538,480      5,745,774    2,377,330
                                                                        ------------  ------------  ------------
                                                                          5,538,580      5,745,874    2,377,430
                                                                        ------------  ------------  ------------
                                                                         $6,324,328   $  7,673,799   $3,139,418
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                       See Notes to Financial Statements.

                               LAMSCO WEST, INC.

                              STATEMENTS OF INCOME

                                                                     PERIOD FROM          FISCAL YEAR ENDED
                                                                   JANUARY 4, 1998   ----------------------------
                                                                   TO NOVEMBER 20,    JANUARY 3,    DECEMBER 28,
                                                                         1998            1998           1996
                                                                   ----------------  -------------  -------------
Net Sales
  Commercial sales (Note 2)......................................   $   28,095,863   $  33,382,982  $  10,593,249
  Intercompany sales.............................................          186,453         151,715        221,922
                                                                   ----------------  -------------  -------------
    Total net sales..............................................       28,282,316      33,534,697     10,815,171
Cost of Goods Sold...............................................       10,686,881      12,644,551      5,134,677
                                                                   ----------------  -------------  -------------
    Gross profit.................................................       17,595,435      20,890,146      5,680,494
Selling, General and Administrative Expenses (Notes 3 and 4).....        7,388,484      12,030,687      2,017,970
                                                                   ----------------  -------------  -------------
    Income before provision in lieu of income taxes..............       10,206,951       8,859,459      3,662,524
Provision in lieu of income taxes................................                                       1,282,000
                                                                   ----------------  -------------  -------------
    Net income...................................................   $   10,206,951   $   8,859,459  $   2,380,524
                                                                   ----------------  -------------  -------------
                                                                   ----------------  -------------  -------------

                       See Notes to Financial Statements.

                               LAMSCO WEST, INC.

                        STATEMENTS OF RETAINED EARNINGS

                                                                     PERIOD FROM          FISCAL YEAR ENDED
                                                                   JANUARY 4, 1998   ----------------------------
                                                                   TO NOVEMBER 20,    JANUARY 3,    DECEMBER 28,
                                                                         1998            1998           1996
                                                                   ----------------  -------------  -------------
Balance, beginning...............................................   $    5,745,774   $   2,377,330  $   1,187,193
  Net income.....................................................       10,206,951       8,859,459      2,380,524
  Cash transfers to parent, net..................................      (10,414,245)     (5,491,015)    (1,190,387)
                                                                   ----------------  -------------  -------------
Balance, ending..................................................   $    5,538,480   $   5,745,774  $   2,377,330
                                                                   ----------------  -------------  -------------
                                                                   ----------------  -------------  -------------

                       See Notes to Financial Statements.

                               LAMSCO WEST, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     PERIOD FROM          FISCAL YEAR ENDED
                                                                   JANUARY 4, 1998   ----------------------------
                                                                   TO NOVEMBER 20,    JANUARY 3,    DECEMBER 28,
                                                                         1998            1998           1996
                                                                   ----------------  -------------  -------------
Cash Flows From Operating Activities
  Net income.....................................................   $   10,206,951   $   8,859,459  $   2,380,524
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................          180,209         152,250         76,412
    Provision for doubtful accounts..............................           25,000          75,000          5,000
    Changes in working capital components:
      Decrease (increase) in accounts receivable.................        1,906,705      (3,070,149)      (800,651)
      Increase in inventories....................................         (439,027)       (955,480)      (424,968)
      Decrease (increase) in prepaid expenses....................           14,409         (26,910)       (12,955)
      (Decrease) increase in accounts payable....................         (433,540)        374,423        361,945
      (Decrease) increase in accrued liabilities.................         (708,637)        791,514        112,270
                                                                   ----------------  -------------  -------------
        Net cash provided by operating activities................       10,752,070       6,200,107      1,697,577
                                                                   ----------------  -------------  -------------
Cash Flows From Investing Activities
  Purchases of equipment and leasehold improvements..............         (337,825)       (709,092)      (507,190)
                                                                   ----------------  -------------  -------------
Cash Flows From Financing Activities
  Cash transfers to parent, net..................................      (10,414,245)     (5,491,015)    (1,190,387)
                                                                   ----------------  -------------  -------------
        Net increase in cash.....................................
Cash
  Beginning......................................................
                                                                   ----------------  -------------  -------------
  Ending.........................................................   $                $              $
                                                                   ----------------  -------------  -------------
                                                                   ----------------  -------------  -------------

                       See Notes to Financial Statements.

                               LAMSCO WEST, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 20, 1998

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Until November 20, 1998, Lamsco West, Inc. (the 'Company') was a wholly-owned subsidiary of Alinabal Holdings Corporation ('Alinabal' or 'Parent'). On November 20, 1998, the Company was sold to Compass Aerospace Corporation. The Company is engaged in the manufacturing of shims for the aerospace, defense and industrial markets. The Company's sales are primarily to customers located throughout the United States to whom they extend credit on an unsecured basis on terms it establishes for each individual customer.

ACCOUNTING PERIOD

    The Company utilizes a fiscal year that ends on the Saturday nearest to December 31. Fiscal years ended on January 3, 1998 ('fiscal year 1997') and December 28, 1996 ('fiscal year 1996') included 53 weeks and 52 weeks of activity, respectively. The accounting period, which ended on November 20, 1998, began on January 4, 1998 and included 46 weeks of activity.

ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenue from product sales at the time of shipment. The Company provides its customers the right to return products that are damaged or defective. The provision for such returns is estimated and current period sales and cost of sales are adjusted accordingly.

INVENTORIES

    Inventories, consisting principally of raw materials, are stated at the lower of cost (first-in, first-out method) or market.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are recorded at cost. Depreciation is provided primarily utilizing the straight-line method over the estimated useful lives of the respective assets which range from four to ten years. Leasehold improvements are amortized over the shorter of the remaining lease period or useful life of the respective asset.

EMPLOYEE BENEFIT PLANS

PENSION PLAN

    The Company participates in Alinabal's defined benefit pension plan. To be eligible, an employee must have completed one year of service and attained the age of twenty-one. The plan provides benefits based on years of service and the employee's compensation during their last five years of employment.

                               LAMSCO WEST, INC.

                               NOVEMBER 20, 1998

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROFIT SHARING AND SAVINGS PLAN

    Employees of the Company are included in Alinabal's 401(k) employee profit sharing and savings plan. Participants can make salary reduction contributions to the plan equal to the lesser of 15% of their earnings or the maximum allowable by the Internal Revenue Code. Company contributions are discretionary and determined annually.

INCOME TAXES

    Through fiscal year 1996, the Company filed a consolidated tax return with its Parent; accordingly, for fiscal year 1996, the Company recognized a provision in lieu of income taxes for its proportionate share of the Parent's income tax provision.

    Effective December 29, 1996, the Parent elected to be taxed under provisions of Subchapter S of the Internal Revenue Code (S Corporation Status), which provides that, in lieu of corporate income taxes, the stockholders separately account for their pro rata share of the income, deductions, losses and credits of the Company. State income taxes are generally insignificant to the Company due to state allocations and low tax rates. As a result, no provision for federal or state income taxes is made in these financial statements for the period from January 4, 1998 to November 20, 1998 and for fiscal year 1997.

    When the Parent elected S Corporation Status, the Parent became contingently liable for income taxes (built in gains tax) at the maximum corporate rate if certain assets are sold at a gain for a ten year period following the election. As a result of the sale of the Company, the Parent will be responsible for approximately $3,300,000 of built-in gains tax.

NOTE 2. MAJOR CUSTOMER

    During the period from January 4, 1998 to November 20, 1998 and during fiscal years 1997 and 1996, one customer accounted for approximately $20,807,000 (74%); $28,938,000 (86%); and $8,150,000 (75%), respectively, of the Company's net sales and approximately $2,000,000 (89%); $3,921,000 (94%); and $1,066,000
(89%), of the Company's accounts receivable at November 20, 1998, January 3, 1998 and December 28, 1996, respectively. If the Company were to lose this customer and was unable to find replacement customers, sales would be adversely affected.

    In March 1998, the Company signed an agreement in which the Company will be the sole source supplier of certain defined parts, primarily shims, to this customer in exchange for a 10% price reduction. The agreement contains certain circumstances in which the customer can elect not to purchase from the Company.

                               LAMSCO WEST, INC.

                               NOVEMBER 20, 1998

NOTE 3. ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                NOVEMBER 30,  JANUARY 3,  DECEMBER 28,
                                                                    1998         1998         1996
                                                                ------------  ----------  ------------
Customer advances.............................................   $            $  613,531   $
Accrued profit sharing........................................      110,000      176,680      130,700
Accrued payroll...............................................       41,886       40,376       23,559
Other.........................................................      124,024      153,960       38,774
                                                                ------------  ----------  ------------
                                                                 $  275,910   $  984,547   $  193,033
                                                                ------------  ----------  ------------
                                                                ------------  ----------  ------------

NOTE 4. LEASES

    The Company leases equipment and certain manufacturing facilities under operating leases. Future annual lease commitments under these operating leases are summarized as follows:

                                                                                     LEASE
FISCAL YEAR ENDING                                                                 COMMITMENT
--------------------------------------------------------------------------------  ------------
January 2, 1999.................................................................   $  266,651
January 1, 2000.................................................................      266,149
December 30, 2000...............................................................       33,695
December 29, 2001...............................................................       24,429
December 28, 2002...............................................................        1,834
                                                                                  ------------
                                                                                   $  592,758
                                                                                  ------------
                                                                                  ------------

    Rent expense was approximately $216,000, $278,000 and $121,000 during the period from January 4, 1998 to November 20, 1998 and during fiscal years 1997 and 1996, respectively.

NOTE 5. EMPLOYEE BENEFIT PLANS

PENSION PLAN

    Contributions to the Alinabal sponsored defined benefit pension plan, which were derived through application of various actuarial assumptions to the Company's employee group, approximated $37,000, $24,500 and $19,500 during the period from January 4, 1998 to November 20, 1998 and during fiscal years 1997 and 1996, respectively.

PROFIT-SHARING PLAN

    For the period from January 4, 1998 to November 20, 1998 and during fiscal years 1997 and 1996, the Company made contributions on behalf of its employees to Alinabal's profit-sharing and savings plan of approximately $16,000, $12,000 and $6,000, respectively.

NOTE 6. IMPACT OF YEAR 2000

    The Year 2000 ('Y2K') issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems will be unable to interpret dates beyond the year

                               LAMSCO WEST, INC.

                               NOVEMBER 20, 1998

NOTE 6. IMPACT OF YEAR 2000 (CONTINUED)
1999, which could cause a system failure or other computer errors, leading to disruptions in operations. The Company and its Parent have developed a three-phase program for Y2K information systems compliance. Phase I is to identify those systems with which the Company has exposure to Y2K issues. Phase II is the development and implementation of action plans to be Y2K compliant in all areas by mid 1999. Phase III, to be completed by late 1999, is the final testing of each major area of exposure to ensure compliance. The Company has identified three major areas determined to be critical for successful Y2K compliance: (1) financial and informational system applications, (2) manufacturing applications, and (3) third-party relationships.

    The Company, in accordance with Phase I of the program, is in the process of conducting an internal review of all systems and contacting all software suppliers to determine major areas of exposure to Y2K issues. In the financial and information system area, a number of applications have been identified as being Y2K compliant due to their recent implementation. The Company's core financial and reporting systems are not Y2K compliant but were already scheduled for replacement by early 1999. In the manufacturing area, the Company is in the process of identifying areas of exposure, however, it does not believe that there is material exposure in this area. In the third-party area, the Company has contacted most of its major third parties. Most of these parties state that they intend to be Y2K compliant by 2000.

    The Company currently believes the cost to replace the core financial and reporting systems will not be significant. The Company is interviewing outside consultants to undertake a portion of the work and expects most of the cost to be incurred during 1999. The Company has yet to determine what costs, if any, will be incurred in connection with the manufacturing area and the third-party area.

NOTE 7. SUBSEQUENT EVENT

    The Company's new parent, Compass Aerospace Corporation, is registering $110 million of debt securities with the Securities and Exchange Commission. This registration is expected to be filed on or about March 29, 1999. Effective November 20, 1998, the Company became a corporate guarantor of these debt securities.

                                    $110,000,000

                                   EXCHANGE OFFER

                           Compass Aerospace Corporation


                                       [LOGO]


                 10 1/8 Series B Senior Subordinated Notes due 2005


                                     PROSPECTUS

                                                    , 1999]







     Until                      , 1999 (90 days after the date of this
Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

                                      PART II

                     INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

COMPASS

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation or were or are serving at the request of the corporation as a director, officer, employee or agent of another corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees, or agents are fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability.

     Compass' By-laws provide that Compass shall, to the full extent authorized or permitted by law, indemnify any current or former director or officer of Compass. Subject to applicable law, Compass may indemnify an employee or agent of Compass to the extent that the Board of Directors may determine in its discretion.

     Article Seven of Compass' Certificate of Incorporation, as amended, provides that a director of Compass shall not be personally liable to Compass or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law for liability (a) for any breach of the duty of loyalty to Compass or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derived an improper personal benefit.

     Compass' directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

THE GUARANTORS

     The Guarantors are incorporated under the laws of the States of California (Pacific Hills, Western Methods and Wichita), Delaware (Aeromil, Modern and Sea-Lect), Kansas (Brittain Machine) and Washington (Barnes Machine). As with the General Corporation Law of the State of Delaware, the California Corporations Code, the Kansas General Corporation Code and the Washington Business Corporation Act authorize a corporation, under certain circumstances, to indemnify its directors and officers (including to reimburse them for expenses incurred).

     As with Compass' Certificate of Incorporation, as amended, and its By-Laws, each of the Guarantor's organizational documents and bylaws generally provide for the indemnification of officers and directors to the full extent permitted by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

(a)  Exhibits:


     Exhibit
     Number                        Description
     ------                        -----------
      3.1      Certificate of Incorporation of Compass Aerospace Corporation
               ("Compass"), as amended to date.

      3.2      By-Laws of Compass , as amended to date.

     *3.3 Certificate of Incorporation of AOM Acquisition Co. (which later changed its name to "Aeromil Engineering Company"), as amended to date.

     *3.4      Bylaws of AOM Acquisition Co.

     *3.5      Articles of Incorporation of Western Methods Machinery
               Corporation.

     *3.6      Bylaws of Western Methods Machinery Corporation.

     *3.7      Articles of Incorporation of Brittain Machine, Inc.

     *3.8      Bylaws of Brittain Machine, Inc., as amended to date.

     *3.9      Articles of Incorporation of Wichita Manufacturing, Inc.

     *3.10     Bylaws of Wichita Manufacturing, Inc.

     *3.11     Articles of Incorporation of  Barnes Machine, Inc.

     *3.12     Bylaws of Barnes Machine, Inc.

     *3.13 Certificate of Incorporation of SLP Acquisition Co. (which later changed its name to Sea-Lect Products, Inc.), as amended to date.

     *3.14     By-Laws of SLP Acquisition Co.

     *3.15 Articles of Incorporation of Lamsco West, Inc. (which later changed its name to Pacific Hills Manufacturing Co.), as amended to date.

     *3.16     Bylaws of Lamsco West, Inc., as amended to date.

     *3.17 Certificate of Incorporation of W.S.I. Inc. (which later changed its name first to Y.F. Americas, Inc., and then to Modern
               Manufacturing, Inc.), as amended to date.

     *3.18     By-Laws of W.S.I. Inc.

      4.1      Indenture, dated April 21, 1998, by and among Compass, the
               Guarantors listed therein and IBJ Whitehall Bank & Trust Company
               (formerly IBJ Schroder Bank & Trust Company) as Trustee, relating to the 10 1/8% Series B Senior Subordinated Notes due 2005 of
               Compass (the "New Notes") and the 10 1/8% Senior Subordinated
               Notes due 2005 of Compass (the "Outstanding Notes").

        4.2    Amended and Restated Credit Agreement, dated as of November 20,
               1998 and amended and restated as of February 11, 1999, by and among Compass, BankBoston, N.A. as agent and a lender, NationsBank, N.A.


                                 II-2


               as Co-Agent, the Lenders named therein, Royal Bank of Canada as Syndication Agent, General Electric Capital Corporation as
               Documentation Agent and BancBoston Robertson Stephens, Inc.
               as arranger..

        4.3    Security Agreement, dated November 20, 1998, by and among
               Compass, Compass' subsidiaries named therein, BankBoston, N.A. as agent and the lenders identified therein.

        4.4 Stock Pledge Agreement, dated as of November 20, 1998 by and among Compass, Brittain Machine, Inc., Sea-Lect Products, Inc.
               and BankBoston, N.A. as agent.

       *5.1    Opinion of Morgan, Lewis & Bockius, LLP, counsel to Compass.

       10.1 Employment Agreement, dated as of November 26, 1997, by and between Compass and Alexander Hogg.

      *10.2 Employment Agreement, dated as of September 21, 1998, by and between Compass and N. Paul Brost.

      *10.3 Employment Agreement, dated as of December 1, 1998, by and between Compass and Pasquale DiGirolamo.

       10.4    Compass Aerospace Corporation 1998 Stock Incentive Plan.

       10.5    Management Agreement, dated November 26, 1997, by and among
               Compass, Dunhill Bank Caribbean Ltd. and Hayes Capital
               Corporation, as amended to date.

       12.1 Statement regarding the computation of ratio of earnings to fixed charges for Compass.

      *21.1    Subsidiaries of the Company.

      *23.1    Consent of Ernst & Young, LLP.

      *23.2    Consent of Grant Thorton LLP.

       23.3    Consent of McGladery & Pullen, LLP.

      *23.4    Consent of Morgan, Lewis & Bockius LLP, counsel to Compass
               (included in Exhibit 5.1).

       24.1    Power of Attorney (included in signature page).

      *25.1    Statement of Eligibility and Qualification on Form T-1 of IBJ
               Whitehall Bank & Trust Company, as Trustee under the Indenture relating to the New Notes.

       27.1    Financial Data Schedule.

      *99.1    Form of Letter of Transmittal.

      *99.2    Form of Notice of Guaranteed Delivery.

      *99.3    Form of Exchange Agent Agreement.


------------------------
*        To be filed by amendment.

(b)  Financial Statement Schedules:

     Schedule II -- Valuation and Qualifying Accounts and Reserves

     All other schedules have been omitted because the information is not applicable or is not material or because the information required is set forth in the financial statements on the notes thereto.

ITEM 22.  UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and Compass being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on March 30, 1999.


                                        COMPASS AEROSPACE CORPORATION


                                        By:  /s/ Douglas M. Hayes
                                             ----------------------------------
                                             Douglas M. Hayes
                                             Chairman of the Board of Directors


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Douglas M. Hayes and Douglas B. Solomon, and each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requested or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


     Signature                          Title                                  Date
     ---------                          -----                                  ----

/s/ Douglas M. Hayes               Chairman of the Board of Directors      March 30, 1999
------------------------
Douglas M. Hayes



/s/ Alexander Hogg                 Director, President
------------------------           and Chief Executive Officer             March 30, 1999
Alexander Hogg



/s/ N. Paul Brost                  Vice President, Chief Financial
------------------------           Officer and Treasurer (Principal        March 30, 1999
N. Paul Brost                      Financial and Accounting Officer)



/s/ Douglas B. Solomon             Director and Secretary                  March 30, 1999
------------------------
Douglas B. Solomon



/s/ James P. Angus                 Director                                March 30, 1999
------------------------
James P. Angus


                                  II-5


          Signature                 Title                                       Date
          ---------                 -----                                       ----

/s/ Michael Dritz                  Director                                March 30, 1999
------------------------
Michael Dritz



/s/ Harald H. Ludwig               Director                                March 30, 1999
------------------------
Harald H. Ludwig



/s/ William R. Monkman             Director                                March 30, 1999
------------------------
William R. Monkman



/s/ Philip J. Olsson               Director                                March 30, 1999
------------------------
Philip J. Olsson


                               SIGNATURES


     Pursuant to the requirements of the Securities Act, each Additional Registrant listed on the cover page of this Registration Statement has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on March 30, 1999.


                                        AEROMIL ENGINEERING COMPANY
                                        BARNES MACHINE, INC.
                                        BRITTAIN MACHINE, INC.
                                        PACIFIC HILLS MANUFACTURING CO.
                                        MODERN MANUFACTURING, INC.
                                        SEA-LECT PRODUCTS, INC.
                                        WESTERN METHODS MACHINERY CORPORATION
                                        WICHITA MANUFACTURING, INC.




                                        By:  /s/ Douglas M. Hayes
                                             ----------------------------------
                                             Douglas M. Hayes
                                             Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Douglas M. Hayes and Douglas B. Solomon, and each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requested or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


      Signature                            Title                          Date
      ---------                            -----                          ----

/s/  Douglas M. Hayes         Chairman of the Board of Directors      March 30, 1999
------------------------      of each Additional Registrant
Douglas M. Hayes



/s/   Alexander Hogg          Director, and Chief Executive           March 30, 1999
------------------------      Officer of each Additional Registrant
Alexander Hogg



/s/   N. Paul Brost           Vice President, Chief Financial         March 30, 1999
------------------------      Officer and Treasurer (Principal
N. Paul Brost                 Financial and Accounting Officer)
                              of each Additional Registrant


/s/   Douglas B. Solomon      Director and Secretary of each          March 30, 1999
------------------------      Additional Registrant
Douglas B. Solomon




/s/   Harald H. Ludwig        Director of each Additional             March 30, 1999
------------------------      Registrant
Harald H. Ludwig


                                    EXHIBIT INDEX


        3.1.        Certificate of Incorporation of Compass Aerospace
                    Corporation ("Compass"), as amended to date.

        3.2.        By-Laws of Compass , as amended to date.

       *3.3. Certificate of Incorporation of AOM Acquisition Co. (which later changed its name to "Aeromil Engineering Company"), as amended to date.

       *3.4.        Bylaws of AOM Acquisition Co.

       *3.5.        Articles of Incorporation of Western Methods Machinery
                    Corporation.

       *3.6.        Bylaws of Western Methods Machinery Corporation.

       *3.7.        Articles of Incorporation of Brittain Machine, Inc.

       *3.8.        Bylaws of Brittain Machine, Inc., as amended to date.

       *3.9.        Articles of Incorporation of Wichita Manufacturing, Inc.

      *3.10.        Bylaws of Wichita Manufacturing, Inc.

      *3.11.        Articles of Incorporation of  Barnes Machine, Inc.

      *3.12.        Bylaws of Barnes Machine, Inc.

      *3.13. Certificate of Incorporation of SLP Acquisition Co. (which later changed its name to Sea-Lect Products, Inc.), as amended to date.

      *3.14.        By-Laws of SLP Acquisition Co.

      *3.15. Articles of Incorporation of Lamsco West, Inc. (which later changed its name to Pacific Hills Manufacturing Co.), as amended to date.

      *3.16.        Bylaws of Lamsco West, Inc., as amended to date.

      *3.17. Certificate of Incorporation of W.S.I. Inc. (which later changed its name, first to Y.F. Americas, Inc. and then to Modern Manufacturing, Inc.), as amended to date.

      *3.18.        By-Laws of W.S.I. Inc.

        4.1.        Indenture, dated April 21, 1998, by and among Compass, the
                    Guarantors listed therein and IBJ Whitehall Bank & Trust
                    Company (formerly IBJ Schroder Bank & Trust Company) as
                    Trustee, relating to the 101/8% Series B Senior Subordinated
                    Notes due 2005 of Compass (the "New Notes") and the 101/8%
                    Senior Subordinated Notes due 2005 of Compass (the
                    "Outstanding Notes").

        4.2.        Amended and Restated Credit Agreement, dated as of November
                    20, 1998 and amended and restated as of February 11, 1999, by and among Compass, Bank Boston, N.A. as Agent and a lender, NationsBank, N.A. as Co-Agent, the Lenders named therein, Royal Bank of Canada as Syndication Agent, General
                    Electric Capital Corporation as Documentation Agent and
                    BancBoston Robertson Stephens, Inc. as arranger..

        4.3.        Security Agreement, dated November 20, 1998, by and among
                    Compass, Compass' subsidiaries named therein, BankBoston, N.A. as agent and the lenders identified therein.




        4.4. Stock Pledge Agreement, dated as of November 20, 1998 by and among Compass, Brittain Machine, Inc., Sea-Lect Products,
                    Inc. and BankBoston, N.A. as agent.

       *5.1.        Opinion of Morgan, Lewis & Bockius, LLP, counsel to Compass.

       10.1. Employment Agreement, dated as of November 26, 1997, by and between Compass and Alexander Hogg.

      *10.2. Employment Agreement, dated as of September 21, 1998, by and between Compass and N. Paul Brost.

      *10.3. Employment Agreement, dated as of December 1, 1998, by and between Compass and Pasquale DiGirolamo.

       10.4.        Compass Aerospace Corporation 1998 Stock Incentive Plan.

       10.5.        Management Agreement, dated November 26, 1997, by and among
                    Compass, Dunhill Bank Caribbean Ltd. and Hayes Capital
                    Corporation, as amended to date.

       12.1. Statement regarding the computation of ratio of earnings to fixed charges for Compass.

      *21.1.        Subsidiaries of the Company.

      *23.1.        Consent of Ernst & Young, LLP.

      *23.2.        Consent of Grant Thorton LLP.

       23.3.        Consent of McGladery & Pullen, LLP.

      *23.4.        Consent of Morgan, Lewis & Bockius LLP, counsel to Compass
                    (included in Exhibit 5.1).

       24.1.        Power of Attorney (included in signature page).

      *25.1.        Statement of Eligibility and Qualification on Form T-1 of
                    IBJ Whitehall Bank & Trust Company, as Trustee under the
                    Indenture relating to the New Notes.

       27.1.        Financial Data Schedule.

      *99.1.        Form of Letter of Transmittal.

      *99.2.        Form of Notice of Guaranteed Delivery.

      *99.3.        Form of Exchange Agent Agreement.


--------------------
*    To be filed by amendment.

                                          COMPASS AEROSPACE CORPORATION

                                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                                 (IN THOUSANDS)


                                                                         ADDITIONS
                                            Balance at          Charged                                             Balance
                                             Beginning            to             Charged to                           at
              Description                       of             Costs and            Other                           End of
                                              Period           Expenses           Expenses       Deductions(1)      Period
As Compass Aerospace Corporation
YEAR ENDED DECEMBER 31, 1997
Reserve and allowance deducted
      from asset accounts
Allowance for uncollectible
      accounts.........................      $    -            $      -           $    49           $   18           $   31

YEAR ENDED DECEMBER 31, 1998
Reserve and allowance deducted
      from asset accounts
Allowance for uncollectible
      accounts.........................      $   31            $      3           $   776           $   54           $  756

As Brittain Machine, Inc.(2)
YEAR ENDED JUNE 30, 1996
Reserve and allowances deducted
      from asset accounts
Allowance for uncollectible
      accounts.........................      $    -            $      -           $     -           $    -           $    -

YEAR ENDED JUNE 30, 1997
Reserve and allowance deducted
      from asset accounts
Allowance for uncollectible
      accounts.........................      $    -            $      -           $     -           $    -           $    -
YEAR ENDED APRIL 21, 1998
Reserve and allowances deducted
      from asset accounts
Allowance for uncollectible
      accounts........................       $    -            $      -           $     -           $    -           $    -


(1)  Net of recoveries.

(2) Brittain Machine, Inc. is included as the predecessor of Compass Aerospace Corporation.

                                     S-1